Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF JUNE 5, 2008

BY AND AMONG

GLOBAL GEOPHYSICAL SERVICES, INC.,

WEINMAN GEOSCIENCE, INC.,

WGI SUB, LLC,

BARRY L. WEINMAN,

and

JANE L. WEINMAN

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 5th day of June, 2008 by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (the “Buyer”), WEINMAN GEOSCIENCE,  INC., a Texas corporation (the “Seller”), WGI Sub, LLC, a Texas limited liability company (“Sub”), Barry L. Weinman, an individual resident in Collin County, Texas (“Weinman”), and Jane L. Weinman, an individual resident in Collin County, Texas (together with Weinman, the “Shareholders”).

RECITALS

WHEREAS, Seller is engaged in the business of seismic data processing and interpretation (the “Business”);

WHEREAS, the Seller desires to transfer to the Buyer substantially all of the assets related to the Business, and the Buyer desires to acquire such assets, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following respective meanings:

“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the opening paragraph.

“Allocation Statement” has the meaning specified in Section 3.6(a).

“Annual Earnout EBITDA” is the EBITDA determined in accordance with Schedule 1.1A of this Agreement (i) for the period from June 1, 2008 through June 30, 2009, annualized by dividing the EBITDA so determined by 13 and multiplying the result by 12 and (ii) for the period from July 1, 2009 through June 30, 2010.

“Applicable Laws” has the meaning specified in Section 5.10.

“Assets” has the meaning specified in Section 2.1.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assignment and Assumption Agreement” has the meaning specified in Section 4.2(b).

“Business” has the meaning specified in the Recitals.

“Business Day” means any other day other than (a) a Saturday or a Sunday or (b) any other day on which banks in Houston, Texas are permitted or required to be closed.

“Buyer” has the meaning specified in the opening paragraph to this Agreement.

“Buyer Financial Statements” has the meaning specified in Section 6.7.

“Buyer MAE” means a single event, occurrence or fact that, together with all other events, occurrences and facts, would have, or would reasonably be expected to have a material adverse effect on the condition, business, or operations of the Buyer considered as a whole.

“Change of Control” has the meaning specified in Section 3.4(d).

“Claims” has the meaning specified in Section 8.1.

“Closing” shall mean the time at which the Seller transfers the Assets to the Buyer and the Buyer pays to the Seller the Initial Purchase Amount.

“Closing Balance Sheet” has the meaning specified in Section 3.6(a).

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock of the Buyer registered and listed in a Qualified Public Offering, as defined below.

“Contracts” has the meaning specified in Section 2.1(d).

“Earnout Amount” has the meaning specified in Section 3.4(a).

“Earnout Determination Date” has the meaning specified in Section 3.4(c)(v).

“Earnout Payment” has the meaning specified in Section 3.4(a).

“Earnout Period” means the period from June 1, 2008 through June 30, 2010.

“Earnout Trigger Event” has the meaning specified in Section 3.4(d).

“Effective Date” shall mean 11:59 p.m. on May 31, 2008.

“Employees” or “Employee” has the meaning specified in Section 7.3(a).

“Employment Agreements” has the meaning specified in Section 4.2(i).

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“Encumbrances” means liens, charges, pledges, options, mortgages, security interests, claims, easements, rights-of-way, servitudes, title defects, rights of third parties and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Environmental Laws” has the meaning specified in Section 5.8(g).

“Environmental Permits” has the meaning specified in Section 5.8(b).

“Equipment” has the meaning specified in Section 2.1(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning specified in Section 2.2.

“Financial Statements” has the meaning specified in Section 5.14.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such on the Closing Date by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof.

“General Conveyance” has the meaning specified in Section 4.2(b).

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Indemnified Party” has the meaning specified in Section 8.3.

“Indemnifying Party” has the meaning specified in Section 8.3.

“Individual Share” has the meaning specified in Section 3.5(d).

“Initial EBITDA Report” has the meaning specified in Section 3.4(c)(i).

“Initial Payment” has the meaning specified in Section 3.1.

“Instruments” has the meaning specified in Section 5.13.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, including without limitation, the names “Weinman” and “GeoScience”, the Seller’s logo, and the website “weinmangeoscience.com and any other web addresses ending in .com, .org and .net, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas,

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compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other similar proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Statements” has the meaning specified in Section 6.7.

“Key Employees” mean the individuals listed on Schedule 1.1B.

“Lease Assignments” has the meaning specified in Section 4.2(c).

“License Agreement” has the meaning specified in Section 4.2(j).

“Neutral Accountant” has the meaning specified in Section 3.4(c)(iii).

“Non-Compete Term” has the meaning specified in Section 7.4.

“Nonassignable Assets” has the meaning specified in Section 7.12.

“Notes” has the meaning specified in Section 3.3.

“Objection Notice” has the meaning specified in Section 3.4(c)(ii).

“Original Individual Share” has the meaning specified in Section 3.3.

“Party” means any Person who is a party to this Agreement.

“Permits” means the certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefore specifically associated with the maintenance and operation of the Assets or the Business.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory liens arising in the ordinary course of business, excluding any mortgage; and (iii) utility easements, building restrictions and such other encumbrances or charges against Real Property as are of a nature generally existing with respect to properties of a similar character.

“Person” shall mean a corporation, an association, a partnership, a limited liability company, a joint venture, an entity, an organization, a business, an individual or a Governmental Entity.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Purchase Price” has the meaning specified in Section 3.1.

“Real Property” has the meaning specified in Section 2.1(b).

“Qualified Departure” has the meaning specified in Section 3.5(d).

“Qualified Public Offering” means a firmly underwritten public offering of the Buyer’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, as

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long as following such offering the shares of Common Stock are listed on NASDAQ, any United States national securities exchange or the London Stock Exchange.

“Real Property” has the meaning specified in Section 2.1(b).

“Retained Liabilities” has the meaning specified in Section 2.4.

“Retention Adjustment” has the meaning specified in Section 3.4(a).

“Second Payment” has the meaning specified in Section 3.1.

“Seller” has the meaning specified in the opening paragraph to this Agreement.

“Seller Benefit Plans” means any employment, bonus, incentive compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, leave of absence, vacation, cafeteria, life, health, medical, disability, severance, , fringe benefit or other employee benefit plan entered into, established, maintained, sponsored, contributed or required to be contributed to for the benefit of any director, employee or consultant of Seller with respect to which any liability exists on the date of this Agreement or may exist at any time subsequent hereto.

“Seller MAE” means a single event, occurrence or fact that, together with all other events, occurrences and facts, would have, or would reasonably be expected to have, (x) a material adverse effect on the condition, business, or operations of the Assets considered as a whole or (y) a material adverse effect on the ability of the Buyer to operate the Business after the Closing Date.

“Seller’s Knowledge” means that the Seller will be deemed to have knowledge of a particular fact or other matter(s) if (a) any of the Shareholders have knowledge after reasonable internal enquiry of the employees of Seller who have specific responsibility over the applicable subject matter or (b) any of the following persons has actual knowledge: Victoria Sublette, Galen Threadgold, Charles Sicking, William McLain, and Stuart Nelan.

“Shareholders” has the meaning specified in the opening paragraph.

“Shares” means the shares of Common Stock possibly issued to the Seller and Sub in accordance with Section 3.3 and Section 3.4.

“Slip-Sweep Code” has the meaning specified in Section 7.6.

“Slip-Sweep Code License” has the meaning specified in Section 7.6.

“Solvent” has the meaning specified in Section 5.15.

“Stockholders Agreement” means the Global Geophysical Services, Inc. Stockholders Agreement, substantially in the form attached hereto as Exhibit F, as may be amended or restated.

“Sub” has the meaning specified in the opening paragraph to this Agreement.

“Sub Earnout Amount” has the meaning specified in Section 3.4(a).

“Sub Note” has the meaning specified in Section 3.5(a).

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“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit sharing, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, recording, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.

“TBCA” means the Texas Business Corporation Act, as amended.

“Transferred Employees” has the meaning specified in Section 7.3(a).

“Vehicles” has the meaning specified in Section 2.1(e).

“Weinman” has the meaning specified in the opening paragraph to this Agreement.

“Weinman Crew” has the meaning specified in Section 3.4(b).

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1          Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, and upon the terms and subject to the conditions contained herein, the Seller shall sell, assign, transfer, deliver and convey (or cause to be sold, assigned, transferred, delivered and conveyed) to the Buyer, and the Buyer shall purchase, free and clear of any Encumbrances, other than Permitted Encumbrances, the assets of the Seller, other than the Excluded Assets (as defined in Section 2.2, below), of every kind and description wherever located and whether tangible or intangible or real, personal or mixed, and as the same shall exist on the Closing Date, whether or not appearing on the books of the Seller, set forth below (collectively, the “Assets”) including, without limitation, the following:

(a)   Intentionally Omitted;

(b)   all of Seller’s real property (the “Real Property”), including the structures, improvements, buildings, and fixtures located thereon, and all other interests in such real property appurtenant thereto, including, without limitation, all leaseholds, easements, rights of way, licenses and other rights and interests of Seller pertaining to such real property, all as described on Schedule 2.1(b) attached hereto;

(c)   all fixtures and improvements, including storage facilities, laboratories, works, structures, fixtures, landings, construction in progress, improvements, betterments, installations and additions constructed, erected, or located at any Real Property, all to the extent owned and transferable by the Seller;

(d)   all of Seller’s right, title and interest of in, to and under the contracts, agreements, leases, commitments, licenses (including software licenses, end-user maintenance contracts, OEM and VAR contracts, and various professional services contracts), sales and purchase orders, product warranties and proprietary information relating primarily to the Business which remain

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in effect on the Closing Date, all of which are listed or described on Schedule 2.1(d) (collectively, the “Contracts”) and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to any of the Contracts;

(e)   all the trucks, trailers and other certificated vehicles used in the Business, including, without limitation, all of the items described in Schedule 2.1(e) (the “Vehicles”);

(f)    all of Seller’s furniture, equipment, machinery, apparatus, tools, dies, appliances, vehicles, pumps, motors, tanks, implements, spare parts, supplies, telephone equipment and all other office equipment and all other tangible personal property of every kind and description (other than the Vehicles) (the “Equipment”). The Equipment includes, without limitation, all of the items listed in Schedule 2.1(f);

(g)   all right, title and interest of Seller in computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used by Seller in the operation of such computer equipment and hardware, including, without limitation, all software, all of Seller’s rights under any licenses related to Seller’s use, at any time, of such computer equipment, hardware or software, and all leases pursuant to which Seller leases any computer equipment, hardware or software, all as set forth on Schedules 2.1(g) and 2.1(k);

(h)   all licenses, permits, certificates, approvals, qualifications and the like, issued or to be issued by any government or governmental unit, whether federal, state, local or other, primarily relating to the Assets or the Business, to the extent transferable or assignable by the Seller, including, without limitation, those listed on Schedule 2.1(h);

(i)    all of Seller’s intangible assets, including, without limitation, the Intellectual Property of Seller, including, without limitation, those items of Intellectual Property listed on Schedule 2.1(i), agreements by others not to compete, and all other rights and privileges owned by the Seller or related to the sale of the Assets;

(j)    except as provided in Section 2.2(b), all books and records relating to the Business including all customer lists, supplier lists, manuals, books, files, procedures, systems, financial records, business records, production and purchase records, advertising materials, and catalogues used primarily in the Business (including all data and information stored on discs, tapes or other media and such discs, tapes or other media);

(k)   all transferable computer programs or other software owned by Seller, including, without limitation, those described on Schedule 2.1(k);

(l)    the business and goodwill of the Seller;

(m)  all prepaid expenses and deposits of the Seller;

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(n)   any rights to causes of action, claims and demands that are or may be asserted by Seller relating primarily to the Business, including, without limitation, those listed on Schedule 2.1(n);

(o)   all insurance proceeds and insurance claims of Seller relating to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Seller is entitled to enforce with respect to the Assets against Seller’s predecessors in title to the Assets;

(p)   all of the Seller’s backlog of orders for unperformed work on existing customer contracts, all of which are (i) accepted by the Seller in the ordinary course of business prior to the Closing or (ii) listed in Schedule 2.1(p) attached hereto and, in each case, not invoiced or shipped or canceled prior to the Closing;

(q)   all Seller’s rights, pursuant to the equipment lease agreements and equipment loan agreements listed on Schedule 2.1(q), to use the leased equipment set forth on such Schedule; and

(r)    all other or additional privileges, rights, interests, properties and assets of the Seller of every kind and description and wherever located.

2.2          Excluded Assets.  The Assets to be transferred by the Seller hereunder shall include only those described or referred to in Section 2.1 and no other assets or properties of the Seller shall be transferred hereunder.  Without limiting the generality of the preceding sentence, the Assets shall not include the assets identified below (collectively, the “Excluded Assets”):

(a)   all cash and cash equivalents of Seller, including, without limitation, all bank accounts, petty cash of Seller, temporary cash investments and instruments representing same (including, without limitation, marketable securities);

(b)   any and all books and records pertaining to the Seller, to the extent such books and records are not necessary for the ongoing operations of the Business by the Buyer and specifically including (i) all minute books, stock ledgers, company seals, and any ownership interests of the Seller held in treasury, (ii) all records that the Seller is required by law to retain in its possession, including those portions of personnel records relating to disciplinary matters or containing personal medical or health information; and (iii) the Seller’s books and records relating to the Business’s fiscal years prior to 2007;

(c)   all accounts receivable and all earned but unbilled revenue as of the Effective Date, including the accounts receivable and earned but unbilled revenue identified on Schedule 2.2(c) attached hereto; and

(d)   the assets identified on Schedule 2.2(d).

Notwithstanding the foregoing, any claims or rights of the Seller under warranties relating to the Assets given by third parties shall be considered a Purchased Asset, to the extent transferable.

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2.3          Assumed Liabilities.  Subject to Section 2.4, the Buyer hereby assumes only the following obligations of the Seller (collectively, the “Assumed Liabilities”):

(a)   all accrued vacations liability, accrued bonus liability, deferred revenue/customer overpayments, and property taxes payable, all as set forth on Schedule 2.3;

(b)   all obligations of Seller under the express written terms of the Contracts;

(c)   the obligations identified in Section 3.2(b); and

(d)   the other obligations identified on Schedule 2.3.

2.4          Retained Liabilities.  Except for the Assumed Liabilities, the Buyer does not assume and is not in any way liable or responsible for any liabilities or obligations of the Seller or its Affiliates; it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that the Seller has as of the date hereof or may have in the future, whether fixed or contingent, whether known or unknown, and not expressly described in the definition of Assumed Liabilities shall be “Retained Liabilities” and remain the liabilities of the Seller.  Without limiting the generality of the foregoing, Seller shall remain liable for and shall promptly pay all trade accounts payable, received goods payable, and accrued accounts payable existing at the Effective Date, and shall retain all liabilities relating to the Excluded Assets, including but not limited to the Excluded Assets identified on Schedule 2.2(c) and Schedule 2.2(d).

2.5          Cooperation.  With respect to the Seller’s books and records that are retained by the Seller, including without limitation Seller’s corporate, accounting, auditing and tax books, records (including work papers) and other books and records relating to the Seller, the Business, the Assets, the employees of the Seller that are hired by the Buyer and the Assumed Liabilities, the Buyer and its representatives shall have the right to inspect and, at such party’s expense, to copy the same at any time during regular business hours for any proper purpose.  For a period of seven (7) years following the date hereof, the Seller agrees that it will not destroy any of such books and records without having first offered to deliver the same to the Buyer.

ARTICLE III

PURCHASE PRICE

3.1          Payment of Purchase Price.  Subject to the terms and conditions of this Agreement and the Notes, the price to be paid by the Buyer to the Seller for the Assets is an aggregate amount equal to Twenty Two Million and No/100 Dollars ($22,000,000) plus the Earnout Payment, as defined below (the “Purchase Price”), subject to the post-Closing adjustments to the Purchase Price as provided in Section 3.2 and Section 3.5.  On the Closing Date, the Buyer shall pay to the Seller, by wire transfer of same day funds (in accordance with written instructions provided by the Seller), an amount equal to Ten Million and No/100 Dollars ($10,000,000) (the “Initial Payment”).  In addition, Buyer shall pay to the Seller (and, to the extent of any assignment from Seller, to Sub) Twelve Million and No/100 Dollars ($12,000,000), which shall be paid by the Buyer in accordance with Section 3.3 and Section 3.5 hereof (the “Second Payment”).  In addition, the Seller (and, to the extent of any assignment from Seller, the Sub) shall, subject to the terms and conditions of this Agreement, be entitled to the Earnout Payment, as defined

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below, pursuant to Section 3.4 and Section 3.5 hereof. The Earnout Payment shall be considered part of the Purchase Price.

3.2          Prorations of Certain Amounts.

(a)   Notwithstanding Section 2.1(m), certain assets and liabilities of the Seller are to be allocated between the Buyer and the Seller, and the procedure for the allocation of such assets and liabilities are as follows:

(i)            with respect to utility charges which relate to billing periods beginning before the Effective Date and ending after the Effective Date, the responsibility for payment will be allocated based on the number of calendar days in the relevant billing period before and after the Effective Date;

(ii)           with respect to ad valorem property, real estate and similar type taxes for the applicable tax year, the responsibility of payment will be allocated between the parties based on the number of calendar days of each party’s ownership thereof in the relevant tax year, and for purposes of calculating this proration, the amounts of such taxes on properties owned by the Seller on the Effective Date will be deemed to be the same as those incurred for 2007;

(iii)          with respect to rentals payable on leased property included as part of the Assets relating to lease periods beginning before the Effective Date and ending after the Effective Date, the responsibility for payment will be allocated based on the number of calendar days in the relevant lease period before and after the Effective Date; and

(iv)          with respect to other prepaid expenses of the Seller, the responsibility for payment will be allocated based on the number of calendar days in the relevant period before and after the Effective Date.

(b)           Notwithstanding any other provision of this Agreement, for purposes of giving economic effect to the transaction as of the Effective Date rather than the Closing Date, the Buyer will bear and pay, or promptly reimburse the Seller, as the case may be, for all expenses incurred in the operation of the Business after the Effective Date (including without limitation salaries and related payroll taxes) until the Closing Date, and the Buyer will receive all revenues earned from the operation of the Business after the Effective Date until the Closing Date.

(c)   On the Closing Date, the Initial Payment will be increased or decreased to reflect any of the prorations described in this Section 3.2 that have been agreed to by the Buyer and the Seller.  With respect to other proration amounts, the Seller will deliver to the Buyer a report within forty-five (45) days after the Closing Date indicating any other proration adjustments that are known to Seller at that time, together with reasonable supporting documentation therefore.  The Buyer shall then have ten days to review the report and supporting documentation.  If the Buyer does not object to the report during such ten-day period, the Buyer or the Seller, as applicable, shall promptly make the adjustment payment called for by the report.  If the Buyer objects in writing to the report during such ten-day period, the Buyer and the Seller shall promptly meet and in good faith attempt to resolve such objection(s).  Any such objection(s)

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which cannot be resolved between the Buyer and the Seller within thirty (30) days following the Seller’s receipt of the Buyer’s objection(s) shall be resolved in accordance with the procedures set forth in Section 3.4(c)(iii) and payment shall be made by Buyer or Seller, as applicable, within seven (7) days following the final determination of the amount of the proration payment.  To the extent a proration amount is not known by Seller at the time of Seller’s initial report Seller shall deliver one or more subsequent reports to Buyer describing and quantifying a proration amount promptly after ascertaining the such proration amount, and the parties will proceed to resolve any disputes and make any required payments following the procedures set forth in this paragraph.

3.3          Second Payment.  The Second Payment will be paid as follows:  On the first Business Day following the closing of a Qualified Public Offering, the Buyer shall issue to the Seller and Sub a number of shares of Common Stock calculated by dividing their respective portions of the Second Payment by the price per share offered in the Qualified Public Offering; provided, however, that if the Qualified Public Offering has not been consummated by the date that is six months after the date of the Effective Date, then within 10 days thereafter, the Buyer shall issue to the Seller and Sub promissory notes, in the forms attached hereto as Exhibits D-1 and D-2, in an aggregate principal amount equal to the amount of the Second Payment (the “Notes”), in lieu of issuing any shares of Common Stock. If the Qualified Public Offering is consummated prior to the time all principal of the Notes has been paid, then on the date the Qualified Public Offering is consummated (i) interest will cease to accrue on the Notes,  (ii) the Buyer shall pay all accrued but unpaid interest in cash, and (iii) the Notes will be automatically converted into the number of shares of Buyer’s Common Stock calculated by dividing the outstanding aggregate principal of the Notes at the time of the conversion by the price per share offered in the Qualified Public Offering.  The Seller shall assign its right to receive 55% of the Second Payment to Sub.  Seller has or will assign ownership interests in Sub to the Key Employees in the proportions (each an “Original Individual Share”) set forth on a schedule to be provided by the Seller to the Buyer no later than five Business Days after the Closing, which assigned interests (a) will be the only interests in Sub having the right to receive distributions of or from Sub’s share of the Second Payment and the Earnout Payment, and (b) will be forfeited by the holder thereof upon such holder’s Qualified Departure.   The Parties agree that nothing herein shall obligate the Buyer to enter into a Qualified Public Offering.

3.4          Earnout Payment.

(a)   As additional consideration for the purchase of the Assets, the Seller shall be entitled to an additional payment from the Buyer (the “Earnout Payment”), subject, however to all the terms and conditions of this Section 3.4 and subject to the provisions of Section 8.6.  The amount of the Earnout Payment shall be equal to the Earnout Amount minus the Retention Adjustment.  The “Earnout Amount” shall be equal to the lesser of (x) (i) 5.95 times the average of the two Annual Earnout EBITDAs of the Business during the Earnout Period, less (ii) Twenty Two Million and No/100 Dollars ($22,000,000), and (y) Ten Million and No/100 Dollars ($10,000,000).  The “Retention Adjustment” means an amount equal to the product of (x) the aggregate Original Individual Shares of all persons who have had a Qualified Departure times (y) 55% of the Earnout Amount.  The Seller shall assign to Sub its right to receive a portion of the Earnout Payment equal to (x) 55% of the Earnout Amount minus (y) the Retention Adjustment (the “Sub Earnout Amount”), and the Seller shall retain its right to receive a portion of the Earnout Payment equal to 45% of the Earnout Amount.

For example, if

•                  The Earnout Amount is determined to be $10,000,000, and

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•                  Only one Key Employee has a Qualified Departure and that Key Employee’s Original Individual Share is 10%,

then

•                  The Earnout Payment will be $9,450,000,

•                  $4,500,000 of the Earnout Payment will be paid to the Seller, and

•                  $4,950,000 of the Earnout Payment will be paid to Sub.

(b)   During the Earnout Period, the Buyer shall account for the Business as a separate “crew” in Buyer’s accounting system (the “Weinman Crew”) in order that the Earnout Amount can be easily calculated.  The Buyer shall not make any change to the operation of the Business and the “Weinman Geosciences” division that would reasonably be expected to decrease the Earnout Amount (such as selling comparable services from, diverting customers to, or conducting a similar business in, some other division of the Buyer).  For purposes of calculating the Earnout Amount, the amount of corporate overhead allocated to the “Weinman Geosciences” division of the Buyer during the Earnout Period shall not exceed 5% of the gross revenue of the “Weinman Geosciences” division during the Earnout Period.  Furthermore, during the Earnout Period, the Buyer would provide at least $3,357,321.02 to the “Weinman Geosciences” division for capital expenditures and to fuel the long-term growth of the Business (including hiring additional employees and making investments), in accordance with Schedule 3.4(a) and Buyer’s normal budget and expense-authorization policies and procedures.

(c)         (i)            Within 60 days following the end of the Earnout Period, the Buyer shall provide to the Seller a report (the “Initial EBITDA Report”) containing a calculation of average annual Earnout EBITDA for the Earnout Period, together with a calculation of the Earnout Amount, if any, pursuant to Section 3.4(a).

(ii)           Unless Seller, within 45 days after delivery to it of the Initial EBITDA Report, delivers a notice to Buyer (an “Objection Notice”) (A) stating that Seller objects to any item or computation in connection with the calculation of average annual Earnout EBITDA for the Earnout Period, (B) specifying in reasonable detail the basis for such objection, and (C) containing a calculation of average annual Earnout EBITDA for the Earnout Period and the Earnout Amount pursuant to clause Section 3.4(a), the Initial EBITDA Report shall be deemed accepted by Seller.  During the 45-day period after Seller receives the Initial EBITDA Report, Seller and its representatives shall be afforded reasonable access to supporting documentation used by the Buyer to prepare, and shall be afforded reasonable access to the Buyer’s financial employees and accountants involved in the preparation of, the Initial EBITDA Report.

(iii)          If the Buyer and the Seller are unable to agree upon the calculation of average annual Earnout EBITDA for the Earnout Period within 30 days after an Objection Notice has been given by the Seller to the Buyer, such dispute shall be submitted by the Buyer and/or the Seller to a mutually acceptable nationally or regionally recognized independent accounting firm knowledgeable in the Seller’s industry, which has not had any relationship with the Buyer, the Seller or their Affiliates during the Earnout Period (the “Neutral Accountant”).  The Neutral Accountant shall calculate average annual Earnout EBITDA for the Earnout Period and the Earnout Amount, if any, pursuant to Section 3.4(a) within 30 days after its acceptance of its appointment in such capacity.  The calculation of average annual Earnout EBITDA during the Earnout Period

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and any Earnout Amount pursuant to Section 3.4(a) by the Neutral Accountant shall be binding upon the parties (absent manifest error).

(iv)          All fees and expenses relating to the work, if any, to be performed by the Neutral Accountant shall be borne equally by the Seller, on the one hand, and Buyer, on the other hand.

(v)           The date on which the calculation of the Earnout Payment with respect to the Earnout Period is determined to be final pursuant to the provisions of this Section 3.4, whether by expiration of the 45-day period described in Section 3.4(c)(ii) without delivery of an Objection Notice, final determination of such amount by the Neutral Accountant pursuant to Section 3.4(c)(iii), notice given by the Buyer under Section 3.4(e) below, or other agreement by the parties on any such final calculation, shall be referred to herein as the “Earnout Determination Date.”

(d)   Notwithstanding any other provision of this Section 3.4, if an Earnout Trigger Event occurs during the Earnout Period, the Earnout Amount will be fixed at Ten Million and No/100 Dollars ($10,000,000).  “Earnout Trigger Event” means (i) a Change of Control after which Richard Degner ceases to be the executive in charge of the Business, (ii) the direct or indirect acquisition by Buyer or any of Buyer’s Affiliates of a controlling interest in one or more seismic processing businesses (whether acquired through equity purchase, asset purchase, contractual arrangement, or otherwise) with aggregate gross annual revenues in the seismic processing business of at least $25,000,000, or (iii) the direct or indirect acquisition of a controlling interest in Buyer (whether acquired through equity purchase, asset purchase, contractual arrangement, or otherwise) by a purchaser with aggregate consolidated gross annual revenues in the seismic processing business of at least $25,000,000.  Buyer will be deemed to have a controlling interest in another business if that other business is an Affiliate of Buyer or if Buyer, directly or indirectly, has the power to direct or cause the direction of the management and policies of that other business or has at least 50% of the economic interest in that other business.  As used in Section 3.4(d), the term “Change in Control” shall have the meaning set forth in the Form of Employment Agreement, attached hereto as Exhibit E.

(e)   Notwithstanding any other provision of this Agreement, at any time, the Buyer may terminate all rights and obligations under Section 3.4(b) and (c)(i) through (vi) above by giving notice to the Seller that the Earnout Amount shall be Ten Million and No/100 Dollars ($10,000,000).

(f)         (i)            By the later of June 30, 2010 and 10 days after the Earnout Determination Date, either (A) the Buyer shall issue to the Seller a number of shares of Common Stock determined by dividing 45% of the Earnout Amount by the 20-trading-day average closing price of Common Stock for the 20-trading-day period immediately preceding the Earnout Determination Date, or (B) if a Qualified Public Offering has not been consummated by the Earnout Determination Date, the Buyer shall pay to the Seller an amount equal to 45% of the Earnout Amount by wire transfer of immediately available funds.

(ii)           By the later of December 31, 2010 and 10 days after the Earnout Determination Date, either (A) the Buyer shall issue to Sub a number of shares of

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Common Stock determined by dividing the Sub Earnout Amount by the 20-trading-day average closing price of Common Stock for the 20-trading-day period immediately preceding the Earnout Determination Date, or (B) if a Qualified Public Offering has not been consummated by the Earnout Determination Date, the Buyer shall pay to Sub an amount equal to the Sub Earnout Amount by wire transfer of immediately available funds.

3.5          Additional Adjustments to Purchase Price.

(a)   Upon the Qualified Departure of any Key Employee while the Note made in favor of Sub (the “Sub Note”) is outstanding, (i) the principal balance of the Sub Note will be reduced and cancelled in an amount and on the date set forth below, provided that if any payment on the Sub Note is past due on that date, the reduction in principal will be made on the day following the day that the Sub Note payments are brought current, and (ii) the accrued and unpaid interest attributable to the amount described in clause (i) of this sentence will be cancelled on the same date that the principal is cancelled:.

i.              If the Qualified Departure occurs before December 31, 2008, then on the date of such Qualified Departure, the principal balance of the Sub Note will be reduced and cancelled in an amount equal to the product of (x) the departing Key Employee’s Individual Share times (y) the outstanding principal balance of the Sub;

ii.             If the Qualified Departure occurs on or after December 31, 2008 but on or before June 5, 2009, then on June 6, 2009, the principal balance of the Sub Note will be reduced and cancelled in an amount equal to the product of (x) the departing Key Employee’s Individual Share times (y) the outstanding principal balance of the Sub Note (excluding any unpaid amounts which are already due and payable);

iii.            If the Qualified Departure occurs after June 5, 2009 but before December 1, 2009, then on the date of such Qualified Departure, the principal balance of the Sub Note will be reduced and cancelled in an amount equal to the product of (x) the departing Key Employee’s Individual Share times (y) the outstanding principal balance of the Sub Note (excluding any unpaid amounts which are already due and payable);

iv.            If the Qualified Departure occurs on or after December 1, 2009 but before December 31, 2009, then on the date of such Qualified Departure (but not before December 2, 2009), (a) the principal balance of the Sub Note will be reduced and cancelled in an amount equal to the product of (x) the departing Key Employee’s Individual Share times (y) the outstanding principal balance of the Sub Note (excluding any unpaid amounts which are already due and payable), and (b) Sub will pay an amount in cash to the Company equal to (x) the departing Key Employee’s Individual Share times (y) the amount of the Sub Note payment that became due on December 1, 2009, which payment will be made by Sub no later than the tenth day following the later of the date of the Qualified Departure and the date that Sub receives the payment under the Sub Note that is due on December 1, 2009; and

v.             If the Qualified Departure occurs on or after December 31, 2009 but before December 1, 2010, then on the date of such Qualified Departure, the

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principal balance of the Sub Note will be reduced and cancelled in an amount equal to the product of (x) the departing Key Employee’s Individual Share times (y) the outstanding principal balance of the Sub Note (excluding any unpaid amounts which are already due and payable).

(b)   Upon the Qualified Departure of any Key Employee while Sub owns Common Stock, Sub will forfeit and assign to the Buyer a number of shares of Common Stock equal to (x) the departing Key Employee’s Individual Share times (y) the total number of unvested shares of Common Stock then held by Sub.  Shares of Common Stock will vest on one of the following schedules:

i.              if Sub receives shares of Common Stock under Section 3.3 during 2008, then one-third of the shares held by Sub on December 31, 2008 will vest on December 31, 2008, one-half of the shares held by Sub on December 31, 2009 will vest on December 31, 2009, and all of the shares held by Sub on December 31, 2010 will vest on December 31, 2010;

ii.             if Sub receives shares of Common Stock under Section 3.3 during 2009, then one-half of the shares held by Sub on December 31, 2009 will vest on December 31, 2009, and all of the shares held by Sub on December 31, 2010 will vest on December 31, 2010; or

iii.            if Sub receives shares of Common Stock under Section 3.3 during 2010, then all of the shares held by Sub on December 31, 2010 will vest on December 31, 2010.

(c)   Sub shall not distribute to its members or otherwise sell, assign, transfer or dispose of any portion of the Notes that is subject to cancellation under Section 3.5(a) or any shares of Common Stock that are subject to forfeiture under Section 3.5(b).

(d)   As used in this Agreement,

“Individual Share” means a Key Employee’s Original Individual Share, provided that upon any Qualified Departure, each Key Employee’s Individual Share will be adjusted to equal a percentage determined by dividing (x) the Key Employee’s Original Individual Share by (y) the sum of the Original Individual Shares of the Key Employees who have not had Qualified Departures.

For example,

•                  if there were only four Key Employees and their respective Original Individual Shares were 10%, 20%, 30% and 40%, and

•                  if the Key Employee whose Original Individual Share was 20% had a Qualified Departure,

then

•                  the Individual Shares of the remaining Key Employees would be adjusted to equal 12.5%, 37.5% and 50%, respectively.

“Qualified Departure” means that the employment of a Key Employee by the Buyer and its Affiliates is terminated before December 31, 2010, provided that if a Key

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Employee’s employment is terminated as a result of the death or disability of the person, termination without Cause, resignation with Good Reason, or following a Change-in-Control of the Buyer, the termination will not be considered a Qualified Departure.  As used in the preceding sentence, the terms “Cause”, “Good Reason” and “Change in Control” shall have the meanings set forth in the Form of Employment Agreement, attached hereto as Exhibit E;

3.6          Allocation of Purchase Price.

(a)   Within 60 days after the Closing Date, the Seller shall deliver to the Buyer a proposed consolidated balance sheet of the Seller as of the Effective Date, without giving effect to the transaction whereby the Assets are purchased by the Buyer as contemplated hereby (such balance sheet, the “Closing Balance Sheet”).  The Buyer and the Seller shall then cooperate to develop and agree upon an allocation of the total consideration (as determined for federal income tax purposes) (which total consideration shall include the Purchase Price amount described in Section 3.1 and applicable Assumed Liabilities) among the Assets in accordance with Section 1060 of the Code (which the Parties agree shall apply to the transfer of all Assets pursuant to this Agreement) and the rules and regulations promulgated thereunder, and in conformity with Schedule 3.6. (as finally determined, the “Allocation Statement”).  If the Buyer and the Seller are unable to agree on the Allocation Statement within 90 days after the Seller delivers the Closing Balance Sheet, then either party may elect to have the determination of the Allocation Statement submitted to the Neutral Accountant for determination, whose determination shall be binding and conclusive on the Parties (absent manifest error).  The fees, costs and expenses of the Neutral Accountant in making the determination described in this Section 3.6 shall be borne fifty percent (50%) by each of the Buyer and the Seller.

(b)   The Buyer shall make available to the Seller, without cost or expense to the Seller, the Books and Records of the Seller that were acquired from the Seller, provide such access to the Buyer’s personnel during normal business hours as the Seller and its accountants reasonably require, and take such other actions reasonably necessary, in order to allow the Seller to prepare the Closing Balance Sheet.

(c)   The Buyer and the Seller agree to report the allocation of the total consideration (as described in the second sentence of Section 3.6(a)) among the Assets on their respective income Tax returns in accordance with the Allocation Statement, subject to appropriate adjustment to reflect the adjustment to the Purchase Price provided as provided in Section 3.2 and Section 3.5.

(d)   The Seller and the Buyer shall cooperate with each other in the preparation, execution and filing of (i) all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Code and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price and (ii) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the Internal Revenue Service and other appropriate taxing authorities.  All such filings and allocations shall be consistent with Schedule 3.6.

(e)   The Buyer and the Seller shall promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this Section 3.6 and keep one another informed with respect to the status of such challenge.

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ARTICLE IV

CLOSING

4.1          Closing.  The Closing is taking place simultaneously with the execution of this Agreement at the offices of Haynes and Boone, LLP, located at 1221 McKinney, Suite 2100, Houston, Texas 77010, at 10:00 a.m. (local time) on June 5, 2008, or at such other time and place as the parties mutually agree upon orally or in writing (the “Closing Date”).  The Closing may, with the consent of all parties, take place by delivering an exchange of documents by facsimile transmission or electronic mail with originals to follow by overnight mail service or courier.

4.2          Buyers Conditions to Close.  The obligation of Buyer to consummate the purchase and sale under this Agreement is, at the option of the Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Buyer in writing.

(a)   Representations, Warranties and Covenants.

(i)            The representations and warranties of the Seller contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date (without giving any effect to any supplement to the Disclosure Schedules), except that for purposes of this Section 4.2(a), in determining whether this condition has been satisfied, any such representation or warranty of the Sellers which is qualified by materiality shall be read and interpreted as if such qualification was not included therein (it being the intent of the parties not to apply a double materiality threshold in determining the satisfaction of this condition) and except that the representations and warranties in Section 5.1 and Section 5.2 shall be true, correct and complete in all respects.

(ii)           Each and all of the agreements and covenants of the Seller to be performed or complied with by them on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all respects.

(iii)          The Seller has delivered to the Buyer a certificate, dated the Closing Date, regarding the matters set forth in this Section 4.2.

(b)   The Seller has duly executed and delivered to the Buyer four (4) counterparts each of a General Conveyance, Transfer and Assignment, substantially in the form attached hereto as Exhibit A (the “General Conveyance”), and an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), together with such other bills of sale, assignments and other instruments of transfer, assignment and conveyance as the Buyer shall reasonably request, to vest in the Buyer good and marketable title to the Assets;

(c)   The Seller has duly executed and delivered to the Buyer four (4) counterparts each of an Assignment and Assumption of Lease Agreement for each of the lease agreements for the leased real property located at (i) 17103 Preston Road, Suite 200, Dallas, Texas 75248, (ii) Two Allen Center, 1200 Smith Street, Suite 1020, Houston, Texas 77002, and (iii) World Trade

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Center, 1625 Broadway, Suite 1150, Denver, Colorado 80202, substantially in the form attached hereto as Exhibit C, (collectively, the “Lease Assignments”).

(d)   The Seller has delivered to the Buyer evidence satisfactory to the Buyer of the release of any and all Encumbrances (other than Permitted Encumbrances) on the Assets.

(e)   The Seller has delivered to the Buyer evidence satisfactory to the Buyer that any transfer and assignment agreements or third-party consents necessary to transfer to the Buyer the sole right, title and interest in and to the Seller’s Intellectual Property, including, without limitation, the United States patent application relating to compensation for azimuthal anisotropy, have been executed, without the payment of any additional consideration.

(f)    The Seller has delivered to the Buyer evidence satisfactory to the Buyer that any transfer and assignment agreements or third-party consents necessary to transfer the Contracts to the Buyer have been obtained.

(g)   The Seller has delivered to the Buyer evidence satisfactory to the Buyer that all necessary licenses, consents or approvals of the Governmental Entities or other Persons with respect to the consummation of the transactions contemplated by this Agreement, have been obtained.

(h)   Certain Events.

(i)            No Seller MAE has occurred since the date of this Agreement;

(ii)           No claim shall have been made or threatened by any Person (other than the Shareholders) asserting that such Person is entitled to all or any portion of the Purchase Price payable for the Assets; and

(iii)          No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing, challenging, delaying or otherwise interfering with the consummation of transactions contemplated by this Agreement shall be in effect; provided, however, that the party invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated.

(i)    Each of the employees listed on Schedule 3.3 has duly executed and delivered to the Buyer an Employment Agreement, substantially in the form attached hereto as Exhibit E (the “Employment Agreements”);

(j)    The Seller has duly executed and delivered to the Buyer four (4) copies of the License Agreement, substantially in the form attached hereto as Exhibit G (the “License Agreement”);

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(k)   The Seller, Sub, each Key Employee and each Shareholder has executed and delivered to the Buyer an Investment Representation Letter, substantially in the form attached hereto as Exhibits H-1, H-2 and H-3, respectively; and

(l)    Delivery of Other Documents.  In addition to any documents referenced above, Buyer shall have received the following documents:

(i)            A certificate of the Secretary of the Seller, certifying to the Seller’s organizational and governing documents, good standing and existence, incumbency and such other matters as Buyer may reasonably request (with appropriate attachments);

(ii)           A copy, certified as of the Closing Date by the Seller, of the resolutions of the board of directors of the Seller authorizing the Seller’s execution, delivery and performance of this Agreement and each of the other agreements, instruments or documents to be delivered in connection herewith to which it is a party, the consummation of the transactions contemplated herein and therein, and the taking of all such other corporate action as shall have been reasonably required as a condition to or in connection with the consummation of the contemplated transactions;

(iii)          The Seller shall have (i) approved in accordance with TBCA Article 4.02, and Seller shall have executed and delivered to the Buyer, an amendment to its Articles of Incorporation, pursuant to TBCA Article 4.04 and in form suitable for filing with the Secretary of State of Texas pursuant to TBCA Article 4.05, changing its corporate name to a name that does not include the words “Weinman”, “GeoScience” or any other name under which Seller presently conducts business, and (ii) Seller shall have filed Statements of Abandonment of Assumed Name with the Texas Secretary of State and all counties where Seller has filed assumed name certificates, abandoning any assumed names used in the Business;

(iv)          A certificate of the Manager of Sub, certifying to Sub’s organizational and governing documents, good standing and existence, incumbency and such other matters as Buyer may reasonably request (with appropriate attachments);

(v)           A copy, certified as of the Closing Date by Sub, of the resolutions of the board of managers of Sub authorizing Sub’s execution, delivery and performance of this Agreement and each of the other agreements, instruments or documents to be delivered in connection herewith to which it is a party, the consummation of the transactions contemplated herein and therein, and the taking of all such other limited liability company action as shall have been reasonably required as a condition to or in connection with the consummation of the contemplated transactions; and

(vi)          Such other documents as may be reasonably requested by the Buyer.

4.3          Seller’s Conditions to Close.  The obligation of Seller to consummate the sale and purchase under this Agreement is, at the option of the Seller, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Seller in writing:

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(a)   Representations, Warranties and Covenants.

(i)            The representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date, except that for purposes of this Section 4.3(a), in determining whether this condition has been satisfied, any such representation or warranty of the Buyer which is qualified by materiality shall be read and interpreted as if such qualification was not included therein (it being the intent of the parties not to apply a double materiality threshold in determining the satisfaction of this condition) and except that the representations and warranties in Section 6.1 and Section 6.2 shall be true, correct and complete in all respects;

(ii)           Each and all of the agreements and covenants of the Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all respects; and

(iii)          The Buyer has delivered to the Seller a certificate signed by one of its duly authorized officers, dated the Closing Date, regarding the matters set forth in this Section 4.3.

(b)   The Buyer has paid the Initial Payment in accordance with Section 3.1;

(c)   The Buyer has duly executed and delivered to the Seller four (4) counterparts each of the General Conveyance, and the Assignment and Assumption Agreement;

(d)   The Buyer has duly executed and delivered to the Seller four (4) counterparts of each of the Lease Assignments;

(e)   The Buyer has duly executed and delivered to each of the employees listed on Schedule 3.3 the Employment Agreements.

(f)    The Buyer has duly executed and delivered to the Seller four (4) copies of the License Agreement; and

(g)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing, challenging, delaying or otherwise interfering with the consummation of transactions contemplated by this Agreement shall be in effect; provided, however, that the party invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated.

(h)   Delivery of Other Documents.  In addition to any documents referenced above, Seller shall have received the following documents:

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(i)            A certificate of the Secretary of the Buyer, certifying to the Buyer’s organizational and governing documents, good standing and existence, incumbency and such other matters as Seller may reasonably request (with appropriate attachments);

(ii)           A copy, certified as of the Closing Date by the Buyer, of the resolutions of the board of directors of the Buyer (A) authorizing the Buyer’s execution, delivery and performance of this Agreement and each of the other agreements, instruments or documents to be delivered in connection herewith to which it is a party, and authorizing the consummation of the transactions contemplated herein and therein, (B) constituting “Weinman Geosciences” as an un-incorporated division of the Buyer, which division would operate the Business following the Closing Date, (C) establishing the executive officer positions in the Weinman Geosciences division and describing the duties, authority, and reporting relationships pertaining to each such office, and (D) the taking of all such other corporate action as shall have been reasonably required as a condition to or in connection with the consummation of the contemplated transactions; and

(iii)          Such other documents as may be reasonably requested by the Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and the Shareholders hereby represent and warrant to the Buyer as follows:

5.1          Organization and Existence.

(a)   The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all necessary corporate power and authority to own and lease the Assets, to carry on the Business as such Business is currently conducted, and to perform all its obligations under this Agreement and any other agreements, instruments or documents to be delivered in connection herewith to which it is a party.  The Seller is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the Seller, the character of the Assets or the nature of the Business currently conducted by it requires it so to be qualified or licensed except where the failure to be so qualified or licensed would not reasonably be expected to result in a Seller MAE.  The Seller does not own, directly or indirectly, any capital stock or other interest in any corporation, partnership, joint venture or other entity other than Sub.  The Seller owns all of the outstanding membership interests in Sub.

(b)   Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, with all necessary limited liability company power and authority to perform all its obligations under this Agreement and any other agreements, instruments or documents to be delivered in connection herewith to which it is a party.  Sub has not conducted any business operations and has no employees.  Sub does not own, directly or indirectly, any capital stock or other interest in any corporation, partnership, joint venture or other entity.

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5.2          Authority.

(a)   The Seller has all necessary corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements, instruments and documents and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements, instruments and documents to be executed and delivered by the Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)   Sub has all necessary limited liability company power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary limited liability company action to authorize the execution and delivery of this Agreement and such other agreements, instruments and documents and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements, instruments and documents to be executed and delivered by Sub in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of Sub, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3          No Violations.  The execution and delivery of this Agreement by the Seller and Sub, the fulfillment of and compliance by them with the terms and conditions hereof and the consummation by them of the transactions contemplated hereby will not:

(a)   Contravene, conflict with or violate any of the provisions of the Articles of Incorporation or Bylaws of the Seller or the Certificate of Formation or Limited Liability Company Agreement of Sub;

(b)   (i) Result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which the Seller or Sub is a party or by which the Seller or Sub is bound or to which any of the Assets is subject, (ii) result in the creation of any Encumbrance on any of the Assets, or (iii) except as set forth on Schedule 5.13, give any Person the right to terminate any agreements assumed by the Buyer; or

(c)   To the Seller’s Knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon the Seller, Sub or the Assets.

5.4          Ownership of Assets.  Except as set forth in Schedule 5.4 attached hereto, the Seller owns the Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and, upon the Seller’s and the Buyer’s execution and delivery of this Agreement, the General Conveyance and the

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Assignment and Assumption Agreement, the Buyer will own the Assets, free and clear of all Encumbrances except for Permitted Encumbrances.  The tangible Assets are capable of being used in the Business as presently being conducted by the Seller.  The Assets conveyed pursuant to this Agreement are sufficient to permit the conduct of the Business in substantially the same manner immediately following the Closing as conducted immediately prior to the Closing. Without limiting the foregoing, no Affiliate of the Seller owns or controls any assets used in the conduct of the Business.

5.5          Intellectual Property.

(a)   Except as set forth on Schedule 5.5(a) to this Agreement, the Seller owns or has the right to use all of its Intellectual Property rights, free and clear of all Encumbrances. The Seller is not obligated to make any payment to any Person for the use of any such Intellectual Property rights and has not developed jointly with any other Person any of the foregoing with respect to which any other Person has any rights.

(b)   The Seller has taken reasonable steps to protect and maintain the confidentiality and secrecy of all such Intellectual Property rights (other than as necessary to obtain patent protection therefore) and otherwise to maintain and protect the value thereof.

(c)   To the Seller’s Knowledge, none of the Seller’s Intellectual Property rights infringed or conflicted with or now infringes or conflicts with any Intellectual Property rights owned or used by any other Person. To the Seller’s Knowledge, the Seller (i) is not currently infringing, misappropriating or making any unlawful use of any Intellectual Property owned or used by any other Person and (ii) has not infringed, misappropriated or made any unlawful use of, or received actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property owned or used by any other Person. Seller has not received any notice or other communication (in writing or otherwise) of any of the foregoing. To the Seller’s Knowledge, no other Person was infringing, misappropriating or making any unlawful use of, and no Intellectual Property owned or used by any other Person infringed or conflicted with, any of Seller’s Intellectual Property.

(d)   The Intellectual Property rights included in the Assets constitute all the Intellectual Property necessary to enable the Seller to conduct the Business in the manner in which the Business is being conducted and to allow the Buyer to conduct the Business in the same manner. The Seller has not licensed any of the Seller’s Intellectual Property to any Person on an exclusive basis, or entered into any covenant not to compete or contract limiting its ability to exploit fully any of its Intellectual Property or to transact business in any market or geographical area or with any Person, except as set forth in Schedule 5.5(d) to this Agreement.

(e)   All current employees of the Seller have executed and delivered to the Seller a confidentiality agreement that is substantially similar to the form attached as Appendix A to this Agreement. To the Seller’s Knowledge, none of such employees is in violation of any such agreement.

(f)    Except as set forth on Schedule 5.5(f) to this Agreement, Seller has not granted or suffered any license or sublicense of any rights under or with respect to any of Seller’s Intellectual Property.

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5.6          Litigation.

(a)   There is no litigation and there are no Proceedings pending, instituted or, to the Seller’s Knowledge, threatened against the Seller and relating to the Business, the Assets or the Assumed Liabilities before any Governmental Entity applicable to or binding upon the Seller or any of the Assets.

(b)   To the Seller’s Knowledge, neither the Seller nor any of the Assets, is subject to any judicial or administrative judgment, order, decree or restraint currently affecting the Business or the Assets in a manner that is material and adverse to the Business taken as a whole.

5.7          Governmental Approval.  To the Seller’s Knowledge, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby.

5.8          Environmental Matters.   To the Seller’s Knowledge:

(a)   The Seller has received no written notice of any investigation or inquiry by any Governmental Entity under any Environmental Laws (as defined below) relating to the ownership or operation of the Assets or the Real Property.  The Seller has not disposed of any hazardous material (as defined below) on any of the Real Property and, except as set forth on Schedule 5.8(a) attached hereto, no condition exists on any of the Real Property which would subject the Seller to any remedial obligations under any Environmental Laws.

(b)   the Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, Environmental Laws (“Environmental Permits”) and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in all Environmental Laws relating to the Real Property.

(c)   Except as set forth on Schedule 5.8(c) attached hereto, neither the Seller, nor, to the Seller’s Knowledge, any prior owner or operator of the Real Property, has caused or allowed the generation, use, treatment, storage or disposal of hazardous materials at or on the Real Property except in accordance with all Environmental Laws.

(d)   The Seller has not received any notice, nor is the Seller aware, of any proposal to amend, revoke or replace any Environmental Permit, or requiring the issuance of any additional Environmental Permit.

(e)   The Seller has not received inquiry or notice of any actual or potential proceedings, claims, lawsuits or losses related to or arising under any Environmental Laws.

(f)    The Seller is not currently operating or required to be operating any of the Real Property or the Assets under any compliance order, schedule, decree or agreement, any consent

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decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

(g)   For purposes of this Agreement, “Environmental Laws” means any and all Applicable Laws pertaining to (x) the control of any potential pollutant or protection of the air, water or land, (y) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (z) exposure to hazardous, toxic or other substances alleged to be harmful.  “Environmental Laws” shall include all such laws in effect in any and all jurisdictions in which the Seller’s assets are located or in which the Seller has conducted operations, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Texas Water Code, the Texas Solid Waste Disposal Act, and other environmental conservation or protection laws.  For purposes of this Agreement, the term “hazardous material” means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas and natural gas liquids.

5.9          No Brokers.  Except for Jefferies & Company, Inc., the Seller has not employed or authorized anyone to represent it as a broker, finder or consultant in connection with the transactions contemplated by this Agreement, and, except for Jefferies & Company, Inc., no broker, consultant, finder or other Person is entitled to any commission, finder’s or consulting fee from the Seller in connection with such transactions.  The Seller will indemnify and hold harmless the Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses the Buyer may sustain or incur as a result of any claim for a commission or fee by a broker, finder or consultant acting on behalf of the Seller.

5.10        Compliance With Laws.  To the Seller’s Knowledge, the Seller is not in violation of or in default under any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation (collectively, “Applicable Laws”) relating to the ownership, maintenance or operation of the Assets or the Business, which violation or default materially and adversely affects the Seller’s ownership, maintenance or operation (as presently conducted) of the Assets, and no claim is pending or, to the Seller’s Knowledge, threatened with respect to any such matters which if determined adversely to the Seller would have such effect.

5.11        Seller MAEs.  Except as set forth in Schedule 5.11 attached hereto, since December 31, 2007, to the Seller’s Knowledge, there has not been:

(a)   Any Seller MAE;

(b)   Any granting by the Seller to any employee of the Seller of any increase in the rate or form of compensation, employee benefits, severance pay or termination pay;

(c)   Any damage, destruction or loss, whether or not covered by insurance, that has a Seller MAE; or

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(d)   Other than in the ordinary course of business: any sale, lease or other disposition by the Seller of any material amount of assets or any interests therein, or entering into any agreement by the Seller granting to any third person a right to purchase, lease or otherwise acquire any material amount of assets or interests therein.

5.12        Employee Matters.

(a)   There are no collective bargaining or other labor union agreements to which the Seller is a party or by which it is bound.  To the Seller’s Knowledge, the Seller has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or walkouts.

(b)   The Seller does not maintain, contribute to, or have an obligation to contribute to, or has not maintained nor contributed to, nor has had an obligation to contribute to, any employee benefit plan (including plans of Affiliates) that is covered by Title IV of ERISA or subject to Section 302 of ERISA or Section 412 of the Code (or any equivalent foreign Law), or which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (or constitutes a similar plan under any equivalent foreign Law).  The Seller has no or has had no obligation to reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA (or any equivalent foreign Law).

(c)   Schedule 5.12(c) sets forth a true, complete and accurate list of all Seller Benefit Plans.  Correct and complete copies of the Seller Benefit Plans, any amendments thereto, any trusts related thereto, all Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation rulings or determinations, annual reports, summary plan descriptions, and actuarial and other financial reports, and such other documentation as reasonably requested by the Buyer, have been provided to the Buyer.  To the Seller’s Knowledge, the Seller Benefit Plans comply with and have been maintained and administered in accordance with the terms of such plans and the requirements of the Applicable Laws of the jurisdictions in which the Seller has its operations or employs employees or that may apply to the Seller Benefit Plans, including the filing, reporting or disclosure relating to such Seller Benefit Plans.  The Seller has not incurred, and, to the Seller’s Knowledge, no facts exist that reasonably could be expected to result in, liability to a Seller as a result of a termination, withdrawal or funding waiver with respect to any Seller Benefit Plan.  Each Seller Benefit Plan may be amended or terminated at any time by the Seller without triggering a penalty or an obligation to make any additional contributions to such plan.

5.13        Instruments in Full Force and Effect.  The Contracts constituting a part of the Assets (collectively, the “Instruments”) (i) are valid and binding on Seller and in full force and effect, (ii) have not been amended or supplemented in any manner or respect except as disclosed, and (iii) except those Instruments set forth on Schedule 5.13, will be enforceable by the Buyer in accordance with their respective terms upon assignment and assumption.  There are no defaults by the Seller thereunder and the Seller knows of no defaults thereunder by any other party thereto, and, to the Seller’s Knowledge, no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder.  Except for those Instruments set forth on Schedule 5.13, none of the rights under the Instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by the Buyer after the Closing without the authorization, consent, approval, permit or licenses of, or filing with, any other Person.

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5.14        Financial Statements.  Attached as Schedule 5.14 are true, correct and complete copies of the unaudited consolidated balance sheet and statements of income, cash flows and stockholders’ equity of the Seller as of and for the year ended December 31, 2007 (the “Financial Statements”).  The Financial Statements (i) fairly present the financial position of the Seller as of the date thereof and the results of operations and changes in stockholders’ equity of the Seller for the period indicated therein, all in accordance with GAAP and (ii) have not been rendered by any actual fact or condition untrue, incomplete or unfair as representations of the consolidated financial condition or results of operations of the Seller by events subsequent to the date of the Financial Statements.

5.15        Financial Solvency.  Prior to and immediately following the Closing, the Seller is Solvent.  As used in this Section 5.15, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair salable value) of the assets of the Seller is not less than the total amount required to pay the probable liabilities on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Seller is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) the Seller has not incurred debts or liabilities beyond its ability to pay such debts and liabilities as they mature; and (iv) the Seller does not engage in any business or transaction and nor is about to engage in any business or transaction for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice of the industry in which each is engaged.  In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

5.16        Taxes.  The Seller has duly filed when due, including any extensions, all Tax reports and returns in connection with and in respect of the Business, its assets and employees, and has timely paid and discharged all Taxes shown thereon.  The Seller has made available to the Buyer, to the extent requested by the Buyer, all Tax reports and returns of the Seller for all periods ending prior to the date hereof.  The Seller has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Seller, nor has the Seller executed any waiver of any statute of limitation on the assessment or collection of any Tax or executed or filed with the IRS or any other Governmental Entity any agreement now in effect extending the period for assessment or collection of any Taxes against the Seller.

5.17        Investment in Shares.  Each of the Seller and Sub has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of the Shares.  Each of the Seller and Sub understands that the Shares are “restricted securities” under the Stockholders Agreement, and applicable federal securities laws and that applicable securities laws provide in substance that it may dispose of the Shares only in accordance with the Stockholders Agreement and only pursuant to an effective registration statement under such laws or an exemption therefrom, and it understands that the Buyer has no obligation or intention to register the Shares under applicable securities laws.

5.18        Expenses.  From the Effective Date until the Closing Date, Seller has not incurred any expenses except for those incurred in the ordinary course of business.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Shareholders as follows:

6.1          Organization and Existence.  The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted, and to perform all its obligations under this Agreement and any other agreements, instruments or documents to be delivered in connection herewith to which it is a party.  The Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in the United States in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it to be so qualified or licensed unless the failure to so qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of the Buyer taken as a whole.

6.2          Authority.  The Buyer has all necessary corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by the Buyer in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of the Buyer, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3          No Violations.  The execution and delivery of this Agreement by the Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

(a)   Contravene, conflict with or violate any of the provisions of the Certificate of Incorporation or Bylaws of the Buyer or any resolutions adopted by the board of directors of the Buyer;

(b)   Result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which the Buyer is a party or by which the Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets; or

(c)   To the Buyer’s knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon the Buyer.

6.4          Governmental Approval.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in

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connection with the execution and delivery, of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated herein.

6.5          Litigation.  There is no litigation and there are no Proceedings pending, instituted or, to the knowledge of the Buyer, threatened against the Buyer that could reasonably be expected to have a material adverse effect on the business or financial condition of the Buyer taken as a whole or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement or the payment of any portion of the Purchase Price.

6.6          Compliance With Laws.  To the Buyer’s knowledge, the Buyer is not in violation of or in default under any Applicable Laws relating to the ownership, maintenance or operation of its assets or the conduct of its business, which violation or default materially and adversely affects the Buyer’s ownership, maintenance or operation (as presently conducted) of its assets, and no claim is pending or, to the Buyer’s knowledge, threatened with respect to any such matters which if determined adversely to the Buyer would have such effect.

6.7          Financial Statements.  Attached as Schedule 6.7 are true, correct and complete copies of the unaudited consolidated balance sheet and statements of income, of the Buyer as of and for the three months ended March 31, 2008 (the “Interim Statements”) and the audited consolidated balance sheet and statements of income, cash flows and stockholders’ equity of the Buyer as of and for the years ended December 31, 2006 and 2007 (the “Buyer Financial Statements”).  The Buyer Financial Statements (i) fairly present the financial position of the Buyer as of the date thereof and the results of operations and changes in stockholders’ equity of the Buyer for the period indicated therein, all in accordance with GAAP and (ii) have not been rendered by any actual fact or condition untrue, incomplete or unfair as representations of the consolidated financial condition or results of operations of the Buyer by events subsequent to the date of the Buyer Financial Statements. The Interim Statements have been prepared for the internal use of Buyer’s management, do not contain footnotes, and have not been audited or reviewed by Buyer’s external or internal auditors. THE BUYER HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, IN RESPECT OF THE INTERIM FINANCIAL STATEMENTS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THEIR PRESENTATION OF BUYER’S FINANCIALCONDITION OR THEIR COMPLIANCE WITH GAAP.

6.8          The Notes and the Shares.  At the time of issuance of the Shares, the Shares will have been duly authorized by Buyer and, when issued and delivered as provided in this Agreement, the Shares will be validly issued, fully paid and non-assessable.  At the time of issuance of the Notes, the Notes will have been duly executed by the Buyer and will be the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.

6.9          The Offering Memorandum.

(a)   The information concerning the business, financial condition and results of operations of the Buyer, which is set forth in that certain Confidential Preliminary Offering Circular prepared in connection with a proposed sale of senior notes due 2012 by the Buyer, and provided to the Seller as part of Seller’s due diligence review of the business and operations of Buyer, was accurate and complete as of November 9, 2007, subject in each case to the disclaimers and limitations set forth therein.  The Seller acknowledges that such Circular is a draft

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document prepared for purposes of a proposed offering of debt, not equity, in the 144A market and the Buyer makes no representation that such Circular in fact sets forth all information that Seller may consider material in evaluating an investment in the Shares. The Buyer makes no representation as to any information contained in such Confidential Preliminary Offering Circular subsequent to November 9, 2007.

(b)   Since November 9, 2007, there has not been any Buyer MAE.

(c)   There is no “default” or “event of default” under the Loan Agreement (as such term is defined in the Notes).

6.10        No Brokers.  Except for Jefferies & Company, Inc., the Buyer has not employed or authorized anyone to represent it as a broker, finder or consultant in connection with the transactions contemplated by this Agreement, and no broker, finder, consultant or other Person is entitled to any commission, finder’s or consulting fee from the Buyer in connection with such transactions.  The Buyer will indemnify and hold harmless the Seller from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses the Seller may sustain or incur as a result of any claim for a commission or fee by a broker, finder or consultant acting on behalf of the Buyer.

ARTICLE VII
COVENANTS AND AGREEMENTS OF THE PARTIES RELATING TO

 AND SUBSEQUENT TO THE CLOSING

The Seller and the Buyer hereby mutually covenant and agree as follows:

7.1          Expenses.  Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.

7.2          Certain Taxes.  The Buyer shall be liable for and shall pay all sales, transfer or similar Taxes, if any, resulting from the consummation of the transactions contemplated hereby, and the Buyer and the Seller agree to cooperate with each other (i) to obtain all available exemptions from such Taxes and (ii) to reduce the amount of Taxes or other assessments imposed on or charged to the Seller or the Buyer as a result of the consummation of the transactions contemplated by this Agreement; provided, that neither the Seller nor the Buyer shall be obligated to take any action that it determines, in its sole discretion, may subject it to additional Taxes, liabilities or expenses.

7.3          Employee Matters.

(a)   Attached hereto as Schedule 7.3 is a list of all of the employees of the Seller as of the Closing Date (collectively, the “Employees” and each an “Employee”).  Effective upon the Closing, the Buyer shall (i) offer employment to each Employee and (ii), subject to such offeree executing a confidentiality agreement (or employment agreement containing confidentiality obligations) in favor of the Buyer, hire each Employee on terms and conditions of employment

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that, subject to this Section 7.3, are no less favorable, in all material respects, than the terms and conditions of employment that apply to such Employees immediately prior to the Closing Date, including salary, wages, other cash compensation and employee benefits.  Employees who accept the offer of employment (including those who enter into separate employment agreements) with the Buyer shall be referred to herein collectively as the “Transferred Employees.”  Subject to Section 2.5 and Applicable Law, the Seller will provide the Buyer access to employee personnel files and information on medical and workmen’s compensation claims with respect to the Transferred Employees promptly after the Closing.  Effective upon the Closing, the Seller shall terminate the employment of all Employees other than the Shareholders.

(b)   Each Transferred Employee shall be eligible to participate in the Buyer’s employee benefit plans and programs on terms at least as favorable as those applicable to all of Buyer’s current employees, including equity-based compensation plans.  For purposes of determining seniority or time of service with the Buyer, the Transferred Employees will be given full credit for their respective periods of employment with the Seller.  Within ten (10) days after the Closing, the Buyer will grant options to purchase shares of the Buyer’s Class B Common Stock to the persons and in the amounts set forth on Schedule 7.3.

(c)   The Buyer and the Seller shall complete and furnish to each other such other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Section 7.3.

7.4          Agreement to Not Compete.  The Seller, Sub and Weinman agree that for a period of two years following the Closing Date (the “Non-Compete Term”), or until a payment default occurs under the Notes, whichever is earlier, the Seller, Sub and Weinman will not, either directly or indirectly, or through, on behalf of, or in conjunction with any Person, perform any services for, engage in or acquire, be an employee of, or have any financial interest in, or have any interest whatsoever in, any business (other than the Buyer) where such business is directly competitive with the Business as such Business is being conducted at the time of Closing and in the geographic area of the State of Texas.

7.5          Non-Interference with Relationships.  During the Non-Compete Term, neither the Seller, Sub nor Weinman shall directly:

(a)   (i) Induce or attempt to induce any employee, consultant, or independent contractor of the Buyer to leave the employ of the Buyer unless, in each case prior to any such inducement or attempted inducement, such employee, consultant, or independent contractor is no longer employed by the Buyer, or (ii) assist any other Person in hiring any such employee other than by furnishing employment data and recommendations when solicited by a potential employer; or

(b)   advise customers or suppliers of the Buyer to withdraw, curtail or cancel business with the Buyer.

7.6          Slip —Sweep Data Processing Code License.  The Seller has previously furnished to the Buyer a copy of certain software modules used for processing of “slip sweep” data recently written by the Seller based on processing flow algorithms specified by the Buyer (the “Slip-Sweep Code”). The Seller hereby grants the Buyer an irrevocable nonexclusive, non-transferable, non-sublicensable worldwide license (the “Slip-Sweep Code License”) to use the Slip-Sweep Code in Buyer’s operations.  In consideration of Slip-Sweep Code License and the timely delivery of the Source Code, the Buyer shall

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pay the Seller at Closing a one-time license fee in the amount of One Hundred Thousand and No/100 Dollars ($100,000) for such license, which license shall be merged into Buyer’s title to the Slip Sweep Code upon the Closing.

7.7          Specific Performance.  The Seller, Sub and Weinman acknowledge and agree that any breach of the restrictive covenants set forth in Sections 7.4 and 7.5 hereof will result in irreparable damage to the Buyer for which there will be no adequate remedy at law, and Buyer shall be entitled to seek an injunction, issued by any court of competent jurisdiction, in favor of the Buyer, enjoining any breach of such covenant, without prejudice to any other right or remedy to which the Buyer may be entitled.  In the event that any part of Sections 7.4 or 7.5 hereof is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time or too large a geographic area or over too great a range of activities, that section is to be interpreted to extend only over the maximum period of time, geographic area or range of activities required to render it valid and enforceable.

7.8          No Other Representations.  Except as and to the extent expressly set forth in this Agreement or in any certificate furnished or to be furnished pursuant hereto, none of the Seller, the Shareholders, or the Key Employees has made, and the Buyer has not relied upon, any representations or warranties whatsoever, either express or implied, including without limitation ANY WARRANTY AS TO MERCHANTABILITY, QUALITY, CONDITION, OR FITNESS FOR ANY PARTICULAR PURPOSE, with respect to the Assets or the Business, and the Assets will be transferred “AS IS, WHERE IS”.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED WITHIN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

7.9          Collection of Accounts Receivable.  After the Closing Date, the parties shall cooperate with each other in the collection of the accounts receivable of the Business as conducted by Seller before, and by Buyer from and after, the Closing Date.  If either Buyer or Seller receives a payment after the Closing Date from a customer of the Business, the following rules shall apply:

(a)   If a Buyer or Seller receives a check or other payment (for purposes of this Section 7.9, a “check”) from a customer indicating that it is tendered in payment of a specific invoice of such party, then such party shall be entitled to accept such check without any duty to account therefor to the other party.  Any party receiving a check from a customer indicating that it is tendered in payment of a specific invoice of the other party shall immediately transmit the check to the other party, and the other party is hereby authorized to endorse the check, in the name of the receiving party if necessary, and to deposit the check to the other party’s account.

(b)   Any party receiving a check from a customer indicating that it is tendered in payment of a specific invoice of the other party as well as of a specific invoice of its own is hereby authorized to endorse the check, in the name of the other party if necessary, and to deposit the check to the receiving party’s account and remit immediately the amount owed to the other party.

(c)   Any party receiving a check from a customer which does not indicate that it is tendered in payment of a specific invoice shall inquire of the other party to determine if the customer is indebted to the other party.  If the customer is indebted to the receiving party but not the other party, the receiving party is hereby authorized to endorse the check, in the name of the other party if necessary, and to deposit the check to the receiving party’s account.  If the customer

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is indebted to the other party but not the receiving party, the receiving party shall immediately transmit the check to the other party, and the other party is hereby authorized to endorse the check, in the name of the receiving party if necessary, and to deposit the check to the other party’s account.  If the customer is indebted to both the receiving party and the other party, the receiving party shall contact the customer to determine which invoices the customer intended to pay, and the payment will then be handled as provided above in this Section 7.9.  If the receiving party is unable to determine which invoices the customer intended to pay, then the check shall be applied by the receiving party to the indebtedness owing to both parties in the order in which it arose, paying the oldest indebtedness first, and the receiving party is hereby authorized to endorse the check, in the name of the other party if necessary, and to deposit the check in such party’s account.

7.10        Use of Corporate Name.  For the six-month period following the Closing Date, Buyer grants to Seller the right to use the name “Weinman GeoScience, Inc.” and any derivative thereof for the limited purpose of winding up the business affairs of Seller, including billing and collecting accounts and making payments to third parties, but not for any other purpose.

7.11        Ownership of Sub.  Until the Purchase Price is paid in full, neither the Seller nor the Shareholders (i) will assign any of their interest in Sub to any other person (other than the assignment by the Seller of Class B Units to the Key Employees), and (ii) will permit Sub to issue any new membership interests; provided that the Seller may assign all or any part of its interest in Sub to the Shareholders.

7.12        Third Party Consents.  Nothing in this Agreement or any related agreement nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign any Asset including without limitation any Contract, Instrument including any such Instrument set forth on Schedule 5.13, Permit, or other right, that by its terms or by law is not capable of being sold, assigned, licensed, sublicensed, transferred, delivered or subleased without the consent or waiver of a third party or Governmental Entity or is cancelable, in whole or material part, by such third party or Governmental Entity in the event of any such sale, assignment, license, sublicense, transfer, delivery or sublease (“Nonassignable Assets”) unless and until such consent or waiver shall be given.  Upon the Closing Date, Seller shall use its reasonable efforts to obtain such consents and waivers promptly and resolve the impediments to the sale, assignment, license, sublicense, transfer, delivery or sublease required by this Agreement or any collateral agreement and obtain any other consents and waivers necessary or advisable to convey to Buyer any of the Assets; provided, however, that Seller shall not be required to make any payment to obtain any such consent or waiver with respect to any Nonassignable Asset.  If Seller and Buyer mutually agree that a payment should be made to obtain a consent or waiver with respect to any Nonassignable Asset, or, if Buyer incurs any reasonable expenses directly attributable to the nonassignment of a Nonassignable Asset, Seller shall bear the expense of such payment or cost; provided, however, Seller will not be liable for any loss profits or other consequential damages suffered by Buyer or its Affiliates. Notwithstanding any provision of this Agreement to the contrary, to the extent that necessary consents or waivers are not obtained by Seller, or until the impediments to the sale, assignment, license, sublicense, transfer, delivery or sublease referred to therein are resolved, Seller shall (i) provide, at the request of Buyer, to Buyer the benefits of any Nonassignable Asset (or of a substitute asset which provides comparable benefits), (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Nonassignable Asset against any third party or Governmental Entity, including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.  Buyer shall use its reasonable best efforts to assist and cooperate with Seller in the fulfillment of Seller’s obligations under this Section 7.12.  To the extent that Buyer is provided the

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benefits of any Nonassignable Asset (whether from Seller or otherwise), Buyer shall perform for the benefit of any third party or Governmental Entity, the obligations of Seller thereunder or in connection therewith.

ARTICLE VIII

EXTENT AND SURVIVAL OF REPRESENTATIONS,

WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

8.1          Indemnification by the Seller and the Shareholders.  The Seller, Sub and the Shareholders agree to indemnify, defend and hold the Buyer and its Affiliates, officers, directors, shareholders, employees and agents harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) of every kind, nature and description, including but not limited to negligence and both statutory and common law strict liability claims (collectively, the “Claims”), sustained by the Buyer or any of its Affiliates, officers, directors, shareholders, employees or agents based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, of the Seller or the Shareholders contained in this Agreement or in any certificate delivered pursuant to this Agreement; (ii) the breach of any covenant or agreement of the Seller, Sub or the Shareholders contained in this Agreement, or (iii) any Retained Liabilities.

8.2          Indemnification by the Buyer.  The Buyer agrees to indemnify, defend and hold the Seller, Sub, the Shareholders, and the Seller’s and Sub’s respective officers, directors, shareholders, managers, members, employees and agents harmless from and against any and all Claims sustained by the Seller, Sub, the Shareholders, the Key Employees and the Seller’s and Sub’s Affiliates officers, directors, shareholders, managers, members, employees and agents based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty of the Buyer contained in this Agreement or in any certificate, delivered pursuant to this Agreement; (ii) the breach of any covenant or agreement of the Buyer contained in this Agreement, (iii) the ownership, management or use of the Assets or operation of the Business after the Closing Date; or (iv) the Assumed Liabilities.

8.3          Indemnification Procedure.  Any party seeking indemnification or reimbursement for Claims hereunder (the “Indemnified Party”) shall as promptly as practical notify the party from which such indemnification is sought (the “Indemnifying Party”) of the facts and circumstances upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that the failure of an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such Claim except to the extent the Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice.  In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder.  If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the

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Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties.  Notwithstanding the right of an Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) the Indemnifying Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder and (ii) the settlement is solely for cash.

8.4          Survival.  All representations and warranties of the parties in this Agreement shall survive the Closing and the consummation of the transactions contemplated herein and shall remain in full force and effect for a period of two years following the Closing.  No Claim shall be made by any Indemnified Party for indemnification under this Article VIII in respect of a claim for a breach of a representation or warranty after the second anniversary of the Closing Date.  All representations, warranties, covenants, agreements and obligations made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the transactions contemplated hereby.  The covenants, agreements and obligations of the parties entered into pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated herein and shall remain in full force and effect without limitation.

8.5          Limitations of Liability.

(a)   The Buyer will have no liability (for indemnification or otherwise) with respect to Claims under Section 8.2(i) until the total of all Claims with respect to such matters exceeds One Hundred Thousand Dollars and No/100 ($100,000), whereupon the Seller may claim indemnification or payment for the full amount of such Claims.

(b)   The Seller, Sub and the Shareholders will have no liability (for indemnification or otherwise) with respect to Claims under Section 8.1(i) until the total of all Claims with respect to such matters exceeds One Hundred Thousand Dollars and No/100 ($100,000), whereupon the Buyer may claim indemnification or payment for the full amount of such Claims.

(c)   The aggregate amount required to be paid by the Seller, Sub and the Shareholders pursuant to Section 8.1(i) shall not exceed $4,400,000.

(d)   The amounts recoverable by a party under this Article VIII shall be limited to actual losses, liabilities and damages, and shall not include incidental, consequential, indirect, punitive, special or exemplary losses, liabilities and damages; provided that any incidental, consequential, indirect, punitive, or exemplary losses, liabilities and damages recovered by a third party against a party entitled to indemnity pursuant to this Article VIII shall be included recoverable under such indemnity.

8.6          Payment and Offset.

(a)   Any amounts owed to the Buyer for indemnity hereunder may be paid at the option of Seller in any one or more of the following forms: (a) in cash, (b) by pro rata offset against the

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Notes, or (c) by delivery of Shares, which for this purposes will each be valued at the average closing price per share on the principal exchange on which such Shares are then trading for the twenty (20) trading days immediately preceding the date of delivery of Shares.

(b)   To the extent Buyer does not receive full payment of an indemnity claim within thirty days after the date the payment amount is finally determined, Buyer may, to the fullest extent permitted by Applicable Laws, offset any amounts owed to the Buyer for indemnity hereunder against amounts owed to the Seller, Sub, the Shareholders or the Key Employees (i) under the Notes (with all Notes being reduced pro rata), (ii) in respect of the Earnout Payment, or (iii) pursuant to any indemnification owed by Buyer under this ARTICLE VIII.

8.7          APPLICABILITY OF INDEMNIFICATION OBLIGATION.  EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTIONS 8.1 OR 8.2 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

8.8          Exclusive Remedy.  In the absence of fraud, the remedies provided in this Article VIII will be exclusive of and limit all other remedies that may be available to the parties.

ARTICLE IX

MISCELLANEOUS

9.1          Notices.  All notices and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by telecopy or facsimile transmission, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to the Seller, Sub or the Shareholders, to:

Weinman GeoScience, Inc.

17103 Preston Road

Suite 200

Dallas, Texas 75248

Telephone: (972) 818-2550

Facsimile: (972) 818-2553

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with a copy to:

Before August 1, 2008

Thompson & Knight LLP

1700 Pacific Avenue, Suite 3300

Dallas, Texas 75201

Attn: Michael C. Titens

Telephone: (214) 969-1437

Facsimile: (214) 880-3159

Beginning August 1, 2008:

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attn: Michael C. Titens

Telephone: (214) 969-1437

Facsimile: (214) 880-3159

If to the Buyer, to:

Global Geophysical Services, Inc.

3535 Briarpark Drive, Suite 200

Houston, Texas 77042

Attn: Craig M. Murrin

Vice President, Secretary and General Counsel

Telephone: (713) 972-9200

Facsimile: (713) 979-1560

with a copy to:

Haynes and Boone, LLP

One Houston Center

1221 McKinney, Suite 2100

Houston, Texas 77010

Attn.: Bryce D. Linsenmayer

Telephone: (713) 547-2007

Facsimile: (713) 547-2300

Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, the Business Day following the day when confirmation of receipt is received.

9.2          Entire Agreement.  This Agreement, including the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

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9.3                               Amendments and Waiver; Rights and Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.  The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

9.4                               Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.  For the resolution of any dispute under this Agreement, the parties agree that the United States District Court for the Southern District of Texas and the state courts within Harris County, Texas shall have exclusive venue and jurisdiction of the same.  The prevailing party in any arbitration or litigation shall be entitled to recover from the other party reasonable attorney and expert witness fees, court costs, and the administrative costs, fees and expenses incurred in the same, in addition to any other relief that may be awarded.

9.5                               Binding Effect; Assignment.  This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement shall not be assignable by any party to this Agreement without the express prior written consent of all other parties to this Agreement and, in the event of an attempted assignment by one party to this Agreement without the express prior written consent of all other parties, such attempted assignment shall be void and without effect.  Notwithstanding the foregoing, the Seller may assign some or all of its rights and obligations under this Agreement to Sub.

9.6                               Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

9.7                               References.  All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

9.8                               Severability of Provisions.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

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[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first written above.

SELLER

Weinman GeoScience, Inc.

By:
Barry L. Weinman
President and Chief Executive Officer

SUB

WGI Sub, LLC

By:
Barry L. Weinman
Manager

BUYER

Global Geophysical Services, Inc.

By:
Richard A. Degner
President and Chief Executive Officer

SHAREHOLDERS

Barry L. Weinman

Jane L. Weinman

Signature Page

Asset Purchase Agreement

EXHIBIT A

Form of General Conveyance,

Transfer and Assignment

EXECUTION VERSION

GENERAL CONVEYANCE, TRANSFER AND ASSIGNMENT

This General Conveyance, Transfer and Assignment (the “Assignment”) is entered into on June 5, 2008, by and between GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (the “Assignee”); and WEINMAN GEOSCIENCE,  INC., a Texas corporation (the “Assignor”).  The Assignee and the Assignor are each a “party” and together are “parties” to this Assignment.

RECITALS

WHEREAS, the Assignor and the Assignee have entered into that certain Asset Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), providing, among other things, for the sale by the Assignor and the purchase by the Assignee of the Assets (as defined herein), constituting substantially all of the assets used in the Business of the Assignor; and

WHEREAS, in order to effectuate the sale and purchase of the Assets, the parties are executing and delivering this Assignment.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby act and agree as follows:

1.                                      Conveyance of Assets.  Subject to Section 2 hereof, the Assignor hereby sells, conveys, transfers, assigns and delivers unto the Assignee and its successors and permitted assigns, forever, all of the Assignor’s right, title and interest in and to the assets of the Assignor at the Effective Date, other than the Excluded Assets (as defined in below), of every kind and description wherever located and whether tangible or intangible or real, personal or mixed, and as the same shall exist on the Closing Date, whether or not appearing on the books of the Assignor, set forth below (collectively, the “Assets”) including, without limitation, the following:

(a)                                  Intentionally Omitted;

(b)                                 all of the Assignor’s real property (the “Real Property”), including the structures, improvements, buildings, and fixtures located thereon, and all other interests in such real property appurtenant thereto, including, without limitation, all leaseholds, easements, rights of way, licenses and other rights and interests of the Assignor pertaining to such Real Property, all as described on Schedule 2.1(b) to the Purchase Agreement;

(c)                                  all fixtures and improvements, including storage facilities, laboratories, works, structures, fixtures, landings, construction in progress, improvements, betterments, installations and additions constructed, erected, or located at any Real Property, all to the extent owned and transferable by the Assignor;

(d)                                 all of the Assignor’s right, title and interest of in, to and under the contracts, agreements, leases, commitments, licenses (including software licenses, end-user maintenance contracts, OEM and VAR contracts, and various professional services contracts), sales and purchase orders, product warranties and proprietary information relating primarily to the Business which remain in effect on the Closing Date, all of which are listed or described on Schedule

2.1(d) to the Purchase Agreement (collectively, the “Contracts”) and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to any of the Contracts;

(e)                                  all the trucks, trailers and other certificated vehicles used in the Business, including, without limitation, all of the items described in Schedule 2.1(e) to the Purchase Agreement (the “Vehicles”);

(f)                                    all of the Assignor’s furniture, equipment, machinery, apparatus, tools, dies, appliances, vehicles, pumps, motors, tanks, implements, spare parts, supplies, telephone equipment and all other office equipment and all other tangible personal property of every kind and description (other than the Vehicles) (the “Equipment”). The Equipment includes, without limitation, all of the items listed in Schedule 2.1(f) to the Purchase Agreement;

(g)                                 all right, title and interest of the Assignor in computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used by the Assignor in the operation of such computer equipment and hardware, including, without limitation, all software, all of the Assignor’s rights under any licenses related to the Assignor’s use, at any time, of such computer equipment, hardware or software, and all leases pursuant to which the Assignor leases any computer equipment, hardware or software, all as set forth on Schedules 2.1(g) and 2.1(k) to the Purchase Agreement;

(h)                                 all licenses, permits, certificates, approvals, qualifications and the like, issued or to be issued by any government or governmental unit, whether federal, state, local or other, primarily relating to the Assets or the Business, to the extent transferable or assignable by the Assignor, including, without limitation, those listed on Schedule 2.1(h) to the Purchase Agreement;

(i)                                     all of the Assignor’s intangible assets, including, without limitation, the Intellectual Property of the Assignor, including, without limitation, those items of Intellectual Property listed on Schedule 2.1(i) to the Purchase Agreement, agreements by others not to compete, and all other rights and privileges owned by the Assignor or related to the sale of the Assets;

(j)                                     except as provided in Section 2.2(b) to the Purchase Agreement, all books and records relating to the Business including all customer lists, supplier lists, manuals, books, files, procedures, systems, financial records, business records, production and purchase records, advertising materials, and catalogues used primarily in the Business (including all data and information stored on discs, tapes or other media and such discs, tapes or other media);

(k)                                  all transferable computer programs or other software owned by the Assignor, including, without limitation, those described on Schedule 2.1(k) to the Purchase Agreement;

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(l)                                     the business and goodwill of the Assignor;

(m)                               all prepaid expenses and deposits of the Assignor;

(n)                                 any rights to causes of action, claims and demands that are or may be asserted by the Assignor relating primarily to the Business, including, without limitation, those listed on Schedule 2.1(n) to the Purchase Agreement;

(o)                                 all insurance proceeds and insurance claims of the Assignor relating to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Assignor is entitled to enforce with respect to the Assets against the Assignor’s predecessors in title to the Assets;

(p)                                 all of the Assignor’s backlog of orders for unperformed work on existing customer contracts, all of which are (i) accepted by the Assignor in the ordinary course of business prior to the Closing or (ii) listed in Schedule 2.1(p) to the Purchase Agreement and, in each case, not invoiced or shipped or canceled prior to the Closing;

(q)                                 all the Assignor’s rights, pursuant to the equipment lease agreements and equipment loan agreements listed on Schedule 2.1(q) to the Purchase Agreement, to use the leased equipment set forth on such Schedule; and

(r)                                    all other or additional privileges, rights, interests, properties and assets of the Assignor of every kind and description and wherever located.

2.                                      Excluded Assets.  The Assets to be transferred by the Assignor hereunder shall include only those described or referred to in Section 1 and no other assets or properties of the Assignor shall be transferred hereunder. It is specifically understood and agreed that this Assignment and the term “Assets” as used herein do not cover or include any of the following properties, rights or assets of the Assignor (collectively, the “Excluded Assets”):

(e)                                  except as provided in Section 2.1(a) to the Purchase Agreement, all cash and cash equivalents of the Assignor, including, without limitation, all bank accounts, petty cash of the Assignor, temporary cash investments and instruments representing same (including, without limitation, marketable securities);

(f)                                    any and all books and records pertaining to the Assignor, to the extent such books and records are not necessary for the ongoing operations of the Business by the Assignee and specifically including (i) all minute books, stock ledgers, company seals, and any ownership interests of the Assignor held in treasury, (ii) all records that the Assignor is required by law to retain in its possession, including those portions of personnel records relating to disciplinary matters or containing personal medical or health information; and (iii) the Assignor’s books and records relating to the Business’s fiscal years prior to 2007;

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(g)                                 all accounts receivable and all earned but unbilled revenue as of the Effective Date, including the accounts receivable and earned but unbilled revenue identified on Schedule 2.2(c) to the Purchase Agreement; and

(h)                                 the assets identified on Schedule 2.2(d) to the Purchase Agreement.

Notwithstanding the foregoing, any claims or rights of the Assignor under warranties relating to the Assets given by third parties shall be considered an Asset, to the extent transferable.

3.                                      Defined Terms.  All capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

4.                                      Counterparts.  This Assignment may be executed in any number of counterparts, and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment.

5.                                      Further Assurances.  From time to time, as and when requested by the Assignee, the Assignor shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Assignment.

6.                                      Controlling Agreement.  It is contemplated that the Assignor may, at any time or from time to time, execute, acknowledge and deliver one or more separate instruments of assignment and conveyance relating to certain of the Assets.  No such separate instrument of assignment or conveyance shall limit the scope and effect of this Assignment.  In the event that any conflict or ambiguity exists as between this Assignment and any such separate instrument of assignment, the terms and provisions of this Assignment shall govern and be controlling.

7.                                      Governing Law.  The validity of this Assignment shall be governed by and construed in accordance with the internal laws of the State of Texas (and not the principles of choice of law).

8.                                      Successors and Assigns.  This Assignment shall bind the Assignor and its successors and permitted assigns and inure to the benefit of the Assignee and its successors and permitted assigns.

9.                                      Descriptive Headings.  The descriptive headings of the several Sections, subsections and clauses of this Assignment were inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

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EXECUTED effective as of the date first written above.

ASSIGNOR

Weinman GeoScience, Inc.

By:
Barry L. Weinman
President and Chief Executive Officer

ASSIGNEE

Global Geophysical Services, Inc.

By:
Richard A. Degner
President and Chief Executive Officer

EXHIBIT B

Form of Assignment and Assumption Agreement

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into on June 5, 2008, by and between GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (the “Buyer”); and WEINMAN GEOSCIENCE,  INC., a Texas corporation (the “Seller”).  The Buyer and the Seller are each a “party” and together are “parties” to this Agreement.

RECITALS

WHEREAS, the Seller and the Buyer have entered into that certain Asset Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), providing, among other things, for the sale by the Seller and the purchase by the Buyer of the Assets, constituting certain assets used in the Business of the Seller; and

WHEREAS, in connection with the purchase of the Assets, the Buyer intends to assume certain liabilities of the Seller, in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby act and agree as follows:

1.             Assumed Liabilities.  Effective as of the Effective Date, the Buyer does hereby assume and agree to pay, perform and discharge, when due and payable, all of the following liabilities or obligations of the Seller (collectively, the “Assumed Liabilities”):

(s)           all accrued vacations liability, accrued bonus liability, deferred revenue/customer overpayments, and property taxes payable, all as set forth on Schedule 2.3 to the Purchase Agreement;

(t)            all obligations of the Seller under the express written terms of the Contracts;

(u)           the obligations identified in Section 3.2(b); and

(v)           the other obligations identified on Schedule 2.3 to the Purchase Agreement.

2.             Retained Liabilities.  Except for the Assumed Liabilities, the Buyer does not assume and is not in any way liable or responsible for any liabilities or obligations of the Seller or its Affiliates; it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that the Seller has as of the date hereof or may have in the future, whether fixed or contingent, whether known or unknown, and not expressly described in the definition of Assumed Liabilities shall be “Retained Liabilities” and remain the liabilities of the Seller.  Without limiting the generality of the foregoing, the Seller shall remain liable for and shall promptly pay all trade accounts payable, received goods payable, and accrued accounts payable existing at the Effective Date, and shall retain all liabilities relating to the Excluded Assets, including but not limited to the Excluded Assets identified on Schedule 2.2(c) and Schedule 2.2(d) to the Purchase Agreement.

3.             Contesting Assumed Liabilities.  The assumption and agreement by the Buyer to pay, perform and discharge, as the case may be, the Assumed Liabilities shall not prohibit the Buyer from contesting with a third party, in good faith and at the sole expense of the Buyer the amount, validity or enforceability of any of the Assumed Liabilities; provided, however, that to the extent the Seller suffers any loss, cost, damage or expense (including, without limitation, reasonable attorneys’ fees) as a direct result of a challenge or contest by the Buyer of any Assumed Liability, the Buyer shall indemnify the Seller for such loss, cost, damage or expense.

4.             Obligations.  The Seller and the Buyer agree that this Agreement is subject to the terms and conditions of the Purchase Agreement and that, notwithstanding anything contained herein to the contrary, this Agreement shall not be deemed to limit, enlarge or extinguish any obligation of the Seller or the Buyer under the Purchase Agreement, all of which obligations shall survive the delivery of this Agreement in accordance with the terms of the Purchase Agreement.

5.             Defined Terms.  All capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

6.             Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

7.             Additional Actions.  From time to time, as and when requested by the Seller, the Buyer shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement.

8.             Conflicts.  It is contemplated that the Buyer may, at any time or from time to time, execute, acknowledge and deliver one or more separate instruments of assumption.  No such separate instrument of assumption shall limit the scope and effect of this Agreement.  In the event that any conflict or ambiguity exists as between this Agreement and any such separate instrument of assumption, the terms and provisions of this Agreement shall govern and be controlling.

9.             Governing Law.  The validity of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas (and not the principles of choice of law).

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

BUYER

Global Geophysical Services, Inc.

By:
Richard A. Degner
President and Chief Executive Officer

SELLER

Weinman GeoScience, Inc.

By:
Barry L. Weinman
President and Chief Executive Officer

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EXHIBIT C

Form of Assignment and Assumption of Lease Agreement

EXECUTION COPY

ASSIGNMENT AND ASSUMPTION OF LEASE WITH LANDLORD CONSENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE WITH LANDLORD CONSENT (this “Assignment”) is made and entered into this 5th day of June, 2008 (the “Effective Date”), by and among WEINMAN GEOSCIENCE INC, a Texas corporation (“Assignor”), GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (“Assignee”), and TRANSWESTERN BROADREACH WTC, LLC, a Delaware limited liability company (“Landlord”).  Assignor, Assignee and Landlord are sometimes collectively referred to herein as the “Parties.”

RECITALS:

1              WHEREAS, Landlord, as lessor, and Assignor, as lessee, entered into that certain Lease of Office Space dated March 27, 2008, attached hereto as Exhibit A  (the “Lease”), relating to the leasing of certain premises (the “Premises”) commonly known as Suite 1150, consisting of approximately 4,879 rentable square feet of space in the building located at 1625 Broadway, Denver, Colorado 80202 (the “Building”), said Premises being more particularly described in the Lease;

2              WHEREAS, on the Effective Date, Assignor has sold to Assignee, and Assignee has purchased from Assignor, substantially all of Assignor’s assets (collectively, the “Sale”);

3              WHEREAS, in connection with the Sale, Assignor desires to assign, and Assignee desires to assume, all of Assignor’s right, title and interest under the Lease (the “Assignment”);

4              WHEREAS, Landlord desires to consent to the Assignment subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT:

Assignment and Assumption.  As of the Effective Date, Assignor hereby irrevocably assigns, sets over, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Lease.  Assignee hereby accepts this Assignment and the rights granted herein, and Assignee hereby expressly assumes, for itself and its successors, assigns and legal representatives, the Lease and all of the obligations and liabilities, fixed and contingent, of Assignor thereunder with respect to the Lease which arise from and after the Effective Date, and Assignee agrees, from and after the Effective Date, to (a) be fully bound by all of the terms, covenants, agreements, provisions, conditions and obligations of Assignor thereunder, and (b) keep, perform and observe all of the covenants and conditions contained therein on the part of Assignor to be kept, performed and observed.

Assignor’s Lease Obligations.  Assignor is hereby released from all obligations under the Lease which arise from and after the Effective Date, but shall remain liable as the primary obligor for all obligations and liabilities under the Lease which arose on or before the Effective Date, including, but not limited to, the payment of Rent.  Except as expressly provided in this Assignment, this Assignment in no manner diminishes Assignor’s obligations nor the Landlord’s ability to enforce the Lease.

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Representations.

By Assignor.  Assignor hereby represents and warrants to Landlord that Assignor (a) has full power and authority to assign the Lease to Assignee, (b) except in connection with the Assignment and/or the Sale, has not transferred or conveyed its interest in the Lease to any person or entity collaterally or otherwise, and (c) has full power and authority to enter into this Assignment and to consummate the Sale.  Assignor further represents and warrants to Landlord that (i) the Sale constitutes a sale of all or substantially all of Assignor’s assets and (ii) the Assignment is for a valid business purpose and not to avoid any obligations under the Lease.

By Assignee.  Assignee hereby represents and warrants to Landlord that Assignee has full power and authority to enter into this Assignment and to consummate the Sale.

Indemnity and Insurance.  Assignee hereby expressly assumes, with respect to the Premises, all of the indemnity and insurance obligations of Assignor under the Lease which arise from and after the Effective Date, provided that the foregoing shall not be construed as relieving or releasing Assignor from any such obligations which arose prior to the Effective Date.

Permitted Transfer.  Landlord hereby acknowledges that the Assignment constitutes a Permitted Transfer pursuant to Section 11.03 of the Lease and that all conditions to such Permitted Transfer have been satisfied.

Lease.  Assignee acknowledges it has received a copy of the Lease.  In no event shall this Assignment be construed as granting or conferring upon Landlord, Assignee or Assignor any greater rights than those contained in the Lease nor shall there be any diminution of the rights and privileges of Landlord Assignee or Assignor under the Lease.  Without limiting the scope of the preceding sentence, no construction or alterations shall be performed in or to the Premises without Landlord’s prior written approval and in accordance with the terms and conditions of the Lease.

General Provisions.

Capitalized Terms.  Unless otherwise defined herein, capitalized terms used in this Assignment shall have the same meanings as defined in the Lease.

Successors.  This Assignment shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns.

Counterparts.  This Assignment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

Facsimile Signatures. This Assignment may be executed by facsimile signatures which shall be binding as originals on the Parties.

Governing Law. This Assignment and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, without reference to the conflict of law provisions thereof.

Attorney’s Fees. If any action or proceeding is commenced by any Party to enforce its rights under this Assignment, the substantially prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees

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and costs (including the cost of in-house counsel and appeals), in addition to any other relief awarded by the court.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereof have executed this Assignment as of the Effective Date.

ASSIGNOR:	ASSIGNEE:

WEINMAN GEOSCIENCE INC,	GLOBAL GEOPHYSICAL SERVICES, INC.,
a Texas corporation	a Delaware corporation

By:	By:

Name:	Name:

Title:	Name:

LANDLORD:

TRANSWESTERN BROADREACH WTC, LLC,
a Delaware limited liability company

By:	Transwestern World Trade Center, L.L.C.,
its member

	By:	Transwestern Investment Company, L.L.C.,
its authorized agent

By:
Name:
Title:

By:	BRCP WTC Denver I, LLC,
a Delaware limited liability company,
its Member

	By:	BRCP Realty, L.P. I,
a Delaware limited partnership,
its Member

	By:	BRCP Gen-Par, LLC,
a Delaware limited liability company,
its General Partner

By:
Name:
		Title:	Managing Director

SIGNATURE PAGE

ASSIGNMENT AND ASSUMPTION OF LEASE
WITH LANDLORD CONSENT
1625 BROADWAY, SUITE 1150
DENVER, CO 80202
(WEINMAN GEOSCIENCE INC)
(GLOBAL GEOPHYSICAL SERVICES, INC.)

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EXECUTION COPY

EXHIBIT D-1 and D-2

Form of Promissory Notes

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PAYMENT OF THIS NOTE SHALL, TO THE EXTENT SET FORTH IN ARTICLE IV OF THIS NOTE, BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS (AS DEFINED BELOW).

SUBORDINATED PROMISSORY NOTE

$	, 2008

FOR VALUE RECEIVED, GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (“Maker”), having an address at 3535 Briarpark Drive, Suite 200, Houston, Texas 77042, hereby promises to pay to the order of                                    (together with its successors and assigns and any subsequent holders of this Note, the “Payee”), as hereinafter provided, the principal sum of                        AND     /100  DOLLARS ($                          ), together with interest thereon at the Interest Rate (as hereinafter defined), and otherwise in strict accordance with the terms and provisions hereof.

ARTICLE I – DEFINITIONS

Definitions.  As used in this Note, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.   The term “control” shall mean (a) the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For purposes of this definition, the terms “Person” and “Subsidiaries” shall have the meanings ascribed to those terms in the First Lien Loan Agreement.

Agreed Bank Limit: means $240,000,000.

Agreement: that certain Asset Purchase Agreement, dated as of June 5, 2008, by and among Maker, Payee, WGI Sub, LLC, a Texas limited liability company, Barry L. Weinman, an individual resident in Collin County, Texas, and Jane L. Weinman, an individual resident in Collin County, Texas, as amended from time to time.

Applicable Rate: a per annum interest rate equal to the greater of (i) five percent (5.0%) and (ii) the one year London interbank offered rate or “Libor” that is published in the “Money Rates” section of The Wall Street Journal on each Reference Date (or if not published on such day, the next publication date), which rate shall automatically change on such day annually, provided that in the event such rate is not published in The Wall Street Journal, Payee shall reasonably determine an equivalent rate of interest by reference to another publication.

Blockage Default:  means (i) any default by Maker in the payment of any amount owing with respect to any Senior Indebtedness when due, whether at maturity, upon mandatory repayment, acceleration or otherwise, (ii) any failure by Maker to comply with any financial covenant contained in any Loan Agreement (as such financial covenants exist on the date hereof, or as

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such financial covenants are amended or modified after the date hereof in a manner that is no more restrictive to Maker), or (iii) any failure by Maker to comply with any limitation in any Loan Agreement on the amount of capital expenditures that may be made in a given period (as such limitation exists on the date hereof, or as such limitation is amended or modified after the date hereof in a manner that is no more restrictive to Maker).

Business Day: a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Houston, Texas are authorized or required by law to close.  Unless otherwise provided, the term “days” when used herein shall mean calendar days.

Change of Control:  A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d 5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than any of the Maker’s shareholders of record on the date of the Agreement (i) shall own, directly or indirectly, beneficially or of record, shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Maker and the percentage of the aggregate ordinary voting power acquired by such person or group exceeds the percentage of such voting power owned by Kelso Investment Associates VII, L.P., KEP VI, LLC, and their respective Affiliates (other than any portfolio company) or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Maker, (b) a majority of the seats (other than vacant seats) on the board of directors of the Maker shall at any time be occupied by persons who were neither (i) members of the board of directors of the Maker on the date of the Agreement, (ii) nominated by the board of directors of the Maker nor (iii) appointed by directors so nominated, or (c) any change in control (or similar event, however denominated) with respect to the Maker or any Subsidiary of the Maker shall occur under and as defined in any indenture or agreement governing Subordinated Debt to which the Maker or any Subsidiary of the Maker is a party.  For purposes of this definition, the terms “Subordinated Debt” and “Subsidiary” shall have the meanings ascribed to those terms in the First Lien Loan Agreement

Charges: as defined under Section 6.3(c) hereof.

Debtor Relief Laws: Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

Default Interest Rate: a rate per annum equal to the Interest Rate plus three percent (3.0%), but in no event in excess of the Maximum Lawful Rate.

Enforcement Action: means, with respect to any indebtedness, any of the following actions by or on behalf of the creditor to whom such indebtedness is owed:  (a) any acceleration of any or all of such indebtedness, (b) any enforcement or foreclosure of liens granted by Maker to secure any or all of such indebtedness, and (c) any other efforts to collect any or all of such indebtedness from Maker or from Maker’s assets or properties, including without limitation the commencement or the joining with any other creditor of Maker in the commencement of any Proceeding against Maker; provided, however, that none of the following shall constitute an Enforcement Action: (i) acceleration of any of the indebtedness evidenced by this Note

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following acceleration of all Senior Indebtedness, (ii) any of the actions described in the foregoing clauses (a), (b), or (c) that are taken during the existence of any Proceeding that is subject to the jurisdiction of a court of competent authority, (iii) demands to enforce this Note, and (iv) the exercise by Payee of Payee’s  rights to sublicense and transfer the intellectual property licensed to Payee under that certain License Agreement dated as of June 5, 2008 between Maker, as licensor, and Payee, as licensee.

Event of Default: any event or occurrence described under Section 3.1 hereof.

First Lien Loan Agreement: means that certain First Lien Credit Agreement dated as of January 16, 2008 by and among Maker, Credit Suisse, as Administrative Agent and Collateral Agent, each of the lending institutions party to such Credit  Agreement from time to time  as Lenders, together with any related documents (including any security documents and guarantee documents), as such documents may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

Interest Rate: with respect any day on which this Note is outstanding, a rate per annum equal the sum of (i) the Applicable Rate, plus (ii) 300 basis points, but in no event in excess of the Maximum Lawful Rate.

Loan Agreements: means the First Lien Loan Agreement and the Second Lien Loan Agreement.

Maker: as identified in the introductory paragraph of this Note.

Maturity Date: December 1, 2010.

Maximum Lawful Rate:  as defined under Section 6.3(c) hereof.

Note:  this Promissory Note.

Obligations: means, with respect to any Loan Agreement, all obligations (whether in existence on the date hereof or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Loan Agreement, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

Payee:  as identified in the introductory paragraph of this Note.

Payment Date: each of June 5, 2009, December 1, 2009 and December 1, 2010.

Permitted Junior Securities: means (a) any debt instruments, securities or obligations of Maker that are subordinate and junior in right of payment to the payment in full of all Senior Indebtedness at least to the extent provided in this Note for the indebtedness evidenced hereby,

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(b) any equity interests in Maker, including without limitation capital stock, partnership or membership interests, and other ownership interests of any kind, and all options, warrants and other rights to acquire any such equity interests, and (c) all proceeds of any of the foregoing.

Proceeding: as defined under Section 4.2 hereof.

Reference Date: means January 2, 2008, or, if this Note is made or outstanding after December 31, 2008, the first Business Day of the then-current calendar year.

Second Lien Loan Agreement: means that certain Second Lien Credit Agreement dated as of January 16, 2008 by and among Maker, Credit Suisse, as Administrative Agent and Collateral Agent, each of the lending institutions party to such Credit  Agreement from time to time  as Lenders, together with any related documents (including any security documents and guarantee documents), as such documents may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

Senior Indebtedness: of Maker means all Obligations of Maker arising under the Loan Agreements,  including without limitation any renewals, modifications or increases thereof.  In determining the principal amount of Senior Indebtedness owing under the Loan Agreements at any time when there are letters of credit outstanding under a Loan Agreement, the face amount of such letters of credit shall be deemed additional principal outstanding under such Loan Agreement.

Senior Indebtedness Acceleration: means with respect to the Senior Indebtedness that the holder or holders of such Senior Indebtedness, or an agent or representative on behalf of such holder or holders, have caused such Senior Indebtedness to be accelerated pursuant to the terms of the applicable Loan Agreement.

Standstill Period:  means the period from and including the date of receipt by Payee and Maker of  a notice from the administrative agent under either Loan Agreement of (a) the occurrence of an event of default under a Loan Agreement (other than a Blockage Default) (as the events of default under the Loan Agreements exist on the date hereof, or as such events of default may be amended or modified after the date hereof in a manner that is no more restrictive to Maker), and (b) the designation of a Standstill Period under this Note until the first to occur of (i) the Subordination Termination Date, (ii) the date on which such event of default has been waived in writing by the applicable holder or holders of the Senior Indebtedness, cured, or ceased to exist, (iii) the date that is 180 days after the commencement of such Standstill Period, or (iv) the day upon which such administrative agent notifies Maker in writing of the termination of such Standstill Period.

Subordination Termination Date: means the date after the date hereof on which the following shall have occurred: (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Proceeding, regardless of whether allowed or allowable in such Proceeding) and premium, if any, on all debt outstanding under the Loan Agreements, (b) payment in full in cash of all other Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, (c) cancellation of or the entry into arrangements satisfactory to the applicable administrative agent with respect to all letters of credit issued and outstanding under any Loan Agreement and (d) termination or expiration of all

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commitments to lend and all obligations to issue or extend letters of credit under the Loan Agreements.

All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular in nature, as the context may suggest or require.

ARTICLE II – PAYMENT TERMS

2.1           Payment of Principal and Interest.

(a)           Payment. Subject to clauses (c) and (d) of this Section 2.1, the accrued interest on this Note and one third (1/3) of the original principal amount of this Note shall be due and payable on each Payment Date through and including the Maturity Date.  No principal amount repaid may be subsequently reborrowed.

(b)           Maturity Date. Subject to clauses (c) and (d) of this Section 2.1, the outstanding principal balance hereof and any and all accrued but unpaid interest hereon shall be finally due and payable in full on the Maturity Date or upon the earlier maturity hereof, whether by acceleration or otherwise.

(c)           Termination of Employment.  Upon the Qualified Departure of a Key Employee (as such terms are defined in the Agreement), a portion of the principal and interest under this Note will be cancelled as provided in Section 3.5(a) of the Agreement. [Include this subsection (c) only in the note issued to the new LLC subsidiary.]

(d)           Conversion.  Notwithstanding anything to the contrary in this Note, if a Qualified Public Offering (as defined in the Agreement) is consummated prior to the time all principal of this Note has been paid, then on the date the Qualified Public Offering is consummated (i) interest will cease to accrue on this Note, (ii) the Maker shall pay all accrued but unpaid interest in cash within 10 Business Days after the date of such consummation, and (iii) this Note shall be automatically converted (the “Automatic Conversion”)  into the number of shares of Common Stock (as defined in the Agreement) calculated by dividing the outstanding principal of this Note at the time of the conversion by the price per share offered in the Qualified Public Offering (the “Offering Price”) ..

(i)            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  In lieu of any fractional shares to which the Payee would otherwise be entitled, the Maker shall pay cash equal to such fraction multiplied by the Offering Price of one (1) share of Common Stock.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the outstanding principal of this Note being converted into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(ii)           Mechanics of Conversion.  Upon an Automatic Conversion, the Payee shall surrender this Note at the office of the transfer agent for the Common Stock (or at the principal office of the Maker if the Maker serves as its own transfer agent).  If required by the Maker, this Note shall be endorsed, in form satisfactory to the Maker, duly executed by the Payee or its attorney duly

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authorized in writing.  Immediately prior to the closing of the Qualified Public Offering shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of this Note shall be deemed to be outstanding of record as of such date.  The Maker shall, as soon as practicable after the Conversion Time, issue and deliver at such office to the Payee, or to its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)           Taxes. The Maker shall pay any and all issue or other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of this Note pursuant to this Section.  The Maker shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that of the original Payee, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Maker the amount of any such tax or has established, to the satisfaction of the Maker, that such tax has been paid.

2.2          Application.  Except as expressly provided herein to the contrary, all payments on this Note shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Maker shall be obligated or Payee shall be entitled pursuant to the provisions of this Note, (ii) the payment of accrued but unpaid interest hereon, (iii) the payment of all or any portion of the principal balance hereof then outstanding hereunder, in the direct order of maturity. If an Event of Default exists under this Note, then Payee may, at the sole option of Payee, apply any such payments, at any time and from time to time, to any of the items specified in clauses (i), (ii) or (iii) above without regard to the order of priority otherwise specified in this Section 2.2 and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity.

2.3           Payments.  All payments under this Note made to Payee shall be made in immediately available funds at the address set forth below the signature of Payee (or at such other place as Payee, in Payee’s sole discretion, may have established by delivery of written notice thereof to Maker from time to time), without offset, in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.  Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Payee in full.  Payments in immediately available funds received by Payee in the place designated for payment on a Business Day prior to 5:00 p.m. Houston, Texas time at said place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Payee on a day other than a Business Day or after 5:00 p.m. Houston, Texas time on a Business Day shall not be credited until the next succeeding Business Day.  If any payment of principal or interest on this Note shall become due and payable on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.  Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

2.4           Computation Period.  Interest on the indebtedness evidenced by this Note shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated.  Interest shall accrue from and including the date of this Note, and the day on which funds are

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repaid shall be included unless repayment is credited prior to the close of business on the Business Day received as provided in Section 2.3 hereof.

2.5           Prepayment.  Principal and interest may be prepaid at anytime without penalty.

2.6           Unconditional Payment.  Subject to clauses (c) and (d) of Section 2.1, Maker is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under this Note absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever.  If at any time any payment received by Payee hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Maker and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

2.7           Partial or Incomplete Payments. Remittances in payment of any part of this Note other than immediately available funds at the place where this Note is payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Payee in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.  Acceptance by Payee of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default in the payment of this Note.

2.8           Late Charge; Default Interest Rate.  If any payment is not received in full by Payee on the date when due, then in addition to interest accruing at the Default Interest Rate on such overdue payment from the date due until paid, Maker shall also pay to Payee a late charge in an amount equal to two percent (2.0%) of the amount of such overdue payment.  For so long as any Event of Default exists under this Note, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Payee hereunder, interest shall accrue on the outstanding principal balance hereof at the Default Interest Rate, and such accrued interest shall be immediately due and payable.  Maker acknowledges that it would be extremely difficult or impracticable to determine Payee’s actual damages resulting from any late payment or Event of Default, and such late charges and accrued interest are reasonable estimates of those damages and do not constitute a penalty.

ARTICLE III - EVENT OF DEFAULT AND REMEDIES

3.1           Event of Default. The occurrence or happening, at any time and from time to time, of any one or more of the following shall immediately constitute an “Event of Default” under this Note:

(a)           Maker shall fail, refuse or neglect to pay and satisfy, in full and in the applicable method and manner required, any required payment of principal or interest or any other portion of the

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indebtedness evidenced by this Note as and when the same shall become due and payable, whether at the stipulated due date thereof, at a date fixed for payment, or at maturity, by acceleration or otherwise;

(b)           The occurrence of any other default, breach or event of default under this Note other than those described under Section 3.1(a) above;

(c)           Maker (i) shall execute an assignment for the benefit of creditors or an admission in writing by Maker of Maker’s inability to pay, or Maker’s failure to pay, debts generally as the debts become due; (ii) shall allow the appointment of a receiver, trustee or custodian of Maker, which receiver, trustee or custodian is not discharged within sixty (60) days after the appointment; (iv) files as a debtor a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any Debtor Relief Law, or takes any action in furtherance thereof; (v) files either a petition, complaint, answer or other instrument which seeks to effect a suspension of, or which has the effect of suspending any of, the rights or powers of Payee granted in this Note; or (vi) allows the filing of a petition, case, proceeding or other action against Maker as a debtor under any Debtor Relief Law or seeks appointment of a receiver, trustee, custodian or liquidator of Maker and (a) Maker admits, acquiesces in or fails to contest diligently the material allegations thereof, (b) the petition, case, proceeding or other action results in the entry of an order for relief or order granting the relief sought against Maker, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of filing;

(d)           Any “default” or “event of default” occurs and is continuing under (i) the Second Lien Loan Agreement, or (ii) solely in the event that all Obligations arising under the Second Lien Loan Agreement have been paid in full in cash, the First Lien Loan Agreement;

(e)           Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Maker herein shall be incorrect or misleading when made or deemed made; or

(f)            Any Change of Control occurs.

3.2           Remedies.  Upon the occurrence of an Event of Default, Payee shall have the immediate right, at the sole discretion of Payee and without notice, demand, presentment, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or any other notice or any other action (ALL OF WHICH MAKER HEREBY EXPRESSLY WAIVES AND RELINQUISHES) (i) to declare the entire unpaid balance of the indebtedness evidenced by this Note (including, without limitation, the outstanding principal balance hereof, including all sums advanced or accrued hereunder, and all accrued but unpaid interest thereon) at once immediately due and payable (and upon such declaration, the same shall be at once immediately due and payable) and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity and (ii) to exercise any of Payee’s other rights, powers, recourses and remedies under this Note or at law or in equity, and the same (w) shall be cumulative and concurrent, (x) may be pursued separately, singly, successively, or concurrently against Maker or others obligated for the repayment of this Note or any part hereof, or against any one or more of them, at the sole discretion of Payee, (y) may be exercised as often as occasion therefor shall arise, it being agreed by Maker that the exercise, discontinuance of the exercise of or failure to exercise any of the same shall in no event

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be construed as a waiver or release thereof or of any other right, remedy, or recourse, and (z) are intended to be, and shall be, nonexclusive.  If this Note, or any part hereof, is collected by or through an attorney-at-law, Maker agrees to pay all reasonable costs and expenses of collection, including, but not limited to, Payee’s reasonable attorneys’ fees, whether or not any legal action shall be instituted to enforce this Note.

ARTICLE IV – SUBORDINATION

4.1           Subordination.  Maker covenants and agrees, and Payee by accepting this Note agrees, that notwithstanding any other provision of this Note, the obligations hereunder are  hereby subordinated in right of payment and claim, to the extent and in the manner provided in this Article IV, to the prior payment in full in cash of all Senior Indebtedness of Maker and that the subordination provisions set forth in this Article IV (including, without limitation, Section 4.7) are for the benefit of and enforceable by the holders of Senior Indebtedness of Maker.

4.2           Bankruptcy Proceedings.  Upon any payment or distribution of the assets of Maker upon a total or partial liquidation, dissolution or winding up of Maker or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Maker or its property (each such event, if any, herein sometimes referred to as a “Proceeding”):

(a)           holders of Senior Indebtedness of Maker shall be entitled to receive payment in full in cash of all Obligations in respect of such Senior Indebtedness before Payee is entitled to receive any payment of principal of, or premium, if any, or interest on this Note; and

(b)           until the Senior Indebtedness of Maker (and all debt securities issued in replacement of or exchange for such Senior Indebtedness) is paid in full in cash, any distribution made by or on behalf of Maker to which Payee would be entitled but for this Section 4.2 shall be made to holders of Senior Indebtedness of Maker as their interests may appear.

Notwithstanding the preceding provisions of this Section 4.2 or any other provision of this Note, nothing herein shall prevent or in any manner restrict Payee from receiving Permitted Junior Securities of Maker in connection with any Proceeding.  For purposes of this Section 4.2 “paid in full” or “payment in full”, as used with respect to Senior Indebtedness of Maker, means the receipt of cash in payment of all Obligations in respect of such Senior Indebtedness, including the principal amount of such Senior Indebtedness and premium, if any, on and interest thereon (including, without limitation, any interest thereon accruing during the pendency of any Proceeding, regardless of whether allowed or allowable in such Proceeding) to the date of such payment.

4.3           Payments.  Prior to the Subordination Termination Date, the Payee shall not accept, receive or collect (by set-off or other manner) any payment or distribution on account of, or ask for, demand or accelerate, directly or indirectly, this Note, and the Maker shall not make any such payment; except that so long as no Blockage Default or Senior Indebtedness Acceleration has occurred and is continuing and no Standstill Period is in effect and so long as Payee has not received notice of any such events from the administrative agent for the holders of Senior

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Indebtedness, Maker shall make, in accordance with the terms of this Note, scheduled payments of principal and interest to Payee.  Notwithstanding the preceding provisions of this Section 4.3 or any other provision of this Note, nothing herein shall prevent or in any manner restrict Payee from receiving Permitted Junior Securities of Maker at any time and from time to time in respect of amounts outstanding under this Note.

4.4           Funds in Trust.  If a distribution is made to Payee that because of this Article IV should not have been made to Payee, Payee shall hold it in trust for holders of Senior Indebtedness of Maker and pay it over to them as their interests may appear.

4.5           Enforcement Actions.  At any time that Payee is not permitted to receive payment under this Note pursuant to Section 4.3, Payee will not commence any Enforcement Action relative to Maker.  Upon termination of any Standstill Period, and provided no Blockage Default or Senior Indebtedness Acceleration has occurred and is continuing, or at any time on or after the Subordination Termination Date,  Payee may exercise any and all rights or remedies it may have in law or equity, including without limitation the commencement of any Enforcement Action relative to Maker.  Notwithstanding the preceding provisions of this Section 4.5 or any other provision of this Note, no Standstill Period may be commenced while any other Standstill Period exists or within 180 days following the termination of any prior Standstill Period.  During any Standstill Period, the applicable statute of limitations with respect to the enforcement of the payment of indebtedness under this Note shall be tolled.

4.6           Subrogation.  No payment or distribution to the holders of Senior Indebtedness pursuant to the provisions of this Note shall entitle Payee to exercise any rights of subrogation in respect thereof prior to the Subordination Termination Date, and until such time Payee shall not have any right of subrogation to such holders of Senior Indebtedness on account of this Note.  After the Subordination Termination Date, and provided that no payments received by the holders of Senior Indebtedness are voidable or must otherwise be returned, Payee shall be subrogated to the rights of such holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to such holders of Senior Indebtedness have been applied to the payment of the Senior Indebtedness.

4.7           No Amendment.  Prior to the Subordination Termination Date, unless the Administrative Agent under each Loan Agreement  otherwise consents in writing,  Maker and Payee shall not (a) amend or modify any of the provisions of this Article IV, (b) increase the outstanding principal balance of this Note, (c) shorten the Maturity Date or any other date for the payment of principal or interest, or (d) increase interest rate applicable to this Note (excluding fluctuations in the Interest Rate in accordance with its terms).

4.8           Reliance by Holders of Senior Indebtedness on Subordination Provisions; No Waiver.

(a)           Payee by accepting this Note acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Indebtedness, whether created or acquired before or after the issuance of this Note, to acquire or to hold such Senior Indebtedness, and each holder of Senior Indebtedness will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Indebtedness.

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(b)           The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to Payee, without incurring any liability or responsibility to Payee, and without impairing the rights of holders of Senior Indebtedness under these subordination provisions, do any of the following:

(1)        change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured;

(2)        sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness;

(3)        release any person liable in any manner for the payment of Senior Indebtedness; or

(4)        exercise or refrain from exercising any rights against the Maker and any other person.

ARTICLE V – COVENANTS

5.1           Information. Maker shall deliver to Payee:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of Maker a consolidated balance sheet of Maker and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by independent public accountants of nationally recognized standing;

(b)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Maker a consolidated balance sheet of Maker and its Subsidiaries as of the end of such quarter and the related consolidated statement of income for such quarter and for the portion of Maker’s fiscal year then ended, and the related consolidated statements of cash flows and changes in shareholders’ equity for the portion of the fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding quarter and the corresponding portion of Maker’s previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments) by the chief financial officer of Maker as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(c)           promptly upon Maker’s obtaining knowledge of any default under this Note or any “default” or “event of default” under the Loan Agreements, a certificate of the chief financial officer of Maker setting forth the details thereof and any action that Maker is taking or proposes to take with respect thereto; and

(d)           from time to time such additional information regarding the financial condition or business of Maker and its Subsidiaries as Payee may reasonably request.

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Financial statements required to be delivered pursuant to clauses (i) and (ii) of this Paragraph 4(a) (to the extent any such financial statements are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Maker posts such documents, or provides a link thereto on Maker’s website on the Internet at the website address listed beneath its signature hereto; provided that Maker shall notify Payee of the posting of any such financial statements.

5.2           Negative Covenants.  Maker shall not, nor shall it permit any of its Subsidiaries to:

(a)           liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution, or sell all or substantially all of its assets; or

(b)           incur or permit the aggregate principal amount of all Senior Indebtedness outstanding at any time to exceed the Agreed Bank Limit.

5.3           Representations and Warranties.  Maker represents and warrants to Payee that:

(a)           Maker is not in default in the performance of any of its covenants and agreements contained in any Loan Agreement.

(b)           Maker is duly organized, validly existing and, as applicable, in good standing under the laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.

(c)           Maker has duly taken all action necessary to authorize the execution and delivery by it of this Note and to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.

(d)           The execution and delivery by Maker of this Note, the performance by Maker of its obligations hereunder, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any law, (ii) the organizational documents of Maker, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon Maker, or (b) result in the acceleration of any indebtedness owed by Maker.  Except for consents obtained under the Loan Agreements, no consent, approval, authorization or order of, and no notice to or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance by Maker of this Note or to consummate any transactions contemplated hereby.

(e)           This Note is the legal, valid and binding obligation of Maker, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and general equitable principles.

(f)            Upon giving effect to the issuance of this Note and the consummation of the transactions contemplated hereby, (i) Maker will not be insolvent (as such term is defined in the United States Bankruptcy Code, Title 11 U.S.C., as amended (the “Code”), and with all terms used in this subsection that are defined in the Code having the meanings ascribed to those terms in the text

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and interpretive case law applicable to the Code), (ii) the sum of Maker’s debts, including without limitation absolute and contingent liabilities, or guarantees thereof, shall not exceed the value of Maker’s assets, at a fair valuation, and (iii) Maker’s capital is not unreasonably small for the business in which Maker is engaged and intends to be engaged.  Maker has not incurred, nor does Maker intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

ARTICLE VI – GENERAL PROVISIONS

6.1           No Waiver; Amendment. No failure to accelerate the indebtedness evidenced by this Note by reason of an Event of Default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced by this Note or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted under this Note or by any applicable laws.  Maker hereby expressly waives and relinquishes the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.  The failure to exercise any remedy available to Payee shall not be deemed to be a waiver of any rights or remedies of Payee under this Note or at law or in equity.  No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Payee specifically, unequivocally and expressly agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, or modification is sought.

6.2           WAIVERS.  MAKER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF NONPAYMENT OR NONPERFORMANCE, PROTEST, NOTICE OF PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION OR ANY OTHER NOTICES OR ANY OTHER ACTION. MAKER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO THE BENEFITS OF ANY MORATORIUM, REINSTATEMENT, MARSHALING, FORBEARANCE, VALUATION, STAY, EXTENSION, REDEMPTION, APPRAISEMENT, EXEMPTION AND HOMESTEAD NOW OR HEREAFTER PROVIDED BY THE CONSTITUTION AND LAWS OF THE UNITED STATES OF AMERICA AND OF EACH STATE THEREOF, BOTH AS TO ITSELF AND IN AND TO ALL OF ITS PROPERTY, REAL AND PERSONAL, AGAINST THE ENFORCEMENT AND COLLECTION OF THE OBLIGATIONS EVIDENCED BY THIS NOTE.

6.3           Interest Provisions.

(a)           Savings Clause.  It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by this Note (or applicable United

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States federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to this Note, (ii) contracted for, charged, taken, reserved or received by reason of Payee’s exercise of the option to accelerate the maturity of this Note, or (iii) Maker will have paid or Payee will have received by reason of any voluntary prepayment by Maker of this Note, then it is Maker’s and Payee’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Payee shall be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Maker), and the provisions of this Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the end of the stated term of this Note, then Maker and Payee agree that Payee shall, with reasonable promptness after Payee discovers or is advised by Maker that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Maker and/or credit such excess interest against this Note then owing by Maker to Payee.  Maker hereby agrees that as a condition precedent to any claim seeking usury penalties against Payee, Maker will provide written notice to Payee, advising Payee in reasonable detail of the nature and amount of the violation, and Payee shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Maker or crediting such excess interest against this Note then owing by Maker to Payee.  All sums contracted for, charged, taken, reserved or received by Payee for the use, forbearance or detention of any debt evidenced by this Note shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Note does not exceed the Maximum Lawful Rate from time to time in effect and applicable to this Note for so long as debt is outstanding.  In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to this Note.  Notwithstanding anything to the contrary contained herein, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

(b)           Ceiling Election. To the extent that Payee is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Note, Payee will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Payee will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Payee may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Maker as provided by applicable law now or hereafter in effect.

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(c) Definitions.

(i)            As used hereunder, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Payee in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that such law permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges made in connection with the transaction evidenced by this Note.

(ii)           As used hereunder, the term “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by Payee in connection with the transactions relating to this Note, which are treated as interest under applicable law.

6.4           Use of Funds.  Maker hereby warrants, represents and covenants that (i) the debt evidenced by this Note has been incurred by Maker solely for the purpose of acquiring or carrying on a business or commercial enterprise, (ii) all proceeds of this Note shall be used only for business and commercial purposes, and (iii) no funds disbursed hereunder shall be used for personal, family, agricultural or household purposes.

6.5           WAIVER OF JURY TRIAL.  MAKER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF PAYEE OR MAKER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH PAYEE OR MAKER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

6.6           Governing Law; Submission to Jurisdiction.  This Note is executed and delivered as an incident to a transaction negotiated and consummated in Harris County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas.  Maker, for itself and its successors and assigns, hereby irrevocably (i) submits to the nonexclusive jurisdiction of the state and federal courts in Texas, (ii) waives, to the fullest extent permitted by law, any objection that it may now or in the future have to the laying of venue of any litigation arising out of or in connection with this Note brought in the District Court of Harris County, Texas, or in the United States District Court for the Southern District of Texas, and (iii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.  Maker hereby agrees that service of process upon Maker may be made by certified or registered mail, return receipt requested, at its address specified herein.  Nothing herein shall affect the right of Payee to serve process in any other manner permitted by law or shall limit the right of Payee to bring any action or proceeding against Maker or with respect to any of Maker’s property in courts in other jurisdictions. The scope of each of the foregoing waivers is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Maker acknowledges that these waivers are a material inducement to

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Payee’s agreement to enter into this Note, that Payee has already relied on these waivers and will continue to rely on each of these waivers in related future dealings. The waivers in this Section 6.6 are irrevocable, meaning that they may not be modified either orally or in writing, and these waivers apply to any future renewals, extensions, amendments, modifications, or replacements of this Note.  In connection with any litigation, this Note may be filed as a written consent to a trial by the court.

6.7           Counting of Days.  If any time period referenced hereunder ends on a day other than a Business Day, such time period shall be deemed to end on the next succeeding Business Day.

6.8           Payee’s Discretion.  Whenever pursuant to this Note, Payee exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Payee, the decision of Payee to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall be (except as is otherwise specifically and expressly provided herein to the contrary) in the sole discretion of Payee and shall be final and conclusive.

6.9           Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them, except that Maker may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Payee.  The terms “Maker” and “Payee” as used hereunder shall be deemed to include their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them.

6.10         Time is of the Essence.  Time is of the essence with respect to all provisions of this Note.

6.11        Headings. The Article, Section, and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, define, limit, amplify or be used in construing the text, scope or intent of such Articles, Sections, or Subsections or any provisions hereof.

6.12         Notices.  All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, (iii) by delivery to a reputable independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee, or (iv) by prepaid telegram, telex, telecopier or telefacsimile transmission to the addressee.  Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated place or machine of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth herein; provided, however, that either party shall have the right to change its address for notice hereunder to any other

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location within the continental United States by the giving of thirty (30) days’ prior notice to the other party in the manner set forth herein.

6.13         Severability.  If any provision of this Note or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, then neither the remainder of this Note nor the application of such provision to other persons or circumstances nor the other instruments referred to herein shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

6.14         Right of Setoff.  This Note represents part of the consideration for the purchase by Maker of the “Assets” (as defined in the Agreement) pursuant to the terms of the Agreement.  Maker shall have and Payee hereby grants to Maker the right to setoff any claims by Maker for indemnity and/or for breach of warranty arising under the Agreement against any amount of principal and interest due in respect of this Note; provided that such right to setoff shall be available only with respect to any such claims that have been adjudicated to be owing to Maker by a court of competent jurisdiction by final and nonappealable judgment.  This right of setoff shall not be deemed to have been waived by any act or conduct on the part of Maker, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing, and such right of setoff shall continue in full force and effect until such right of setoff is specifically waived or released by an instrument in writing executed by Maker.

6.15         Costs of Collection.  If any holder of this Note retains an attorney-at-law in connection with any Event of Default or at maturity or to collect, enforce, or defend this Note or any part hereof in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this Note and does not prevail, then Maker agrees to pay to each such holder, in addition to the principal balance hereof and all interest hereon, all costs and expenses of collection or incurred by such holder or in any such suit or proceeding, including, but not limited to, reasonable attorneys’ fees.

6.16         Gender. All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa.

6.17         Statement of Unpaid Balance.  At any time and from time to time, Maker will furnish promptly, upon the request of Payee, a written statement stating the unpaid balance of the indebtedness evidenced by this Note.

6.18         ENTIRE AGREEMENT.  THIS NOTE CONTAINS THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND ALL PRIOR AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATIVE HERETO AND THERETO WHICH ARE NOT CONTAINED HEREIN OR THEREIN ARE SUPERSEDED AND TERMINATED HEREBY, AND THIS NOTE MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[Signature page follows]

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

MAKER:

GLOBAL GEOPHYSICAL SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

Address of Payee for purposes
of notice hereunder:

, Texas
Telefax:

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EXECUTION COPY

EXHIBIT E

Form of Employment Agreement

1

EXECUTION VERSION

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between Global Geophysical Services, Inc. (hereinafter referred to as “Employer”), and [.], an individual currently resident in [.], Texas (hereinafter referred to as “Employee”), effective as of March 31, 2008 (the “Effective Date”).

WITNESSETH:

WHEREAS, attendant to Employee’s employment by Employer, Employer and Employee wish for there to be a complete understanding and agreement between Employer and Employee with respect, to, among other terms, Employee’s duties and responsibilities to Employer; the compensation and benefits owed to Employee; the fiduciary duties owed by Employee to Employer; Employee’s obligation to avoid conflicts of interest, disclose pertinent information to Employer, and refrain from using or disclosing Employer’s information; and the term of Employee’s employment;

WHEREAS, Employer considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing its best interests and the best interests of Employer and its shareholders;

WHEREAS, Employer recognizes that the possibility of a change in control of Employer may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and its shareholders;

WHEREAS, Employer has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Employer’s management, including Employee, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of Employer;

WHEREAS, Employer recognizes that Employee could suffer adverse financial and professional consequences if a change in control of Employer were to occur;

WHEREAS, Employer and Employee wish to enter into this Agreement to, among other things, protect Employee if a change in control of Employer occurs, thereby encouraging Employee to remain in the employ of Employer and not to be distracted from the performance of his duties to Employer by the possibility of a change in control of Employer;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

Section 1.    General Duties of Employer and Employee.

(a)   Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve in an executive capacity as [.]. The powers, duties and responsibilities of Employee as a [.] include those duties that are specified in Employer’s Bylaws and the usual and customary powers, duties and responsibilities of such office. Employee also agrees to serve in an executive capacity with any subsidiary of Employer as may be identified by Employer. Employee shall report to [.].

(b)   While employed hereunder, Employee will devote substantially all reasonable and necessary time, efforts, skills and attention for the benefit of and with his primary attention to the affairs of Employer in order that he may faithfully perform his duties and obligations. The preceding sentence will

EXECUTION COPY

not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director of any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.

(c)   Employee shall be based at the offices of Employer’s Weinman Geoscience division located in Dallas, Texas (the “Place of Employment”).

(d)   Employee agrees and acknowledges that during the term of this Agreement, he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and to do no act knowingly which would injure Employer’s business, its interests or its reputation.

Section 2.    Compensation and Benefits.

(a)   Employer will pay to Employee during the term of this Agreement a Base Salary at the rate of [.] Thousand Dollars ($[.],000.00)] per year (such Base Salary as increased by Employer as hereinafter provided is referred to herein as the “Base Salary”). Employer will review the Base Salary from time to time and, during the term of this Agreement, may increase, but may not decrease, the Base Salary. The Base Salary will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may generally establish from time to time for its employees.

(b)   During each applicable fiscal period during the term of this Agreement, Employee shall receive a bonus to the extent payable in accordance with the terms and conditions of whatever incentive or bonus plan Employer establishes for its executives.

(c)   Employee will be eligible for option grants to purchase Employer’s common stock or other equity securities of Employer (“Shares”) as provided under any stock option plans generally available to Employer’s employees (or other replacement incentive or stock option plans Employer establishes for its key executives). In addition, in the event of a Change in Control (as defined in Section 6(e)), each option to acquire Shares or other equity securities of Employer held by Employee immediately prior to such a Change in Control shall become fully exercisable, regardless of whether or not the vesting conditions set forth in the relevant stock option agreement have been satisfied in full, and all restrictions on any restricted Shares granted to Employee prior to such Change in Control shall be removed and such Shares shall be freely transferable (subject to applicable securities laws), regardless of whether the conditions set forth in the relevant restricted stock agreements have been satisfied in full.

(d)   Employee will be entitled to paid vacation of not less than four (4) weeks each year. Vacation may be taken by Employee at the time and for such periods as may be mutually agreed upon between Employer and Employee.

(e)   Employee will be reimbursed in accordance with Employer’s normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee will furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer’s reimbursement.

(f)    Employee will be entitled to participate in all insurance and retirement plans, incentive compensation plans and such other benefit plans or programs as may be in effect from time to time for the Shareholder Employees of Employer including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses.

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(g)   All Base Salary, bonus and other payments made by Employer to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates.

Section 3.    Fiduciary Duty; Confidentiality.

(a)   In keeping with Employee’s fiduciary duties to Employer, Employee agrees that he will not knowingly take any action that would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he will disclose to Employer any facts which might involve a conflict of interest that has not been approved by Employer.

(b)   As part of Employee’s fiduciary duties to Employer, Employee agrees to protect and safeguard Employer’s information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business (collectively, “Confidential Information”) and, except as may be required by Employer, Employee will not knowingly, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Employer; (ii) in the course of the proper performance of Employee’s duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Employee; (iv) for information that becomes available to Employee on a non-confidential basis from a source other than Employer or its affiliated companies and subsidiaries who is not bound by a duty of confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation, order or securities exchange.

(c)   Upon termination of his employment with Employer, Employee will immediately deliver to Employer all documents in Employee’s possession or under his control which embody any Confidential Information.

Section 4.    Term.

Employee’s employment with Employer, having previously commenced, will continue until terminated in accordance with Section 5.

Section 5.    Termination.

(a)   Employee’s employment with Employer hereunder will terminate upon the first to occur of the following:

(1)   The death or Disability (as defined in Section 5(b) hereof) of Employee;

(2)   Employer terminates such employment for Cause (as defined in Section 5(c) hereof);

(3)   Employee terminates such employment for Good Reason (as defined in Section 5(d) hereof);

(4)   Employer terminates such employment for any reason other than Cause or for no reason at all;

(5)   Employee terminates such employment for any reason other than Good Reason or for no reason at all;

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(6)              Employee’s sixty-fifth (65) birthday, at which time Employee will continue to be employed by Employer as an employee at will; or

(7)    March 31, 2010, at which time Employee will continue to be employed by Employer as an employee at will.

(b)   As used in this Agreement, “Disability” means permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision) which has existed for at least 180 consecutive days. “Disabled” and other variants shall be construed accordingly. Employee shall be considered Disabled if he is determined to be so under any disability insurance policy maintained by Employer covering Employee; or, if there is no such policy covering Employee, then upon certification to Employer by a physician approved by Employer and Employee involved that he is so mentally or physically Disabled as to be, in all likelihood, permanently incapable of performing the duties of the employment position with Employer which he or she occupied immediately before the occurrence of the disorder giving rise to his Disability, or, in the alternative, upon the certification by the physician that the Disabled Employee has refused after reasonable request and reasonable opportunity to submit to examination by the physician.

(c)   As used in this Agreement, “Cause” means:

(1)   Employee’s willful and continued failure to substantially perform his obligations under this Agreement (other than any such failure resulting from his Disability) after a demand for substantial performance has been delivered to him by Employer which specifically identifies the manner in which Employer believes Employee has not substantially performed such provisions and Employee has failed to remedy the situation within ten (10) days after such demand;

(2)   Employee’s willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude;

(3)   Employee’s material breach of this Agreement which breach has not been remedied by Employee within ten (10) days after receipt by Employee of written notice from Employer that he is in material breach of the Agreement, specifying the particulars of such breach; or

(4)   Employee’s being enjoined from serving as a director of officer or companies that have any class of securities registered under the Securities Act of 1933 or that file periodic reports under the Securities Exchange Act of 1934.

For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed “willful” or engaged in “willfully” if it was due primarily to an error in judgment or negligence, but shall be deemed “willful” or engaged in “willfully” only if done, or omitted to be done, by Employee (i) not in good faith and (ii) absent a reasonable belief that his action or omission was in the best interest of Employer.

Notwithstanding the foregoing, Employee shall not be deemed to have been terminated as a result of Cause hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by Employer’s Board of Directors (the “Board”) at a meeting of the Board called and held for such purpose (after notice to Employee as provided in the Bylaws of Employer with respect to notice to Directors of Board meetings and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the members of the Board voting in favor of such resolution, that Employee has committed an act set forth above in this Section 5(c) and specifying

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the particulars thereof in detail. Nothing herein shall limit the right of Employee or his legal representatives to contest the validity or propriety of any such determination.

(d)   As used in this Agreement, “Good Reason” means:

(1)   Employer’s failure to comply with any of the provisions of Section 2 of this Agreement (including, but not limited to, such a failure resulting from any reduction in the Base Salary) which failure is not remedied within ten (10) days after receipt of written notice from Employee specifying the particulars of such breach;

(2)   Employer’s breach of any other material provision of this Agreement which is not remedied within ten (10) days after receipt by Employer of written notice from Employee specifying the particulars of such breach;

(3)   the assignment to, or removal from, Employee of any duties materially inconsistent with Employee’s position (including status, offices, titles, and reporting requirements), duties, functions, responsibilities, or authority as contemplated by Section 1 of this Agreement or other action by Employer that results in a diminution (other than an isolated, inconsequential or insubstantial diminution which is remedied by Employer promptly after receipt of written notice thereof given by Employee) in such position, duties, functions, responsibilities or authority; or

(4)   the relocation of Employee’s principal place of performance of his duties and responsibilities under this Agreement to a location more than one hundred miles (100) miles from the Place of Employment;

(5)   after a Change in Control (as defined in Section 6(e) hereof), (i) Employer’s failure to continue in effect any benefit or compensation plan (including, but not limited to, bonus, incentive, retirement, supplemental executive retirement, savings, profit sharing, pension, performance, stock option, stock purchase, deferred compensation, life insurance, medical, dental, health, hospital, accident or disability plans) in which Employee is participating at the time of such Change in Control (or plans providing to Employee, in the aggregate, substantially similar benefits as the benefits enjoyed by Employee under the benefit and compensation plans in which Employee is participating at the time of such Change in Control), or (ii) the taking of any action by Employer that would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of such Change in Control; provided, however, that Good Reason shall not exist pursuant to this Section 5(d)(5) unless Employee has provided notice to Employer specifically describing the basis for the Employee’s determination that Good Reason exists pursuant to this Section 5(d)(5) and the Employer fails to take corrective action within 10 days after receipt of such notice;

(6)   any failure by Employer to comply with Section 8(c); or

(7)   any purported termination of Employee’s employment by Employer which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5(e) hereof (and for purposes of this Agreement, no such purported termination shall be effective).

(e)   Any termination by Employer or Employee of Employee’s employment with Employer (other than any such termination occurring on Employee’s sixty-fifth (65th) birthday or on March 31, 2010) shall be communicated by written notice (a “Notice of Termination”) to the other party that shall:

(1)   indicate the specific provision of this Agreement relied upon for such termination;

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(2)   indicate the specific provision of this Agreement pursuant to which Employee is to receive compensation and other benefits as a result of such termination; and

(3)   otherwise comply with the provisions of this Section 5(e) and Section 10(a).

If a Notice of Termination states that Employee’s employment with Employer has been terminated as a result of Employee’s Disability, the notice shall (i) specifically describe the basis for the determination of Employee’s Disability, and (ii) state the date of the determination of Employee’s Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from Employer and states that Employee’s employment with Employer is terminated by Employer as a result of the occurrence of Cause, the Notice of Termination shall specifically describe the action or inaction of Employee that Employer believes constitutes Cause and shall be accompanied by a copy of the resolution satisfying Section 5(c). If the Notice of Termination is from Employee and states that Employee’s employment with Employer is terminated by Employee as a result of the occurrence of Good Reason, the Notice of Termination shall specifically describe the action or inaction of Employer that Employee believes constitutes Good Reason. Any purported termination by Employer of Employee’s employment with Employer shall be ineffective unless such termination shall have been communicated by Employer to Employee by a Notice of Termination that meets the requirements of this Section 5(e) and the provisions of Section 10(a).

(f)    As used in this Agreement, “Date of Termination” means:

(1)   if Employee’s employment with Employer is terminated for Disability, sixty (60) days after Notice of Termination is received by Employee or any later date specified therein, provided that within such sixty (60) day period Employee shall not have returned to full-time performance of Employee’s duties;

(2)   if Employee’s employment with Employer is terminated as a result of Employee’s death, the date of death of Employee;

(3)   if Employee’s employment with Employer is terminated for Cause, the date that Notice of Termination, accompanied by a copy of the resolution satisfying Section 5(c), is received by Employee or any later date specified therein, provided that Employer may, in its discretion, condition Employee’s continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee will comply with such considerations or requirements;

(4)   if Employee’s employment with Employer is terminated upon the occurrence of Employee’s sixty-fifth (65th) birthday, the date of such birthday, at which time Employee will continue to be employed by Employer as an employee at will; or

(5)   if Employee’s employment with Employer is terminated by either Employer or Employee for any reason other than Employee’s Disability, Employee’s death, the occurrence of Employee’s sixty-fifth (65th) birthday, or Cause, or for no reason, the date that is fourteen (14) days after the date of receipt of the Notice of Termination.

Section 6.    Effect of Termination.

(a)   Upon termination of Employee’s employment by Employer for Cause, by Employee for no reason or any reason other than Good Reason, due to the death of Employee or upon termination by Employer due to the Disability of Employee, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of

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Termination, (ii) as provided in Section 7, (iii) Employee’s Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

(b)   Except as otherwise provided in Section 6(c), if Employee’s employment with Employer is terminated (i) by Employer for no reason or for any reason other than Cause, the death or Disability of Employee, or Employee’s reaching his sixth-fifth (65th) birthday, or (ii) by Employee for Good Reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination, and Employer will pay or provide to Employee the following:

(1)   The portion of Employee’s Base Salary due and payable through the Date of Termination;

(2)   Incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination;

(3)   All Shares granted or awarded to Employee prior to the Date of Termination shall immediately vest in Employee, and, notwithstanding anything to the contrary provided in any granting instrument, agreement, or contract entered into prior to the Effective Date, any and all rights of Employer to repurchase Shares at their par value or original issuance price shall terminate and be of no further force and effect. However, nothing in this Agreement shall affect any right of Employer to purchase Employee’s Shares pursuant to any right of first refusal or similar right created by any contract to which Employee is a party.

Except as otherwise provided above and in Section 7, all other compensation and benefits will cease upon the Date of Termination other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) any rights Employee or his survivors may have under any grants of options to purchase Shares or under any grants of restricted stock of Employer; and (iii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan. As a condition to making the payments and providing the benefits specified in this Section 6(b), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee’s termination. Such release will be in substantially the same form as Exhibit B attached hereto.

(c)   If (i) a Change in Control (as defined in Section 6(e) hereof) shall have occurred, and (ii) within two (2) years after such Change in Control Employee’s employment with Employer is terminated (x) by Employer for no reason or for any reason other than Cause, the death or Disability of Employee, or Employee reaching his sixty-fifth (65th) birthday, or (y) by Employee for Good Reason or for no reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination, Section 6(b) above shall not apply, and Employer will pay or provide to Employee:

(1)   The portion of Employee’s Base Salary payable through the Date of Termination;

(2)   Incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination;

(3)   All Shares granted or awarded to Employee prior to the Change in Control shall immediately vest in Employee, and, notwithstanding anything to the contrary provided in any

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granting instrument, agreement, or contract entered into prior to the Effective Date, any and all rights of Employer to repurchase such Shares at their par value or original issuance price shall terminate and be of no further force and effect, and all rights of first refusal and other restrictions on any restricted Shares granted to Employee prior to such Change in Control shall be removed and such Shares shall be freely transferable (subject to applicable securities laws), regardless of whether the conditions set forth in the relevant restricted stock agreements have been satisfied in full.

As a condition to making the payments and providing the benefits specified in this Section 6(c), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee’s termination, in a form satisfactory to Employer.

(d)   Notwithstanding anything contained in this Agreement to the contrary, if following the commencement of any discussion with a third person that ultimately results in a Change in Control, (i) Employee’s employment with Employer is terminated by Employer for no reason or for any reason other than Cause, (ii) Employee is removed from any material duties or position with Employer, or (iii) Employer fails to comply with any of the provisions of Section 2 of this Agreement, then for all purposes of this Agreement, such Change in Control shall be deemed to have occurred on the date immediately prior to the date of such termination, removal, or failure.

(e)    For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(1)   the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), or any successor statute) (a “Covered Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding Shares (the “Outstanding Company Shares”), or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 6(0(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Employer, (ii) any acquisition by Employer, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer, or (iv) any acquisition by any corporation pursuant to a transaction which complies with Section 6(e)(2)(i), (ii) or (iii);

(2)   individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding in any event any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board;

(3)   consummation of (xx) a reorganization, merger, amalgamation, consolidation, sale or other form of business combination of Employer, or (yy) a sale, lease, exchange, disposition or other transfer of all or substantially all of the assets of Employer (a “Business Combination”), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or

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indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Employer or all or substantially all of Employer’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, and (ii) no Covered Person (excluding any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation; or

(4)   approval by the shareholders of Employer of a complete liquidation or dissolution of Employer

(f)   Notwithstanding anything herein to the contrary, any and all Shares issued to the Employee by Weinman Geosciences, Inc. in connection with that certain Asset Purchase Agreement, of even date herewith, by and among Employer, Weinman Geosciences, Inc., Barry L. Weinman, and Jane L. Weinman (the “Transaction Shares”), shall vest in three (3) equal installments on March 31, 2009, 2010 and 2011. In the event the Employee ceases to be an employee of the Employer or its Affiliates, (i) any unvested Transaction Shares held by the Employee shall revert to the Employer on the day employment is terminated and (ii) any principal and unpaid interest due under any Transaction Shares beneficially owned by the Employee will be cancelled on the day employment is terminated. Notwithstanding the foregoing, if the employment of the Employee is terminated as a result of the death or disability of the Employee, termination without Cause, resignation with Good Reason, or following a Change-in-Control of the Buyer, (i) all Transaction Shares held by the Employee would become fully vested on the day employment is terminated and (ii) the Transaction Shares shall not be cancelled.

Section 7.    No Effect on Other Rights.

Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice of or provided by Employer or any of its affiliates and subsidiaries and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with Employer or any of its affiliates and subsidiaries. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, Employer or any of its affiliates and subsidiaries at or subsequent to the Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 8.    Successors; Binding Agreement.

(a)   This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)   This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

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(c)   Employer will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by execution and delivery of the agreement provided for in this Section 8(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.

Section 9.    Non-Solicitation; No Hire.

(a)   Employee agrees that, effective as of the Effective Date and for a period that includes the term of this Agreement and (i) twelve (12) months thereafter in the event of a termination of Employee’s employment with Employer described in Section 6(c), or (ii) six (6) months thereafter in all other events (such applicable period being referred to herein as the “Non- Compete Period”), Employee shall not, without the prior written consent of Employer, which shall not be unreasonably withheld, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the Business (as defined in Section 9(d)) of Employer or any of its subsidiaries or affiliates, except for the account of Employer and its subsidiaries and affiliates; provided, however, that during the Non-Compete Period Employee may acquire, solely as a passive investment, not more than five percent (5%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 10 or 15(d) of the Exchange Act. Employee acknowledges that a remedy at law for any breach or attempted breach of this covenant not to compete will be inadequate and further agrees that any breach of this covenant not to compete will result in irreparable harm to Employer, and, accordingly, Employer shall, in addition to any other remedy that may be available to it, be entitled to specific performance and temporary and permanent injunctive and other equitable relief (without proof of actual damage or inadequacy of legal remedy) in case of any such breach or attempted breach. Employee acknowledges that this covenant not to compete is being provided as an inducement to Employer to enter into this Agreement and that this covenant not to compete contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this covenant not to compete shall be prohibited by or be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

(b)   In addition to the restrictions set forth in Section 9(a), Employee agrees that, effective as of the Effective Date and for a period that includes the term of this Agreement and twelve (12) months thereafter, Employee will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Employer or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, potential customers of Employer or any of its subsidiaries or affiliates upon whom Employer or any of its subsidiaries or affiliates has called upon in the last twelve (12) months or contacts of Employer or any of

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its subsidiaries or affiliates or any other information pertaining to such persons, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, whether for Employee or for any other person, firm or entity.

(c)   Regardless of the reason for any termination of Employee’s employment, effective as of the Effective Date and for a period that includes the term of this Agreement and twelve (12) months thereafter, Employee will not, either on his own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee of Employer or any of its subsidiaries or affiliates to leave such employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer or any of its subsidiaries or affiliates.

(d)   As used in this Agreement, “Business” means the business of acquiring, processing and/or interpreting geophysical data and/or producing and/or conducting geophysical surveys, including, but not limited to, (x) the business of surface seismic acquisition and/or surface seismic data processing and/or interpretation for the purpose of providing and/or interpreting seismic images of the subsurface of the earth, and (y) the following activities and services: (i) all forms of surface land, marine, ocean bottom cable and transition zone seismic data acquisition; (ii) all forms of surface seismic data processing, including the processing of two, three and/or four dimensional vertical seismic profiling; (iii) recording of data from wellbore seismic arrays performed during simultaneous acquisition of surface two, three and/or four dimensional data; (iv) trenched in, buried near surface or seabed permanent array installation and acquisition; (v) surface seismic acquisition, processing, interpretation and/or sales, in each case, of multi-client surveys; (vi) maintenance of surface seismic data processing centers, including licensing and support of surface seismic processing software; (vii) equipment design and manufacture for surface seismic acquisition, processing and interpretation; (viii) research and development programs for any of the items described in this Section 9(d) and seismically-assisted reservoir solutions, including software relating thereto; (ix) surface seismic data management services; (x) interpretation activities related to or in support of acquisition and processing activities described in this Section 9(d); (xi) borehole seismic acquisition and installation and acquisition of data from wellbore seismic arrays; (xii) reservoir management; (xiii) commercial seismically-assisted reservoir solutions; and (xiv) non-seismic data management and non-seismic dynamic reservoir characterization and performance prediction.

Section 10.    Miscellaneous.

(a)   All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 10(a):

If to Employer, to:

Global Geophysical Services, Inc.
Attention: President
3535 Briarpark Drive, Suite 200

Houston, Texas 77042
Fax: (713) 972-1008

If to Employee, to:

[.]

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

(b)   This Agreement (including the Exhibits attached hereto) supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee

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and Employer or any of its subsidiaries or affiliates and constitutes the entire agreement between Employee and Employer or any of its subsidiaries or affiliates with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document and by the Employee.

(c)   If any provision of this Agreement or application thereof to anyone or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

(d)   The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

Section 11.    Arbitration.

a)    Any and all disputes or disagreements concerning the interpretation or application of this Agreement, or the validity thereof shall be finally resolved by arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a sole arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(1)   The arbitration proceedings shall be held in Houston, Texas;

(2)   Any procedural issues not determined under the arbitral rules selected pursuant to this Agreement shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(3)   The costs of the arbitral proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrator;

(4)   The decision of the arbitrator shall be reduced to writing and presented with detailed reasons; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues, or accounting presented to the arbitrator; made and promptly paid in U.S. dollars free of any deduction or offset; and any costs or fees incident to enforcing the award, shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement;

(5)   The arbitrator is not empowered to award damages in excess of compensatory damages and each Party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner; and

(6)   The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at a rate of interest to be determined by the arbitrator.

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(b)   Notwithstanding the provisions of Section 11(a), Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee’s obligations under Sections 3(b), 3(c), 3(d) or 9 hereof.

(SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WFEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date

EMPLOYER:	EMPLOYEE:

GLOBAL GEOPHYSICAL SERVICES, INC.

By:

EXECUTION COPY

EXHIBIT F

Global Geophysical Services, Inc.

Stockholders Agreement

STOCKHOLDERS AGREEMENT

GLOBAL GEOPHYSICAL SERVICES, INC.

Dated as of November 30, 2006

i

Table of Contents

(continued)

ii

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of November 30, 2006 (this “Agreement”), among Global Geophysical Services, Inc., a Delaware corporation (the “Company”), Kelso Investment Associates VI, L.P., a Delaware limited partnership (“KIA”) and KEP VI, LLC, a Delaware limited liability company (“KEP” and together with KIA, “Kelso”), those individuals or entities who are listed on Schedule A (collectively, the “Outside Stockholders”), those present and former employees of the Company or its subsidiaries and those affiliates of such persons who are listed on Schedule B (collectively, the “Company Stockholders”; and together with the Outside Stockholders, the “Non-Kelso Stockholders”; and the Non-Kelso Stockholders, together with Kelso, are hereinafter referred to as the “Stockholders”).  Capitalized terms used herein without definition are defined in Section 24.

The parties hereto agree as follows:

1.             Restrictions on Transfer of Capital Stock.

1.1           Restriction on Transfers by the Company Stockholders.  No shares of Capital Stock now or hereafter owned by any Company Stockholder, nor any interest therein nor any rights relating thereto, may be Transferred, provided, that shares of Capital Stock may be Transferred (a) pursuant to Section 1.2 (“Permitted Pledges”), (b) pursuant to Section 1.3 (“Estate Planning Transfers”), (c) pursuant to Section 3.1 (“Tag-Along Rights”), (d) as part of a registered offering pursuant to Section 7, (e) in any 12-month period commencing on the first anniversary of this Agreement, in an amount that is less than eight percent (8%) of the number of shares of Capital Stock held by such Company Stockholder and his, her or its Affiliates as of the beginning of such 12 month period and (f) as a charitable contribution to an organization exempt from taxation pursuant to Section 503(c) of the Internal Revenue Code, provided that such contribution has been approved in advance by the Board (excluding such Company Stockholder and any Affiliate of such Company Stockholder, if applicable), acting reasonably.

1.2           Permitted Pledges.  A Company Stockholder may pledge any or all shares of Capital Stock now or hereafter owned by him or her, or grant a security interest therein to secure indebtedness of such Stockholder owing to a bank or other financial institution, in either case on terms and conditions approved by the Board (excluding such Company Stockholder and other members of the Board who are designees of the Company Stockholders), provided, however, that any pledgee pursuant to this section 1.2 shall acquire only a security interest in such shares of Capital Stock entitling such pledgee to (i) the proceeds from any sale of such shares made in compliance with the terms of this Agreement and (ii) any proceeds of any distribution to stockholders on account of the Capital Stock in any liquidation as a result of any bankruptcy proceeding or the winding up of affairs of the Company, and in no event shall such pledgee be entitled to foreclose upon and receive title to such shares or any other rights incident thereto other than those specified above.  The pledge agreements or other related financing agreements of any Company Stockholder shall be subject to and acknowledge the rights of the Company and the other Stockholders set forth herein and shall acknowledge the restrictions imposed on the pledgee’s security interest pursuant to this Section 1.2.

1.3           Estate Planning Transfers.  Shares of Capital Stock held by Company Stockholders may be Transferred for estate-planning purposes of such Company Stockholder, if authorized by the prior written approval of the Board (excluding such Company Stockholder and any Affiliate of such Company Stockholder, if applicable), acting reasonably, to (i) a trust under which the distribution of the shares of Capital Stock may be made only to beneficiaries who are such Company Stockholder, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, (ii) a charitable remainder trust, the income from which will be paid to such Company Stockholder during his or her life, (iii) a corporation, the stockholders of which are only such Company Stockholder, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants or (iv) a partnership or limited liability company, the partners or members of which are only such Company Stockholder, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants.

2.             Right of First Refusal.

(a)           Procedure.  If an Outside Stockholder (the “Offering Stockholder”) shall receive a bona fide offer or offers from a third party or parties to purchase any shares of Capital Stock, then prior to selling such shares of Capital Stock to such third party or parties such Offering Stockholder shall deliver to the Company a letter signed by such Offering Stockholder (an “Offer”) setting forth:

(i)            the name of the third party or parties;

(ii)           the prospective purchase price per share of Capital Stock;

(iii)          all material terms and conditions contained in the offer of the third party or parties;

(iv)          the Offering Stockholder’s offer (irrevocable by its terms for 30 days following receipt) to sell to the Company all (but not less than all) of the shares of Capital Stock covered by the offer of the third party or parties, for a purchase price per share and on other terms and conditions not less favorable to the Company than those contained in the offer of the third party or parties; and

(v)           closing arrangements and a closing date (not less than 30 nor more than 90 days following the date of such letter) for any purchase and sale that may be effected by the Company.

(b)           Effecting Sales.  After the receipt of the Offer, the Company shall have a 30-day period in which to determine whether to purchase all (but not less than all) of the shares covered by the Offer on the terms set forth therein (or assign the right to purchase the shares to Kelso or an Affiliate of Kelso in accordance with Section 2(c)).

If the Company (or Kelso or an Affiliate of Kelso pursuant to Section 2(c)) fails to accept the Offer within such 30-day period or fails to consummate the closing of the purchase of the shares covered by the Offer within the time period set forth therein, then the Offering Stockholder shall have the right to sell to the third party or parties identified in such Offer all (but not less than all) of the shares of Capital Stock covered by the Offer, for the purchase price and on the other terms and conditions contained in the Offer.  If the Offering Stockholder has not signed a binding purchase agreement (subject to customary closing conditions) with such third party or parties within 30 days after the expiration of such 30-day period or if such sale has not been completed within 60 days (or such later date as is necessary to obtain all requisite governmental and regulatory approvals and consents) after the expiration of such 30-day period, the shares of Capital Stock covered by such Offer may not thereafter be sold by the Offering Stockholder unless the procedures set forth in this Section 2 shall have again been complied with.

(c)           Assignment by the Company.  If the Company is not going to purchase all of the shares of Capital Stock covered by the Offer, then the Company shall, within five days following the date of the Offer, notify Kelso of such Offer and make available to Kelso the right to purchase all of the shares covered by the Offer which are not being purchased by the Company.  Kelso shall have the right to assign to one or more of its Affiliates all or any of its rights to purchase Capital Stock pursuant to this Section 2(c).  Notwithstanding the foregoing, in no event shall the Company, Kelso or any Affiliate of Kelso be entitled to purchase any shares of Capital Stock pursuant to this Section 2 unless all of the shares of Capital Stock covered by the Offer are purchased.  Any purchases made by Kelso or any Affiliate of Kelso hereunder shall be made in accordance with Section 2(b).

3.             Tag-Along Rights.

3.1           Tag Along Rights.  Without limiting the transfer restrictions and right of first refusal obligations in Sections 1 and 2, in the event that at any time any Eligible Stockholder proposes to sell shares of Capital Stock owned by such Stockholder and/or its Affiliates (a “Selling Stockholder”) to any person (a “Proposed Purchaser”), other than any Transfer (i) pursuant to a Registration or Rule 144 or (ii) to an Affiliate or

(iii) in the case of a Company Stockholder, a Transfer permitted under Section 1.1, such Selling Stockholder then such Selling Stockholder will promptly provide the Company written notice (a “Sale Notice”) of such proposed sale (a “Proposed Sale”) and the material terms of the Proposed Sale as of the date of Sale Notice (the “Material Terms”), including the aggregate number of shares of Capital Stock the Proposed Purchaser is willing to purchase.  The Company shall within two business days thereafter forward such Sale Notice to all Eligible Stockholders.  If within 15 days of the mailing of the Preferred Stock Sale Notice, the Selling Stockholder receives a written request (a “Stockholder Sale Request”) to include shares of Capital Stock held by one or more Eligible Stockholders in the Proposed Sale, the Capital Stock so held by such Eligible Stockholders shall be so included as provided therein; provided, however, that any Sale Request shall be irrevocable unless (x) there shall be a material adverse change in the Material Terms or (y) otherwise mutually agreed to in writing by Kelso.

3.2           Number of Shares.  The number of shares of Capital Stock that any Eligible Stockholder will be permitted to include in a Proposed Sale on a pro rata basis pursuant to a Sale Request will be equal to the product of (i) (A) the number of shares of Capital Stock held by such Eligible Stockholder divided by (B) the number of shares of Capital Stock held by all Eligible Stockholders participating in such Proposed Sale and (ii) the aggregate number of shares of Capital Stock proposed to be sold in such Proposed Sale.

3.3           Terms and Conditions.  Shares of Capital Stock subject to a Sale Request will be included in a Proposed Sale pursuant hereto and to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Capital Stock which the Selling Stockholder proposes to sell in the Proposed Sale.  Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by the Selling Stockholder in connection with the Proposed Sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) any representations and warranties relating specifically to any Eligible Stockholder shall only be made by that Eligible Stockholder; (y) any indemnification provided by the Stockholders shall be based on the number of shares of Capital Stock being sold by each Eligible Stockholder in the Proposed Sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the Proposed Purchaser, and (z) that the form of consideration to be received by the Selling Stockholder in connection with the Proposed Sale may be different from that received by the other participating Stockholders so long as the per share value of the consideration to be received by the Selling Stockholder is the same or less than that to be received by the other participating Stockholders (as reasonably determined by the Board of Directors of the Company).

4.               Company Sale.

(a)           If a Company Sale has not occurred between the Closing Date and the seventh anniversary of the Closing Date, Kelso may, at any time following such seventh anniversary of the Closing Date, notify the Company in writing that they wish the Company to initiate a Company Sale Process (such notice, a “Company Sale Notice”), and the Company shall mail a copy of such notice to the other Stockholders notice to the Outside Stockholders.  After receipt of a Company Sale Notice, the Board and the Company shall initiate a Company Sale Process as soon as practicable.  The Board and the Company shall, consult regularly and in good faith with Kelso regarding the status of the Company Sale Process The Company shall use its best efforts to consummate a Company Sale by a date that is eight months subsequent to the date on which a Company Sale Notice was delivered to the Company (such subsequent date, the “Company Sale Date”).

(b)           Each Company Stockholder and Outside Stockholder agrees to vote all of its shares of Capital Stock over which such Company Stockholder has voting control and shall take all other necessary or desirable actions within such Company Stockholder’s or Outside Stockholder’s control (whether in such Company Stockholder’s or Outside Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board, stockholder meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws) to approve a Company Sale initiated pursuant to this Section 4.  Kelso may waive, delay or extend the obligations set forth in this Section 4 in writing or it may, by notice to the Company permit the Company to abandon a proposed Company Sale, in which case no Stockholder shall be obligated to take further action with respect to any such abandoned Company Sale.

(c)           Shares of Capital Stock subject to a Company Sale will be included in the Company Sale pursuant hereto and to any agreement with the proposed purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Capital Stock which Kelso and its Affiliates in the Company Sale.  Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by Kelso and the Company in connection with the Company Sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications, provided, however, that (x) any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder; (y) any indemnification provided by the Stockholders shall be based on the number of shares of Capital Stock being sold by each Stockholder in the Company Sale either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser and (z) the form of consideration to be received by Kelso or any of its Affiliates in connection with the Company Sale may be different from that received by the Non-Kelso Stockholders so long as the per share value of the consideration to be received by Kelso or any of its Affiliates is the same or less than that to be received by the Non-Kelso Stockholders (as reasonably determined by the Board in good faith).  No Non-Kelso Stockholders shall exercise any dissenter’s rights with respect to the consummation of any such Company Sale pursuant to this Section 4.

(d)           Each Non-Kelso Stockholder agrees that he or she will execute such other agreements as Kelso (or any Affiliate of Kelso) may reasonably request in connection with the consummation of a Company Sale and the transactions contemplated thereby, including, without limitation, any purchase, merger or recapitalization agreement, escrow agreement or other ancillary agreements, proxies, written consents in lieu of meetings or waivers of appraisal rights.

5.             Preemptive Rights.  Upon execution hereof, each Non-Kelso Stockholder hereby waives any and all of such Non-Kelso Stockholder’s rights in the nature of preemptive rights, rights of first offer, rights of first refusal or any similar rights to purchase additional shares of the Company’s securities on account of the transactions contemplated by the Subscription Agreement.  Following the date hereof, if the Company proposes to sell, issue or grant any capital stock or other equity securities of the Company or other securities or rights, directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company (other than any Excluded Shares), to any Person, each Eligible Stockholder shall have the right, on the same terms and conditions of the proposed sale, issuance or grant and exercisable within 30 days after the Company has sent such Eligible Stockholder notice of such proposed sale, issuance or grant, to purchase a percentage of the shares or securities to be sold, issued or granted equal to such Stockholder’s percentage ownership, on a fully diluted basis (determined as if any out-of-the money rights or securities were not exercised, converted or exchanged), of all shares of Capital Stock prior to such sale, issuance or grant.  If an Eligible Stockholder exercises its preemptive rights, the purchase of shares or securities by such Eligible Stockholder will be governed by and subject to the terms and conditions applicable to the Person who is acquiring the balance of the shares or securities.

6.             Actions to Approve Certain Matters.  (a)  Each Stockholder shall vote all of its shares of Capital Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), in order to effectuate any or all of the following actions if and when proposed by management of the Company:

(i)            A ten-to-one (10:1) forward split of the Capital Stock.

(ii)           An increase in the number of seats on the Board to seven (7), five (5) of which to be elected by the holders of the Common Stock and two (2) of which to be elected by the holders of Preferred Stock.

(iii)          The amendment of the Company’s Plan of Recapitalization adopted at the meeting of the Company’s shareholders on July 28, 2006 by deleting Section 5 (a) of that Plan, which provides for expiration of the Plan on March 31, 2007 if it has not come into effect by that date, it being understood that all Stockholders shall take all actions necessary so that the Company is recapitalized into a single class of common stock (with shares exchanged on a one for one basis) in connection with any IPO.

(b)           Each Stockholder owning beneficially or of record any Preferred Stock shall vote all of such Stockholder’s shares of Preferred Stock and the Company shall take all necessary and desirable actions within such Stockholder’s control so that KIA may at its election grant or withhold consent on behalf of the Preferred Stock with respect to the matters specified in Section C(c) of the Second Amended and Restated Certificate of Designation for the Preferred Stock (the “Certificate of Designation”).

(c)           In order to secure the obligation of each owner of Preferred Stock to vote its shares of Preferred Stock in accordance with the provisions of paragraph 6(b), each such Stockholder hereby appoints KIA as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Person’s shares of Preferred Stock as expressly provided for in paragraph 6(b).  KIA may exercise the irrevocable proxy granted to it hereunder at any time any such Stockholder fails to comply with the provisions of paragraph 6(b).  The proxies and powers granted by each such Stockholder pursuant to this paragraph are coupled with an interest and are given to secure the performance of the obligations under this Agreement.  Such proxies and powers will be irrevocable until the termination of this Agreement and will survive, if applicable, the death, incompetency and disability of each such Stockholder and the holders of each of his or her respective shares of Preferred Stock.

7.             Registration Rights.

7.1           Requests by Kelso.

(a)           Notice of Request.  At any time following the earlier of (i) an initial public offering of the Company’s equity securities and (ii) the four year anniversary of the Closing Date, Kelso shall have the right to request that the Company effect the registration under the Securities Act of all or a portion of the Registrable Securities owned by Kelso, each such request to specify the intended method or methods of disposition thereof (it being understood that the right to request registration on a Shelf Registration Statement shall be governed by Section 7.1(b).  Upon any such request, the Company will promptly, but in any event within 15 days, give written notice of such request to all holders of Registrable Securities and thereupon the Company will, subject to Section 7.5, use its best efforts to effect the prompt registration under the Securities Act of:

(i)            the Registrable Securities which the Company has been so requested to register by Kelso, and

(ii)           all other Registrable Securities which the Company has been requested to register by the holders thereof (whether pursuant to the rights granted to such holders in Section 7.6 or in any other agreement between such holder and the Company) by written request given to the Company by such holders within 15 days after the giving of such written notice by the Company to such holders, all to the extent required to permit the disposition of the Registrable Securities so to be registered in accordance with the intended method or methods of disposition of Kelso.

(b)           Shelf Registration.  The right of Kelso to request a registration of Registrable Securities pursuant to Section 7.1(a) shall include the right from and after the first anniversary of the IPO to request that the Company file a registration statement to permit the requesting holder to sell Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Commission) in accordance with the intended method or methods of disposition by such requesting holder (a “Shelf Registration Statement”).  Notwithstanding anything to the contrary herein,

(i)            upon any Shelf Registration Statement having been declared effective, the Company shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective until the earlier of (x) such time as all Registrable Securities that could be sold under such Shelf Registration Statement have been sold or are no longer outstanding and (y) three years from the date of effectiveness;

(ii)           if at any time following the effectiveness of any Shelf Registration Statement, Kelso desires to sell Registrable Securities pursuant thereto, Kelso shall notify the Company of such intent at least ten Business Days prior to any such sale (any such proposed transaction, a “Take-down Transaction”), and the Company thereupon shall, subject to Section 7.1(c), prepare and file within ten

Business Days a prospectus supplement or post-effective amendment to the Shelf Registration Statement, as necessary, to permit the consummation of such Take-down Transaction;

(iii)          upon receipt of notice from Kelso regarding a Take-down Transaction as provided in clause (ii) of this Section 7.1(b), the Company shall immediately deliver notice to any other holders of Registrable Securities whose Registrable Securities have been included in such Shelf Registration Statement and shall permit such holders to participate in such Take-down Transaction (subject to Section 7.5), it being understood, for the avoidance of doubt, that no holder other than Kelso shall have the right to initiate a Take-Down Transaction; and

(iv)          each holder who participates in a Take-Down Transaction shall be deemed through such participation to have represented to the Company that any information previously supplied by such holder, unless modified by such holder by written notice to the Company, remains accurate as of the date of the prospectus supplement or amendment to the Shelf Registration Statement, as applicable.

(c)           Blackout.  Notwithstanding the foregoing, but subject to the rights of holders of Registrable Securities under Section 7.6, (a) if the Board determines in its good faith judgment, after consultation with a firm of nationally recognized underwriters, that a requested registration under this Section 7.1 will have a material and adverse effect on the offering price of a then contemplated IPO, the Company may defer the filing (but not the preparation) of the registration statement which is required to effect such registration during the period starting with the 30th day immediately preceding the date of anticipated filing by the Company of the registration statement and ending on the later of (i) a date 60 days following the effective date of the registration statement relating to such IPO or (ii) such later date (not to exceed 90 days) as may be required by the managing underwriter of the IPO, provided that at all times the Company is in good faith using all reasonable efforts to cause such registration statement to be filed as soon as possible and provided, further, that such period shall end on such earlier date as may be permitted by the underwriters of such underwritten public offering, and (b) if the Company shall at any time (including upon receipt of notice regarding a Take-down Transaction) furnish to Kelso a Material Event Notice, the Company may defer the filing (but not the preparation) of a registration statement (or prospectus supplement or post-effective amendment, as applicable) to be filed pursuant to this Section 7.1 for up to 60 days (but the Company shall use its best efforts to complete the transaction and file the registration statement as soon as possible).

7.2           Request by Non-Kelso Stockholders.

(a)           Notice of Request.  At any time, or from time to time, following the expiration of any and all lock up agreements required by the managing underwriters in an IPO, the Non-Kelso Stockholders shall have the right to request that the Company effect the registration under the Securities Act of all or a portion of the Registrable Securities owned by all the Non-Kelso Stockholders, such request to specify the intended method or methods of disposition thereof (it being understood that the right to request registration on a Shelf Registration Statement shall be governed by Section 7.1(b)), provided that (i) the Non-Kelso Stockholders shall not have the right to request the registration of such Registrable Securities if such registration is not required under the Securities Act to permit the immediate disposition of all such shares on any exchange on which the Capital Stock is listed or on NASDAQ (if the Capital Stock is not listed) pursuant to Rule 144 of the Securities Act or otherwise and (ii) the market value sought to be registered by such Non-Kelso Stockholders shall exceed $25,000,000.  Upon any such request, the Company will use its best efforts to effect the prompt registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by the Non-Kelso Stockholders.  Upon any such request, the Company will promptly, but in any event within 15 days, give written notice of such request to all holders of Registrable Securities and thereupon the Company will, subject to Section 7.5, use its best efforts to effect the prompt registration under the Securities Act of:

(i)            the Registrable Securities which the Company has been so requested to register by the Non-Kelso Stockholders, and

(ii)           all other Registrable Securities which the Company has been requested to register by the holders thereof by written request given to the Company by such holders within 20 days after the giving of such written notice by the Company to such holders, all to the extent required to permit the disposition of the Registrable Securities so to be registered in accordance with the intended method or methods of disposition of the Non-Kelso Stockholders.

(b)           Blackout.  Notwithstanding the foregoing, but subject to the rights of holders of Registrable Securities under Section 7.6, if the Company shall at any time furnish to the Non-Kelso Stockholders a Material Event Notice, the Company may defer the filing (but not the preparation) of a registration statement (or prospectus supplement or post-effective amendment, as applicable) to be filed pursuant to this Section 7.2(b) for up to 60 days (but the Company shall use its best efforts to complete the transaction and file the registration statement as soon as possible).

7.3           Registration Statement Form.  A registration requested pursuant to Section 7.1 shall be effected by the filing of a registration statement on a form agreed to by Kelso.  A registration requested pursuant to Section 7.2 shall be effected by the filing of a registration statement on a form agreed to by the majority of the Capital Stock held by the Non-Kelso Stockholders.

7.4           Expenses.  The Company shall pay all Registration Expenses in connection with any registration requested under Sections 7.1 and 7.2; provided, that each seller of Registrable Securities shall pay all Registration Expenses to the extent required to be paid by such seller under applicable law and all underwriting discounts and commissions and transfer taxes, if any.

7.5           Priority in Demand Registrations.  If a registration pursuant to Section 7.1 or 7.2 (including any Take-down Transaction) involves an underwritten offering, and the managing underwriter (or, in the case of an offering which is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each Person requesting registration of Registrable Securities) that, in its opinion, the number of securities requested, and otherwise proposed to be included in such registration, exceeds the number which can be sold in such offering without materially and adversely affecting the offering price, the Company shall include in such registration, to the extent of the number which the Company is so advised can be sold in such offering without such material adverse effect, first, the Registrable Securities of Kelso, the Outside Stockholders and the Company Stockholders, on a pro rata basis (based on the number of shares of Registrable Securities owned by each such Stockholder), and second, the securities, if any, being sold by the Company.  Notwithstanding the foregoing, the Company Stockholders shall not be entitled to participate in any such registration requested by Kelso or the Outside Stockholders (including any Take-down Transaction) to the extent that the managing underwriter (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) shall determine in good faith and in writing (with a copy to each affected Person requesting registration of Registrable Securities), that the participation of management would materially and adversely affect the marketability or offering price of the securities being sold in such registration, it being understood that the Company shall include in such registration that number of shares of the Company Stockholders which can be sold in such offering without materially and adversely affecting the marketability or offering price of the other securities to be sold in such registration.  In the event of any such determination under this Section 7.5, the Company shall give the affected holders of Registrable Securities notice of such determination and in lieu of the notice otherwise required under Sections 7.1 or 7.2, as the case may be.

7.6           Incidental Registrations.  If the Company at any time proposes to register any of its equity securities under the Securities Act for its own account (including, but not limited to, a Shelf Registration Statement, but other than pursuant to a registration on Form S-4 or S-8 or any successor form), then the Company shall give prompt written notice to all holders of Registrable Securities regarding such proposed registration.  Upon the written request of any such holder made within 15 days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such holder and the intended method or methods of disposition thereof), the Company shall use its best efforts to effect the registration under the Securities Act of such Registrable Securities on a pro rata basis in accordance with such intended method or methods of disposition, provided that:

(a)           (i) the Company shall not include Registrable Securities in such proposed registration to the extent that the Board shall have determined, after consultation with the managing underwriter for such offering, that it would materially and adversely affect the offering price to include any Registrable Securities in such registration and (ii) the Company shall not include Registrable Securities of any Company Stockholder in any proposed registration pursuant to this Section 7.6 to the extent that the managing underwriter (or, in the case of an offering that is not underwritten, a nationally recognized investment banker) shall determine in good faith that the participation of such Company Stockholder would materially and adversely affect the marketability or the offering price of the securities being sold in such registration and provided, further, that in the event of any such determination under clause (i) or (ii), the Company shall give the affected holders of Registrable Securities notice of such determination and in lieu of the notice otherwise required by the first sentence of this Section 7.6;

(b)           if, at any time after giving written notice (pursuant to this Section 7.6)  of its intention to register equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such equity securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, shall not be obligated to register any Registrable Securities in connection with such registration (but shall nevertheless pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of Kelso or the Non-Kelso Stockholders that a registration be effected under Sections 7.1 or 7.2, as the case may be; and

(c)           if in connection with a registration pursuant to this Section 7.6, the managing underwriter of such registration (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting registration thereof) that the number of securities requested and otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the offering price of the securities being sold in such registration, then in the case of any registration pursuant to this Section 7.6, the Company shall include in such registration to the extent of the number which the Company is so advised can be sold in such offering without such material adverse effect, first, the securities, if any, being sold by the Company, and second, the Registrable Securities of

Kelso, the Outside Stockholders and the Company Stockholders, on a pro rata basis (based on the number of shares of Registrable Securities owned by each such Stockholder).

The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 7.6, provided, that each seller of Registrable Securities shall pay all Registration Expenses to the extent required to be paid by such seller under applicable law and all underwriting discounts and commissions and transfer taxes, if any.  No registration effected under this Section 7.6 shall relieve the Company from its obligation to effect registrations under Sections 7.1 and 7.2.

7.7           Registration Procedures.  Subject to Sections 7.1(b) and 7.2(b), if and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to Sections 7.1, 7.2, or 7.6, the Company shall promptly:

(a)           prepare, and as soon as practicable, but in any event within 60 days thereafter, file with the Commission, a registration statement with respect to such Registrable Securities, make all required filings with the NASD and use its best efforts to cause such registration statement to become effective as soon as practicable;

(b)           prepare and promptly file with the Commission such amendments and post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for so long as is required to comply with the provisions of the Securities Act and to complete the disposition of all securities covered by such registration statement in accordance with the intended method or methods of disposition thereof, but (other than in the case of a Shelf Registration Statement) in no event for a period of more than six months after such registration statement becomes effective;

(c)           furnish copies of all documents proposed to be filed with the Commission in connection with such registration to (i) counsel selected by Kelso in the case of a registration pursuant to Section 7.1, and which counsel may also be counsel to the Company, and (ii) each seller of Registrable Securities (or in the case of the initial filing of a registration statement, within five Business Days of such initial filing) and such documents shall be subject to the review of such counsel, provided that the Company shall not file any registration statement or any amendment or post-effective amendment or supplement to such registration statement or the prospectus used in connection therewith to which such counsel shall have reasonably objected on the grounds that such registration statement amendment, supplement or prospectus does not comply (explaining why) in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

(d)           furnish to each seller of Registrable Securities, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits and documents filed therewith) and such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller in accordance with the intended method or methods of disposition thereof;

(e)           use its best efforts to register or qualify such Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition of such Registrable Securities in such jurisdictions in accordance with the intended method or methods of disposition thereof, provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, subject itself to taxation in any jurisdiction wherein it is not so subject, or take any action which would subject it to general service of process in any jurisdiction wherein it is not so subject;

(f)            use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(g)           in any underwritten offering, furnish to Kelso and, to the extent such registration is occurring pursuant to Section 7.2, the Non-Kelso Stockholders:

(i)            an opinion of counsel for the Company experienced in securities law matters, dated the effective date of the registration statement (and, if such registration includes an underwritten public offering, the date of the closing under the underwriting agreement), and

(ii)           a “comfort” letter (unless the registration is pursuant to Section 7.6 and such a letter is not otherwise being furnished to the Company), dated the effective date of such registration statement (and if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have issued an audit report on the Company’s financial statements included in the registration statement,

covering such matters as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities and such other matters as Kelso may reasonably request;

(h)           notify each seller of any Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event or existence of any fact as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, (i) in the case of a Shelf Registration Statement, if a Stockholder has provided notice of an intent to sell, within five Business Days of such notice and (ii) in the case of any other registration statement hereunder, as promptly as is practicable but in any event, no later than 30 days after such notice (except in the case of clause (i) or (ii) to the extent the Company delivers a Material Event Notice, in which case such period may be up to 60 days but shall end upon public disclosure of the material transaction which necessitated such Material Event Notice), prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i)            otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement of the Company (in form complying with the provisions of Rule 158 under the Securities Act) covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of such registration statement;

(j)            notify each seller of any Registrable Securities covered by such registration statement (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or of the institution of any proceedings for any of such purposes;

(k)           use every reasonable effort to obtain the lifting of any stop order that might be issued suspending the effectiveness of such registration statement at the earliest possible moment;

(l)            use its best efforts (i) (A) to list such Registrable Securities on any securities exchange on which the equity securities of the Company are then listed or, if no such equity securities are then listed, on an exchange selected by the Company, if such listing is then permitted under the rules of such exchange, or (B) if such listing is not practicable, to secure designation of such securities as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 under the Exchange Act or, failing that, to secure NASDAQ authorization for such Registrable Securities, and, without limiting the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD, and (ii) to provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement and to instruct such transfer agent (A) to release any stop transfer order with respect to the certificates with respect to the Registrable Securities being sold and (B) to furnish certificates without restrictive legends representing ownership of the shares being sold, in such denominations requested by the sellers of the Registrable Securities or the lead underwriter;

(m)          enter into such agreements and take such other actions as the sellers of Registrable Securities or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for, and participating in, such number of “road shows” and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition;

(n)           furnish to any holder of such Registrable Securities on a confidential basis such information and assistance as such holder may reasonably request in connection with any “due diligence” effort which such seller deems appropriate; and

(o)           use its best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

As a condition to its registration of Registrable Securities of any prospective seller, the Company may require such seller of any Registrable Securities as to which any registration is being effected to execute powers-of-attorney, custody arrangements and other customary agreements appropriate to facilitate the offering and to furnish to the Company such information regarding such seller, its ownership of Registrable Securities and the disposition of such Registrable Securities as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith.  Each such holder agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such holder not materially misleading.

The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, which refers to any holder of Registrable Securities, or otherwise identifies any holder of Registrable Securities as the holder of any Registrable Securities, without the consent of such holder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law.

By acquisition of Registrable Securities, each holder of such Registrable Securities shall be deemed to have agreed that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7.7(h), such holder will promptly discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.7(h).  If so directed by the Company, each holder of Registrable Securities will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, in such holder’s possession of the prospectus covering such Registrable Securities at the time of receipt of such notice.  In the event that the Company shall give any such notice, the period mentioned in Section 7.7(a) shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of any Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 7.7(h).

7.8           Underwritten Offerings.

(a)           Underwriting Agreement.  If requested by the underwriters for any underwritten offering pursuant to a registration requested under Sections 7.1, 7.2, or 7.6 (including any Take-down Transaction), the Company shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the underwriters and to Kelso (unless Kelso is not participating in such registration, in which case, counsel to the Non-Kelso Stockholders).  Any such underwriting agreement shall contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 7.12.  Each holder of Registrable Securities to be distributed by such underwriter who owns 10% or more of the Common Stock (computed on a fully-diluted basis) at the time of such offering and any other holder of Registrable Securities requested by such underwriter shall be a party to such underwriting agreement and may, at such holder’s option, require that any or all of the representations and warranties by, and the agreements on the part of, the Company to and for the benefit of such underwriters be made to and for the benefit of such holder of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such holder of Registrable Securities.  No Stockholder in its capacity as stockholder and/or controlling person (but not in its capacity as director or officer of the Company) shall be required by any underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, the ownership of such holder’s Registrable Securities and such holder’s intended method or methods of disposition and any other representation required by law or to furnish any indemnity to any Person which is broader than the indemnity furnished by such holder pursuant to Section 7.12(b).

(b)           Selection of Underwriters.  If the Company at any time proposes to register any of its securities under the Securities Act for sale for its own account pursuant to an underwritten offering, the Company will have the right to select the managing underwriter (which shall be of nationally recognized standing) to administer the offering, but if Kelso and its Affiliates at such time own at least 51% of the number of shares of Capital Stock they have acquired, only with the approval of Kelso, such approval not to be unreasonably withheld.  Whenever a registration requested pursuant to Section 7.1(a) is for an underwritten offering, Kelso will have the right to select the managing underwriter (which shall be of nationally recognized standing) to administer the offering, but only with the approval of the Company, such approval not to be unreasonably withheld.

7.9           Holdback Agreements.

(a)           If and whenever the Company proposes to register any of its equity securities under the Securities Act for its own account (other than on Form S-4 or S-8 or any successor form) or is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to Sections 7.1, 7.2, or 7.6, each holder of Registrable Securities agrees by acquisition of such Registrable Securities not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, or to request registration under Section 7.1 or 7.2, as the case may be, of any Registrable Securities within seven days prior to and 90 days (unless advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 7.9, even if such Registrable Securities cease to be Registrable Securities upon such transfer; provided that, with respect to any Shelf Registration Statement, the Trigger Date shall be the pricing of any offering made under such registration statement.  If requested by such managing underwriter, each holder of Registrable Securities agrees to execute an agreement to such effect with the Company and consistent with such managing underwriter’s customary form of holdback agreement.

(b)           The Company agrees not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities within seven days prior to and 90 days (or such longer period, not to exceed 180 days, which may be required by the managing underwriter, or such shorter period as the managing underwriter may agree) after the Trigger Date with respect to any registration statement filed pursuant to Section 7.1 or 7.2 (except (i) as part of such registration, (ii) as permitted by any related underwriting agreement, (iii) pursuant to an employee equity compensation plan, or (iv) pursuant to a registration on Form S-4 or S-8 or any successor form); provided that, with respect to any Shelf Registration Statement, the Trigger Date shall be the pricing of any offering made under such registration statement.  In addition, if, and to the extent requested by the managing underwriter, the Company shall use its best efforts to cause each holder (other than any holder already subject to Section 7.9(a)) of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such registration if permitted, and to cause each such holder to enter into an agreement to such effect with the Company and consistent with such managing underwriter’s customary form of holdback agreement.

7.10         Preparation; Reasonable Investigation.  In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company shall give counsel referred to in clause (c) of Section 7.7 the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and shall give such counsel access to the financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries and opportunities to discuss the business of the Company with its officers and the independent public accountants who have issued audit reports on its financial statements in each case as shall be reasonably requested by such counsel in connection with such registration statement.

7.11         No Grant of Future Registration Rights.  The Company shall not grant any other demand or incidental registration rights to any other Person other than by requiring new Stockholders to become parties to this Agreement.

7.12         Indemnification.

(a)           Indemnification by the Company.  In the event of any registration of any Registrable Securities pursuant to this Agreement, the Company shall indemnify, defend and hold harmless (a) each seller of such Registrable Securities, (b) the directors, members, stockholders, officers, partners, employees, agents and Affiliates of such seller, (c) each Person who participates as an underwriter in the offering or sale of such securities and (d) each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any of the foregoing against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof), jointly or severally, directly or indirectly, based upon or arising out of (i) any untrue statement or alleged untrue statement of a fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein or used in connection with the offering of securities covered thereby, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state a fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with enforcing its rights hereunder or under the underwriting agreement entered into in connection with such offering or investigating, preparing, pursuing or defending any such loss, claim, damage, liability, action or proceeding, except insofar as any such loss, claim, damage, liability, action, proceeding or expense arises out of or is based upon an untrue statement or omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller expressly for use in the preparation thereof.  Such indemnity shall remain in full force and effect, regardless of any investigation made by such indemnified party and shall survive the transfer of such Registrable Securities by such seller.  If the Company is entitled to, and does, assume the defense of the related action or proceedings provided herein, then the indemnity agreement contained in this Section 7.12(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b)           Indemnification by the Sellers.  The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Sections 7.1, 7.2 or 7.6 (including any Take-down Transaction) that the Company shall have received an undertaking satisfactory to it from each of the prospective sellers of such Registrable Securities to indemnify and hold harmless, severally, not jointly, in the same manner and to the same extent as set forth in Section 7.12(a), the Company, its directors, officers, employees, agents and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such seller expressly for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement.  Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such Registrable Securities by such seller.  The indemnity agreement contained in this Section 7.12(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such seller (which consent shall not be unreasonably withheld or delayed).  The indemnity provided by each seller of Registrable Securities under this Section 7.12(b) shall be limited in amount to the net amount of proceeds actually received by such seller from the sale of Registrable Securities pursuant to such registration statement.

(c)                                  Notices of Claims, etc.  Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 7.12, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the indemnifying party of the commencement of such action or proceeding, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 7.12, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice.  In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate therein and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof except for the reasonable fees and expenses of any counsel retained by such indemnified party to monitor such action or proceeding.  Notwithstanding the foregoing, if such indemnified party reasonably determines, based upon advice of independent counsel, that a conflict of interest may exist between the indemnified party and the indemnifying party with respect to such action and that it is advisable for such indemnified party to be represented by separate counsel, such indemnified party may retain other counsel, reasonably satisfactory to the indemnifying party, to represent such indemnified party, and the indemnifying party shall pay all reasonable fees and expenses of such counsel.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d)                                 Other Indemnification.  Indemnification similar to that specified in the preceding paragraphs of this Section 7.12 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration (other than under the Securities Act) or other qualification of such Registrable Securities under any federal or state law or regulation of any governmental authority.

(e)                                  Indemnification Payments.  Any indemnification required to be made by an indemnifying party pursuant to this Section 7.12 shall be made by periodic payments to the indemnified party during the course of the action or proceeding, as and when bills are received by such indemnifying party with respect to an indemnifiable loss, claim, damage, liability or expense incurred by such indemnified party.

(f)                                    Other Remedies.  If for any reason any indemnification specified in the preceding paragraphs of this Section 7.12 is unavailable, or is insufficient to hold harmless an indemnified party, other than by reason of the exceptions provided therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, actions, proceedings or expenses in such proportion as is appropriate to reflect the relative benefits to and faults of the indemnifying party on the one hand and the indemnified party on the other and the statements or omissions or alleged statements or omissions which resulted in such loss, claim, damage, liability, action, proceeding or expense, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statements or omissions.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  Notwithstanding the other provisions of this Section 7.12, in respect of any claim for indemnification pursuant to this Section 7.12, no indemnifying party (other than the Company) shall be required to contribute pursuant to this Section 7.12(f) any amount in excess of (a) the net proceeds received and retained by such indemnifying party from the sale of its Registrable Securities covered by the applicable registration statement, preliminary prospectus, final prospectus, or supplement or amendment thereto, filed pursuant hereto minus (b) any amounts previously paid by such indemnifying party pursuant to this Section 7.12 in respect of such claim, it being understood that insofar as such net proceeds have been distributed by any indemnifying party to its partners, stockholders or members, the amount of such indemnifying party’s contribution hereunder shall be limited to the net proceeds which it actually recovers from its partners, stockholders or members based upon their relative fault and that to the extent that such indemnifying party has not distributed such net proceeds, the amount such indemnifying party’s contribution hereunder shall be limited by the percentage of such net proceeds which corresponds to the percentage equity interests in such indemnifying party held by those of its partners, stockholders or members who have been determined to be at fault.  No party shall be liable for contribution under this Section 7.12(f) except to the extent and under such circumstances as such party would have been liable for indemnification under this Section 7.12 if such indemnification were enforceable under applicable law.

8.                                       Stock Certificate Legend.  A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company.  Each certificate representing shares of Capital Stock owned by the Stockholders shall bear upon its face the following legends, as appropriate:

(a)                                  “THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE STOCKHOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE STOCKHOLDERS AGREEMENT OF THE ISSUER, DATED AS OF NOVEMBER 30, 2006 (THE “STOCKHOLDERS AGREEMENT”).”

(b)                                 THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS, AS SPECIFIED IN THE STOCKHOLDERS AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE ISSUER AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”

In addition, certificates representing shares of Capital Stock owned by residents of certain states shall bear any legends required by the laws of such states.

All Stockholders shall be bound by the requirements of such legends.  Upon a Registration of any shares of Capital Stock, the certificate representing the registered shares shall be replaced, at the expense of the Company, with certificates not bearing the legends required by clauses (a) and (b) of this Section 8.

9.                                       Covenants; Representations and Warranties.

9.1                                 New Stockholders.  Each of the Stockholders hereby agrees that any Person who after the date of this Agreement is offered shares of any class or series of Capital Stock or holds stock options exercisable into shares of Common Stock shall, as a condition precedent to the acquisition of such shares of Common Stock or the exercise of such stock options, as the case may be, become a party to this Agreement by executing a signature page to the same.  Upon such execution and delivery, such person shall be a Company Stockholder or an Outside Stockholder hereunder (as determined by the Board based on such Person’s relationship to the Company) for all purposes of this Agreement Company shall amend the Schedules to this Agreement accordingly.

9.2                                 No Other Arrangements or Agreements.  Each Stockholder hereby represents and warrants to the Company and to each other Stockholder that, except for this Agreement, and in the case of any affected Company Stockholder, any stock option agreement of the Company applicable to such Company Stockholder, he or she is not bound by any other arrangements or agreements of any kind with any other party with respect to the shares of Capital Stock, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition of Capital Stock or any interest therein or the voting of shares of Capital Stock (whether or not such agreements and arrangements are with the Company or any of its subsidiaries, or other Stockholders) and each Non-Kelso Stockholder agrees that, except as expressly permitted under this Agreement, prior to an IPO he or she will not enter into any such other arrangements or agreements.

9.3                                 Additional Representations and Warranties.  Each Stockholder represents and warrants to the Company and each other Stockholder that:

(a)                                  such Stockholder has the power, authority and capacity (or, in the case of any Stockholder that is a corporation, limited liability company or limited partnership, all corporate limited liability company or limited partnership power and authority, as the case may be) to execute, deliver and perform this Agreement;

(b)                                 in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this

Agreement by such Stockholder has been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action, as the case may be;

(c)                                  this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity; and

(d)                                 the execution, delivery and performance of this Agreement by such Stockholder does not and will not violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which such Stockholder is a party or by which such Stockholder is bound or (ii) in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the certificate of incorporation and the by-laws, the certificate of formation and the limited liability company agreement, or the certificate of limited partnership and the limited partnership agreement, as the case may be.

10.                                 Amendment and Modification.  This Agreement may not be amended, modified or supplemented without the prior written consent of a majority in interest of the Stockholders (based on the aggregate number of shares of Capital Stock owned by the Stockholders at the time of such amendment, modification or supplement) and, if any amendment, modification or supplement shall treat any Stockholder adversely and differently from other holders of the class of Capital Stock held by such Stockholder, the consent of such Stockholder.  The Company shall notify all Stockholders promptly after any such amendment, modification or supplement shall have taken effect.

11.                                 Parties.

11.1                           Assignment Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that such assignment shall only occur with a Transfer of shares that complies with the terms of this Agreement.

11.2                           Termination.

(a)                                  Any Stockholder who ceases to own shares of Capital Stock or any interest therein, shall cease to be a party to, or Person who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder, provided, however, that a Transfer of shares of Capital Stock not explicitly permitted under this Agreement shall not relieve Stockholder of any of his or her obligations hereunder.

(b)                                 All rights and obligations pursuant to this Agreement other than pursuant to Section 7 and related provisions of this Agreement shall terminate upon the occurrence of an IPO and the rights and obligations under Section 1 shall also terminate upon Kelso’s Transfer to a Third Party Investor of more than 50% of the Preferred Stock it has purchases pursuant to the Subscription Agreement.

11.3                           Agreements to Be Bound.  Notwithstanding anything to the contrary contained in this Agreement, any Transfer of shares by a Non-Kelso Stockholder (the “Transferor”) (other than pursuant to a Registration) shall be permitted under the terms of this Agreement only if the transferee of such Transferor (the “Transferee”) shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Company, and in the case of a Transferee of a Company Stockholder who resides in a state with a community property system, such Transferee causes his or her spouse, if any, to execute a spousal waiver.  Upon the execution of the instrument of assumption by such Transferee and, if applicable, the spousal waiver by the spouse of such Transferee, such Transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the Transferor of such Transferee.

12.                                 Recapitalizations, Exchanges, etc.  Except as otherwise provided herein, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the shares of Capital Stock and (b) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Capital Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.  All share numbers and percentages shall be proportionately adjusted to reflect any stock split, stock dividend or other subdivision or combination effected after the date hereof.

13.                                 No Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

14.                                 Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

15.                                 Governing Law.  This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

16.                                 Invalidity of Provision.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

17.                                 Waiver.  Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

18.                                 Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i)                                     If to the Company:

Global Geophysical Services, Inc.

3535 Briarpark, Suite 200

Houston TX 77042

Fax: (713) 979-1560

Attention: Craig Murrin, Esq.

Vice President, Secretary & General Counsel

with a copy (which shall not constitute notice) to:

Haynes and Boone, L.L.P.

1221 McKinney Street, Suite 2100

Houston, Texas 77010

Fax: (713) 236-5540

Attention: Bryce D. Linsenmayer, Esq.

and with a copy to Kelso (which shall not constitute notice) at its address set forth below.

(ii)                                  If to a Company Stockholder, to his or her attention at:

c/o Global Geophysical Services, Inc.

3535 Briarpark, Suite 200

Houston TX 77042

Fax: (713) 979-1560

(iii)                               If to [name of Outside Stockholder], to it at:

[                                              ]

[                                              ]

[                                              ]

Fax:

Attention:

(iv)                              If to Kelso, to it at:

Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Fax:  212-223-2379

Attention:  James Connors, Esq.

Managing Director & General Counsel

All such notices, requests, demands, waivers and other communications shall be deemed to have been received if by (w) personal delivery, on the day delivered, (x) certified or registered mail, on the fifth business day after the mailing thereof, (y) next-day or overnight mail or delivery, on the day delivered, or (z) fax, on the day delivered, provided that such delivery is confirmed.

19.                                 Headings.  The headings to sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

20.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21.                                 Entire Agreement.  This Agreement, the Stock Subscription Agreement and, in the case of any affected Company Stockholder, any employment agreement with the Company and any stock option agreement of the Company applicable to such Company Stockholder, constitute the entire agreement and understanding of the parties hereto with respect to the matters referred to herein.  This Agreement and the agreements referred to in the preceding sentence supersede all prior agreements and understandings among the parties with respect to such matters.  Without limiting the generality of the foregoing, this Agreement supersedes all rights and obligations under any prior investor rights agreement or stockholders agreement.  There are no representations, warranties, promises, inducements, covenants or undertakings relating to the shares of Capital Stock other than those expressly set forth or referred to herein or in the agreements referred to in the first sentence of this Section 21.

22.                                 Injunctive Relief.  The shares of Capital Stock cannot readily be purchased or sold in the open market, and for that reason, among others, the Company and the Stockholders will be irreparably damaged in the event this Agreement is not specifically enforced.  Each of the parties therefore agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement.  Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company or any Stockholder may have.  Each Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof.  Each Stockholder hereby consents to service of process made in accordance with Section 18.

23.                                 Involuntary Transfers.   Any transfer of title or beneficial ownership of shares of Capital Stock upon default, foreclosure, forfeit, divorce, court order or otherwise than by a voluntary decision on the part of a Stockholder (each, an “Involuntary Transfer”) shall be void unless the Stockholder complies with this Section 23 and enables the Company to exercise in full its rights hereunder.  Upon any Involuntary Transfer, the Company shall have the right to purchase such shares pursuant to this Section 23 and the person or entity to whom such shares have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell such shares in accordance with this Section 23.  Upon the Involuntary Transfer of any shares of Capital Stock, such Stockholder shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer.  Upon the receipt of such notice, and for 60 days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the shares of Capital Stock acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such shares of Common Stock , (ii) the Carrying Value of such shares of Common Stock; provided that the excess, if any, of the purchase price so determined over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer shall be paid directly to the Stockholder and not to the Involuntary Transferee.

24.                                 Defined Terms.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

Affiliate:  with respect to any Person, (i) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person or (ii) in the case of a natural Person, any Family of such or any Person that directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Family.

Board:  the board of directors of the Company.

Capital Stock:  the Common Stock and the Preferred Stock.

Carrying Value:  with respect to any share of Capital Stock being purchased by the Company shall be equal to the price paid by the selling Stockholder for any such share less the amount of dividends and other distributions paid in respect of such share.

Closing:  the “Closing” shall mean the closing of the “First Subscription” by Kelso under the terms of the Subscription Agreement.

Commission:  the Securities and Exchange Commission.

Common Stock:  the Class A Common Stock of the Company, par value $.01 per share and the Class B Common Stock of the Company, par value $.01 per share.

Company Sale:  a sale, conveyance or other disposition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets or sale of capital stock, including any issuance or transfer of Capital Stock of the Company to any Person.

Company Sale Process:  a process reasonably designed to solicit for the benefit of the Company and all of its stockholders offers from third parties who wish to acquire the Company or its assets in a transaction that would constitute a Company Sale, it being understood that, notwithstanding anything herein to the contrary, such process shall include the engagement of investment bankers or other financial advisors and the provision of access to personnel and information in a manner that is customary for such transactions.

Eligible Stockholder:  Any Stockholder that holds, collectively with its Affiliates, more than 50,000 shares of Capital Stock.

Excluded Shares:  “Exempted Securities” as defined in the Certificate of Designation.

Fair Market Value:  with respect to any share of Capital Stock means (i) the fair market value of the entire Capital Stock equity interest of the Company taken as a whole, without additional premiums for control or discounts for minority interests or restrictions on transfer, divided by (ii) the number of outstanding shares of Capital Stock, calculated on a fully-diluted basis, as determined by the most recent appraisal conducted by the Company with respect to its equity, provided that if such most recent appraisal is more than a year old, as determined by an independent appraiser that will be retained by the Company for this purpose.

Family:  with respect to any natural Person, his or her spouse, siblings and lineal descendants and ascendants, such siblings’ lineal descendants and lineal ascendants, such siblings’ lineal descendants’ and lineal ascendants’ respective spouses, any estate planning vehicle solely for such Persons.

IPO:  a “Qualified Public Offering” as defined in the Certificate of Designation.

Material Event Notice:  a certificate signed by the President of the Company stating that the Company has pending or in process as of the date of such certificate a material transaction (including, but not limited to, a financing transaction), the disclosure of which would, in the good faith judgment of the Board, materially and adversely affect the Company.

Person:  an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Preferred Stock:  the Series A Convertible Preferred Stock, par value $.01 per share.

Registrable Securities:  the shares of Capital Stock beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) by the Stockholders, except, for any shares of Capital Stock beneficially owned by a Company Stockholder that (i) were issued to such Company Stockholder pursuant to an effective registration statement under the Securities Act on Form S-8 or (ii) may be sold by such Company Stockholder pursuant to Rule 144(k) under the Securities Act.  As to any particular shares of Capital Stock, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) a registration statement on Form S-8 with respect to the sale of such securities shall have become effective under the Securities Act, (iii) they shall have been sold to the public pursuant to Rule 144 under the Securities Act, (iv) they shall have been otherwise transferred and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force or (v) they shall have ceased to be outstanding.  Any and all shares of Capital Stock which may be issued in respect of, in exchange for, or in substitution for any Registrable Securities, whether by reason of any stock split, stock dividend, reverse stock split, recapitalization, combination or otherwise, shall also be “Registrable Securities” hereunder.

Registration:  the closing of a public offering pursuant to an effective registration statement under the Securities Act.

Securities Act:  the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

Subscription Agreement:  the Subscription Agreement, dated as of November 21, 2006 by and among KIA, KEP and the Company.

Subsidiary:  any corporation a majority of whose outstanding voting securities is owned, directly or indirectly, by the Company.

Third Party Investor:  any Person other than an Affiliate of Kelso.

Transfer:  any direct or indirect sale, assignment, mortgage, transfer, pledge, hypothecation or other disposal.

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

COMPANY:

GLOBAL GEOPHYSICAL SERVICES, INC.

By:
Name:
Title:

KELSO:

KELSO INVESTMENT ASSOCIATES VI, L.P.

By:	Kelso GP VI, LLC.,
its general partner

By:
Name:
Title: Managing Member

KEP VI, LLC

By:
Name:
Title: Managing Member

NON-KELSO STOCKHOLDERS:

COMPANY STOCKHOLDERS:

Duncan W. Riley, Jr.

Heidi Brown

John Degner

Larry Doudna

Maurice Flynn

Oscar Ortega

Richard A. Degner

Thomas J. Fleure

Vlad Vanovac

William Parker

Craig A. Lindberg

Craig M. Murrin

Edward Newberry

Jeff Howell

John Schneider

Kirk Girouard

Robin Guscette

Terry Sadler

Steve Hammond

OUTSIDE STOCKHOLDERS:

Alan Smith

Alta Jacobs

THE ARVIND SANGER TWO-YEAR (GLOBAL GEOPHYSICAL SERVICES, INC.) ANNUITY TRUST

By:
Name: Arvind Sanger, Trustee

ASLAN CAPITAL MASTER FUND, LP

By:
Name:
Title:

CCR FAMILY TRUST

By:
Name: Charles Ramsey, Trustee

Charles G.Lindberg

Clive Richards

Cordelia Degner

Damir S. Skerl

Dan Scheffer

Darren Gosda

Donalda Cochrane

ECLETO PARTNERS, L.P. by

ECLETO PARTNERS MANAGEMENT, L.L.C.

John Russell, Member and Manager

ENTEX PARTNERS

By:
Name:
Title:

Gary Weiss

GREG SMITH TRUST

By:
Trustee:

Heidi Brown

Jerry Houlton

Jim Copp

Jim Henning

Jim Payne

JIM PAYNE GRANDCHILDREN TRUST

By:
Jim Payne, Trustee

J&K EQUITY PARTNERS LP

By:
Name:
Title:

Joanne Seale Wilson

James Drummond

Joe Chatoor

John Houlton

Jorge Estrada M.

JR RUSSELL II TRUST OF 2006

By:
John R. Russell, Trustee

Judy O’Donnell

Jun Lu

Ken Juncker

Kurt Griskonis

Larry Doudna

Margaret English

Mark Magness

Maurice Flynn

Michael Copp

Mike Forrest

NEEB TRUST

By:
Name:
Title:

Randy Newcomber, Jr.

NU DIVERSE LP

By:
Name:
Title:

Oscar T Ortgega, Sr.

Pamela Kelly

Peter Knox

Randy Newcomer

Ron Crooner

Ross Fruin

Ross MacDonald

Ross Sandul

Scott Brown

Shirley Brown

Steve Falko

Steve Magnani

Steve Primeau

THERESA FOSSIER TRUST OF 2006

By:
Name:
Title:

Tom Fleure

Vernon Dovich

Vlad Vanovac

Walter Wilson

Yanping Zhang

NANCY WILSON FAMILY TRUST

By:
Walter Wilson, Trustee

Joane Seale Wilson

WAYZATA INVESTMENT PARTNERS LLC

By:
Blake M. Carlson, Partner

TREATY OAK ACORN FUND, LP

By:
Name:
Title:

TREATY OAK IRONWOOD, LTD.

By:
Name:
Title:

TREATY OAK MASTER FUND, LP

By:
Name:
Title:

Company and Outside Stockholders as of November 30, 2006

Schedule A

Company Stockholders	Addresses	City	State	Postal Code	Province	Country
Duncan Riley	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Heidi Brown	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
John Degner	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Larry Doudna	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Maurice Flynn	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Richard Degner	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Tin Fleure	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Vlad Vanovac	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
William Parker	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Craig A. Lindberg	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Craig M. Murrin	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Edward Newberry	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA

Company Stockholders	Addresses	City	State	Postal Code	Province	Country
Jeff Howell	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
John Schneider	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Kirk Girouard	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Robin Guscette	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Terry Sadler	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA
Steve Hammond	3535 Briarpark Dr., Ste. 200	Houston	Texas	77042		USA

Schedule B

Outside Stockholders
Alan Smith	777 Walker St., Ste. 2530	Houston	TX	77002
Atla Jacobs	4021 Willow View Drive	Lake in the Hills	IL	60156-4676
The Arvind Sanger Two Year (Global Geophysical Services, Inc.) Annuity Trust	540 Madison Ave., 8th Fl.	New York	NY	10022
Asian Capital Master Fund, LP	375 Park Avenue, Ste. 1903	New York	NY	10152
CCR Family Trust (Charles Ramsey)	3374 Plantation Point	Athens	TX	75752
Charles Lindberg	RR3, Box 763	Crockett	TX	75835
Clive Richards	40 Great James Street	London		WC1N 3HB		England

Company Stockholders	Addresses	City	State	Postal Code	Province	Country
Cordelia Degner	142 Windvane Ln.	Carlsbad	CA	92011
Damir Sken	702 Last Arrow	Houston	TX	77079
Dan Scheffer	3727 Georgetown St.	Houston	TX	77005
Darren Gosda	2922 Shirewood Lane	Houston	TX	77082
Donalda Cochrane	Site #1, RR#1, Comp 6	Fort St. John		V1J 4M6	B.C.	Canada
Ecleto Partners (John Russell)	13537 FM 887	Gillett	TX	78116
Entex Partners	4755 Alpine Dr., Ste. 100	Stafford	TX	77477
Gary Weiss	4755 Alpine Dr., Ste. 100	Stafford	TX	77477
Greg Smith Trust	2615 Fairfield St	San Diego	CA	92110
Jerry Houlton	5370 62nd Ave. S.	St. Petersburg	FL	33715
Robert (Jim) Copp	1414 Arbor Court	Leucadia	CA	92024
Jim Hennig	19217 Beck Rd.	Union	IL	60180
Jim Payne	31 Pinewold Circle	Houston	TX	77056
Payne 2004 Grandchildren Trust	17303 E. Single Rose Ct.	Cypress	TX	77429
J&K Equity Partners LP	18 Storm Mist Place	The Woodlands	TX	77381
Joanne Seale Wilson	2225 Devonshire	Houston	TX	77019
James Drummond	320 Branard	Houston	TX	77006
Joe Chatoor	18 Goodwood Ridge, Goodwood Park, St. James Place	Port of Spain				Trinidad
John Houlton	2490 Pinellas Pt. Dr. S.	St. Petersburg	FL	33712
Jorge Estrada	Marcelo T. Alvear 636 6th Fl.	Buenos Aries		1058		Argentina
JR Russell II Trust of 2006	13537 FM 887	Gillett	TX	78116
Judy O’Donnell	AM Kohlerwald 18	Otterberg		67697		Germany
Jun Lu	2320 Stanley Ave.	Signal Hill	CA	90755

Company Stockholders	Addresses	City	State	Postal Code	Province	Country
Ken Juncker	631 Locust Street	Vernon	IN	47620
Kurt Griskonis	11517 Westview Parkway	San Diego	CA	92126
Margaret English	1825 Carolyn Dr.	Chula Vista	CA	91913-2636
Mark Magness	6212 Doliver	Houston	TX	77057
Michael Copp	649 Margarita Ave. (619) 435-3185	Coronado	CA	92118-2320
Mike Forrest	6115 Waggoner Dr.	Dallas	TX	75230
Neeb Trust	100 Friendly Circle	Georgetown	TX	78628
NU Diverse LP
Oscar Ortega	1915 Deaf Smith	Richmond	TX	77469
Pamela Kelly	12710 Kingsride Lane	Houston	TX	77024
Peter Knox	7 St. Jude Close	Englefield Green		TW20, ODE	Surrey	England
Randy Newcomer, Jr.	One Allen Center, 500 Dallas St., Ste 2835	Houston	TX	77002
Ron Crooner (Attn: Mohini Cooner)	8574 Hunters Creek Dr., N.	Jacksonville	FL	32265
Ross Fruin	14015 Hemmingsen Rd.	Huntley	IL	60142
Ross MacDonald	1309 Marshall	Houston	TX	77006
Ross Sandul	10953 Caminito Tierra	San Diego	CA	92131
Scott Brown	11 Wild Oak Circle	Houston	TX	77005
Shirley Brown	Box 262	Grand Prairie		T8V 3V4	Alberta	Canada
Steve Fialko	1825 Carolyn Dr.	Chula Vista	CA	91913-2636
Steve Magnani	366 Grapevine Rd.	Vista	CA	92083
Steve Primeau	114 Waterford Way	The Woodlands	TX	77356
Theresa Fossier Trust of 2006	3117 Rocky Mountain Dr.	Plana	TX	75025
Treaty Oak Capital Master Fund, LP	301 Congress Ave., Ste. 520	Austin	TX	78701

Company Stockholders	Addresses	City	State	Postal Code	Province	Country
Treaty Oak Acom Fund, LP	301 Congress Ave., Ste. 520	Austin	TX	78701
Treaty Oak Ironwood, Ltd.	301 Congress Ave., Ste. 520	Austin	TX	78701
Vernon Dovich	13559 Vista Sage Lane	Jamul	CA	91935-3023
Nancy Wilson Family Trust	2001 Kirby Dr., Ste. 1107	Houston	TX	77019-6033
Walter Wilson	2001 Kirby Dr., Ste. 1107	Houston	TX	77019-6033
Wayzata Opportunities	701 East Lake Street	Wayzata	MN	55391
Yanping Zhang	8528 Galway place	San Diego	CA	92129

EXECUTION COPY

EXHIBIT G

Form of License Agreement

Execution Copy

LICENSE AGREEMENT

DATED AS OF                     , 2008

BY AND BETWEEN

GLOBAL GEOPHYSICAL SERVICES, INC.,

and

WEINMAN GEOSCIENCE, INC.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is made and entered into as of this      day of         , 2008 by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (the “Licensor”) and WEINMAN GEOSCIENCE, INC., a Texas corporation (the “Licensee”).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement entered into between the parties on May 30, 2008 (the “APA”) Licensor has acquired (among other assets) the intellectual property identified on Schedule 2.1(i) of the APA copied herein as Exhibit A hereto (the “Licensed Intellectual Property”); and

WHEREAS, Licensor desires to license the Licensed Intellectual Property to Licensee, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE X

DEFINITIONS

As used in this Agreement, the following terms have the following respective meanings:

“APA” has the meaning specified in the opening paragraph.

“Term” has the meaning set forth in Section 5.1.

“Improvement” means any and all intellectual property owned by Licensor that is (i) developed (conceived or reduced to practice) by Licensor or Licensee, solely or jointly with others including contractors and partners, based on access or use of the Licensed Intellectual Property.

“Licensed Intellectual Property” means has the meaning specified in the opening paragraph of this Agreement.

“Party” means Licensor or Licensee.

The following terms have the meanings set forth in the APA:

“Affiliate”

“Applicable Laws”

“Business”

“Closing”

“Earnout Payment”

“Intellectual Property”

“Notes”

“Person”

“Qualified Public Offering”

“Second Payment”

“Shares”

ARTICLE I

LICENSE GRANT

1.1          Subject to the provisions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts a sole, non-exclusive license to use the Licensed Intellectual Property worldwide for the Term, subject to the non-compete provisions on the APA and any other agreements between the parties. Such license is royalty-free. Licensee shall have no right to grant sublicenses other than to realize the effective implementation of the Licensed Intellectual Property on behalf of Licensee or as provided in 2.4 below.

1.2          This Agreement conveys no rights including ownership or rights of ownership (by implication, estoppel or otherwise) in the Licensed Intellectual Property except those expressly granted herein, and no rights to any other technology of Licensor.

1.3          All patent and other intellectual property rights in the Licensed Intellectual Property created by Licensor during the Term shall belong to Licensor and shall be included in the license granted herein.  Licensee agrees to fully cooperate with Licensor to obtain patents and in otherwise protecting the Licensed Intellectual Property and Improvements. The sole, non-exclusive license, including any sublicenses, terminates upon one of the terminating events set forth in section 5.1.

1.4          The license rights granted herein will become freely sublicensable and transferable by Licensee in the event of (i) the failure by Licensor to timely make any payment (in cash or in Shares, as applicable) with respect to the Second Payment, (ii) the failure by Licensor to timely pay the Earnout Payment, or (iii) the breach by Licensor of any provision of the APA which breach remains uncured for 30 days after Licensee notifies Licensor of the breach.

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ARTICLE II

MAINTENANCE AND ENFORCEMENT

2.1          During the Term, Licensor shall pay for all costs incurred in connection with the preparation, filing, prosecution and maintenance of the patent applications listed on Exhibit A. The filing, prosecution, and maintenance of all Exhibit A patent applications (and patents issuing with respect thereto) shall be the primary responsibility of Licensor.  Licensor shall provide Licensee regular updates of proof of maintenance of any patents resulting from the applications listed in Exhibit A of this Agreement.

2.2          Licensor and Licensee shall each notify the other of any activity as to which Licensor or Licensee has a reasonable belief may infringe or constitute misappropriation of the Licensed Intellectual Property.

2.3          The right to institute, control, conduct, direct, litigate, settle and take any and all actions in a suit for infringement of the Licensed Intellectual Property will rest initially with Licensor.  Licensee agrees to use commercially reasonable efforts to cooperate with Licensor with respect to any such suits, have any of Licensee’s employees testify if requested by Licensor at mutually acceptable times and make available any records, papers, information, specimens, and the like reasonably requested by Licensor.  Licensor shall compensate Licensee for its reasonable expenses incurred in connection with the foregoing.

2.4          In the event Licensor does not institute suit for infringement(s) within ninety (90) days after receipt of written notice from Licensee of Licensee’s desire that Licensor bring suit for infringement in its own name and on its own behalf, OR Licensor relinquishes its rights either expressly or impliedly to institute suit for infringement(s) earlier than the above stated ninety (90) days, then Licensee may, at its own expense, bring suit or take any other appropriate action. Licensor agrees to use commercially reasonable efforts to cooperate with Licensee with respect to any such suits prosecuted by Licensee related to Licensed Intellectual Property, have any of Licensor’s employees testify if requested by Licensee at mutually acceptable times and make available any records, papers, information, specimens, and the like reasonably requested by Licensee.  Licensee shall compensate Licensor for its reasonable expenses incurred in connection with the foregoing.

2.5          Any recovery received pursuant to an infringement action brought under Section 3.3 or Section 3.4 shall be allocated as follows:

(a)           the party prosecuting such action will first receive three hundred percent (150%) of its costs and expenses incurred, and

(b)           any remaining recovery will be allocated equally between the parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

4.1            Licensor and Licensee hereby warrant that this Agreement is a binding enforceable obligation, that they have authority to execute and deliver this Agreement and that no waivers or

3

releases from financial institutions or third parties are required in connection herewith.  Licensor further represents, warrants and undertakes to the Licensee that:

(a)   neither the execution of this Agreement nor the performance by the Licensor of its obligations will cause it to be in breach of any agreement to which it is a party or is subject;

(b)   during the Term, Licensor will not grant rights in the Licensed Intellectual Property to any other party other than to realize the effective implementation of the Licensed Intellectual Property on behalf of Licensor; and

(c)   the Licensor will use its best efforts to obtain the grant of a United States patent pursuant to each patent application included within the Licensed Intellectual Property, and will at its own expense:

(i)            procure publication thereof;

(ii)           to the extent that it has not already done so, forthwith make requests to the United States Patent Office in the prescribed form for a preliminary examination and search and pay the prescribed fee;

(iii)          request the United States Patent Office to make a substantive examination and pay the prescribed fee;

(iv)          so far as may be required make observations and amend the application; and

(v)           notify the Licensee forthwith of any withdrawal of or amendment to any application and if any application is treated as refused..

ARTICLE IV

TERM

4.1          This License Agreement shall be in force and effect for the life of the Licensed Intellectual Property unless and until one of the following termination events occurs (the “Term”):

(a)           upon consummation of the Qualified Public Offering and the issuance and delivery to Licensee of the Shares constituting the Second Payment as described in the APA, or

(b)           upon full payment by Licensor of the Notes and the Earnout Payment and all other payments due under the APA.

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ARTICLE V

MISCELLANEOUS

5.1          Notices.  All notices and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by telecopy or facsimile transmission, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Licensee, to:

Weinman GeoScience, Inc.

17103 Preston Road, Suite 200

Dallas, Texas 75248

with a copy to:

Before August 1, 2008

Thompson & Knight LLP

1700 Pacific Avenue, Suite 3300

Dallas, Texas 75201

Attn: Michael C. Titens

Telephone: (214) 969-1437

Facsimile: (214) 880-3159

Beginning August 1, 2008:

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201Attn: Michael C. Titens

Telephone: (214) 969-1437

Facsimile: (214) 880-3159

If to Licensor, to:

Global Geophysical Services, Inc.

3535 Briarpark Drive, Suite 200

Houston, Texas 77042

Attn: Craig M. Murrin

Vice President, Secretary and General Counsel

Telephone: (713) 972-9200

Facsimile: (713) 979-1560

with a copy to:

Haynes and Boone, LLP

One Houston Center

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1221 McKinney, Suite 2100

Houston, Texas 77010

Attn.: Bryce D. Linsenmayer

Telephone: (713) 547-2051

Facsimile: (713) 547-2300

Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, the Business Day following the day when confirmation of receipt is received.

5.2          Entire Agreement.  This Agreement, including the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

5.3          Amendments and Waiver; Rights and Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.  The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

5.4          Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.  For the resolution of any dispute under this Agreement, the parties agree that the United States District Court for the Southern District of Texas and the state courts within Harris County, Texas shall have exclusive venue and jurisdiction of the same.  The prevailing party in any arbitration or litigation shall be entitled to recover from the other party reasonable attorney and expert witness fees, court costs, and the administrative costs, fees and expenses incurred in the same, in addition to any other relief that may be awarded.

5.5          Binding Effect; Assignment.  This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement shall not be assignable by any party to this Agreement without the express prior written consent of all other parties to this Agreement and, in the event of an attempted assignment by one party to this Agreement without the express prior written consent of all other parties, such attempted assignment shall be void and without effect.

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5.6          License of Intellectual Property.  Each party acknowledges that all rights and licenses granted by it under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code.  Each party acknowledges that if such party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code.  Each party irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(1) or successor provisions to the effect that applicable law excuses the party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

5.7          Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

5.8          References.  All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

5.9          Severability of Provisions.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first written above.

LICENSOR

Global Geophysical Services, Inc.

By:
Richard A. Degner
President and Chief Executive Officer

LICENSEE

Weinman GeoScience, Inc.

By:
Barry L. Weinman
President and Chief Executive Officer

Exhibit A

Licensed Intellectual Property

The Intellectual Property listed on Schedule 2.1(i) to the APA

EXHIBIT H-1

Form of Seller Investment Representation Letter

May 30, 2008

Global Geophysical Services, Inc.

3535 Briarpark Drive, Suite 200

Houston, Texas 77042

Attn: Craig M. Murrin, Esq.

Ladies and Gentlemen:

Weinman Geoscience, Inc., a Texas corporation (the “Seller”), is party to that certain Asset Purchase Agreement, dated May 30, 2008, with Global Geophysical Services, Inc., a Delaware corporation (the “Buyer”), WGI Sub, LLC, a Texas limited liability company (“Sub”), and Barry L. Weinman and Jane L. Weinman, each an individual resident in Collin County, Texas (the “Purchase Agreement”), pursuant to which the Buyer is acquiring substantially all of the assets of the Seller.  Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.  As part of the Purchase Price for the Assets, the Seller is acquiring either a Note and/or the Shares pursuant to the terms of the Purchase Agreement.  The Seller makes the following representations to the Buyer in order that the Buyer may rely on such representations in connection with the sale and issuance of the Note and/or the Shares and the issuance of any shares of Common Stock upon conversion of the Note (the Note, the Shares and the shares of Common Stock issuable upon conversion of the Note are collectively referred to herein as the “Investment”):

1.                                       The Seller acknowledges that the Investment has not been registered with the Securities and Exchange Commission (the “SEC”) nor with the blue sky authority of any state, the Seller must bear the economic risk of the Investment indefinitely unless such securities are subsequently registered under the Securities Act of 1933, as amended (the “Act”), and the appropriate state blue sky laws or an exemption from such registration is available.  The Seller understands that neither the SEC nor the securities administrator of any state has made any finding or determination relating to the fairness of an investment in the Investment and that no such government agency has or will recommend or endorse the Investment.

2.                                       The Seller is acquiring the Investment for its own account for investment and not with a view to dividing the Investment with others or with a view to or in connection with an offering or any distribution, and that the Seller has no present intention of selling or otherwise disposing of the Investment.  It is the present intention of the Seller to receive and hold the Investment for its own account.  Any sale or exchange offer of any of the Investment will not be made in any manner that will violate the Act or any applicable blue sky law.  The Seller has no contract, understanding, agreement, or arrangement with any Person to sell or transfer to any such Persons, or to anyone, or to have any such person sell for the Seller any of the Investment and the Seller is not engaged, and does not plan to engage, within the foreseeable future, in any discussion with any Person relating to the sale or transfer of the Investment.  The Seller is not aware of any occurrence, event, or circumstance upon the happening of which it intends to transfer or sell the Investment, or any part thereof, and the Seller does not have any present intention to sell the Investment, or any part thereof, after the lapse of any particular period of time.

3.                                       The Seller acknowledges that it has been furnished all information that it has requested to the extent that it considers necessary and advisable in connection with the acquisition of the Investment and the transactions contemplated by the Purchase Agreement.  The Seller acknowledges that it has

1

received and reviewed the following materials regarding the Buyer (collectively, the “Buyer Information”):

(a)                                  the Confidential Preliminary Offering Circular, dated on or about November 9, 2007, prepared in connection with a proposed sale of senior notes due 2012 by the Buyer;

(b)                                 the Buyer’s Form S-1 Registration Statement, including all amendments thereto, initially filed with the SEC on August 10, 2006; and

(c)                                  the unaudited consolidated balance sheet and statements of income, of the Buyer as of and for the three months ended March 31, 2008 and the audited consolidated balance sheet and statements of income, cash flows and stockholders’ equity of the Buyer as of and for the years ended December 31, 2006 and 2007 .

The Seller has carefully reviewed the Buyer Information and any other materials provided to it by the Buyer or its representatives.  The Seller understands that any financial projections provided by the Buyer are based on estimates and assumptions that are inherently uncertain and, though based on assumptions the Buyer believes to be reasonable, are subject to significant business, economic and competitive factors and contingencies, all of which are difficult to predict and most of which are beyond the control of the Buyer.  There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.  The Buyer does not intend to update any forecasts.  In addition, these projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections.  Neither the Buyer nor any of its affiliates or representatives assumes any responsibility for the accuracy or validity of the projections. The Seller should rely on its assessment of the Investment as a whole, rather than these projections, in making a decision to invest in the Buyer.  The Buyer has not had the prospective financial information either examined or compiled by independent auditors.

4.                                       The Seller acknowledges that it has delivered or made available to the Key Employees all of the Buyer Information.  The Seller agrees and acknowledges that it has acted as a the “Purchaser Representative” (as defined under Regulation 501(h) of the Act) for the Key Employees.  The Key Employees have consulted with the Seller and relied upon its advice in evaluating the merits and risks of an investment in the Investment, including an investment indirectly by their ownership of the membership interests or units of Sub.  The Seller is not an affiliate, director, officer or other employee of the Buyer, or beneficial owner of 10% or more of any class of the equity securities, or 10% or more of the equity interest in the Buyer.  There exists no material relationships between the Seller (or any affiliates of the Seller) and the Buyer, or any of its affiliates, or that is mutually understood to be contemplated, or that has existed at any time during the previous two years, and no compensation from the Buyer or its affiliates has been or is to be received by the Seller for acting as Purchaser Representative to the Key Employees.  The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of an investment in the Buyer and of making an informed investment decision.

5.                                       The Seller has had an opportunity to ask questions and to receive answers from the Buyer regarding the business, properties, and financial condition of the Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Seller or to which the Seller had access.

6.                                       The Seller has adequate means of providing for its current needs and contingencies, is able to bear the substantial economic risks of an investment in the Investment for an indefinite period of

2

time, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.  The Seller has such knowledge and experience in financial, tax, and business matters so as to enable it to utilize the information made available to it in connection with the sale of the Investment to it by the Buyer in order to evaluate the merits and risks of an investment in the Investment and to make an informed investment decision with respect thereto.

7.                                       The Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act.

8.                                       The Seller is incorporated in the State of Texas.  The address of the Seller’s principal office set forth on the signature page hereof is true and correct.  The undersigned has no present intention of becoming organized or incorporated in any other state or jurisdiction.

9.                                       The Seller is not acquiring the Investment as a result of, or subsequent to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or meeting, or any solicitation of a subscription by a Person not previously known to it in connection with investments in securities generally.

10.                                 The Seller is not relying on the Buyer with respect to the tax and other economic considerations of it relating to its acquisition of the Investment.  In regard to such considerations, the Seller has relied on the advice of, or has consulted with, only its own advisors.

11.                                 The Seller will not sell or otherwise transfer any of the Investment without registration under the Act or an exemption therefrom and fully understands and agree that the Seller must bear the economic risk of its purchase for an indefinite period of time because, among other reasons, neither the Note, the Shares nor the Common Stock issuable upon conversion of the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned, or otherwise disposed of unless the Note, the Shares or such Common Stock are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

12.                                 The Seller understands that it is not represented by Haynes and Boone, LLP and that Haynes and Boone, LLP represents the Buyer only.

Very truly yours,

Weinman GeoScience, Inc.

By:
Barry L. Weinman
President and Chief Executive Officer

Address:	17103 Preston Road
Suite 200
Dallas, Texas 75248

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EXHIBIT H-2

Form of Investment Representation Letter

4

May 30, 2008

Global Geophysical Services, Inc.

3535 Briarpark Drive, Suite 200

Houston, Texas 77042

Attn: Craig M. Murrin, Esq.

Ladies and Gentlemen:

WGI Sub, LLC, a Texas limited liability company (“Sub”), is party to that certain Asset Purchase Agreement, dated May 30, 2008, with Global Geophysical Services, Inc., a Delaware corporation (the “Buyer”), Weinman Geoscience, Inc., a Texas corporation (the “Seller”), and Barry L. Weinman and Jane L. Weinman, each an individual resident in Collin County, Texas (the “Purchase Agreement”), pursuant to which the Buyer is acquiring substantially all of the assets of the Seller.  Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.  As part of the Purchase Price for the Assets, Sub is acquiring either a Note and/or the Shares pursuant to the terms of the Purchase Agreement.  Sub makes the following representations to the Buyer in order that the Buyer may rely on such representations in connection with the sale and issuance of the Note and/or the Shares and the issuance of any shares of Common Stock upon conversion of the Note (the Note, the Shares and the shares of Common Stock issuable upon conversion of the Note are collectively referred to herein as the “Investment”):

1.                                       Sub acknowledges that the Investment has not been registered with the Securities and Exchange Commission (the “SEC”) nor with the blue sky authority of any state, Sub must bear the economic risk of the Investment indefinitely unless such securities are subsequently registered under the Securities Act of 1933, as amended (the “Act”), and the appropriate state blue sky laws or an exemption from such registration is available.  Sub understands that neither the SEC nor the securities administrator of any state has made any finding or determination relating to the fairness of an investment in the Investment and that no such government agency has or will recommend or endorse the Investment.

2.                                       Sub is acquiring the Investment for its own account for investment and not with a view to dividing the Investment with others or with a view to or in connection with an offering or any distribution, and that Sub has no present intention of selling or otherwise disposing of the Investment.  It is the present intention of Sub to receive and hold the Investment for its own account.  Any sale or exchange offer of any of the Investment will not be made in any manner that will violate the Act or any applicable blue sky law.  Sub has no contract, understanding, agreement, or arrangement with any Person to sell or transfer to any such Persons, or to anyone, or to have any such person sell for Sub any of the Investment and Sub is not engaged, and does not plan to engage, within the foreseeable future, in any discussion with any Person relating to the sale or transfer of the Investment.  Sub is not aware of any occurrence, event, or circumstance upon the happening of which it intends to transfer or sell the Investment, or any part thereof, and Sub does not have any present intention to sell the Investment, or any part thereof, after the lapse of any particular period of time.

3.                                       Sub acknowledges that it has been furnished all information that it has requested to the extent that it considers necessary and advisable in connection with the acquisition of the Investment and the transactions contemplated by the Purchase Agreement.  Sub acknowledges that it has received and reviewed the following materials regarding the Buyer (collectively, the “Buyer Information”):

(a)                               the Confidential Preliminary Offering Circular, dated on or about November 9, 2007, prepared in connection with a proposed sale of senior notes due 2012 by the Buyer;

1

(b)                                 the Buyer’s Form S-1 Registration Statement, including all amendments thereto, initially filed with the SEC on August 10, 2006; and

(c)                                  the unaudited consolidated balance sheet and statements of income, of the Buyer as of and for the three months ended March 31, 2008 and the audited consolidated balance sheet and statements of income, cash flows and stockholders’ equity of the Buyer as of and for the years ended December 31, 2006 and 2007 .

Sub has carefully reviewed the Buyer Information and any other materials provided to it by the Buyer or its representatives.  Sub understands that any financial projections provided by the Buyer are based on estimates and assumptions that are inherently uncertain and, though based on assumptions the Buyer believes to be reasonable, are subject to significant business, economic and competitive factors and contingencies, all of which are difficult to predict and most of which are beyond the control of the Buyer.  There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.  The Buyer does not intend to update any forecasts.  In addition, these projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections.  Neither the Buyer nor any of its affiliates or representatives assumes any responsibility for the accuracy or validity of the projections. Sub should rely on its assessment of the Investment as a whole, rather than these projections, in making a decision to invest in the Buyer.  The Buyer has not had the prospective financial information either examined or compiled by independent auditors.

4.                                       Sub has had an opportunity to ask questions and to receive answers from the Buyer regarding the business, properties, and financial condition of the Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Sub or to which Sub had access.

5.                                       Sub has adequate means of providing for its current needs and contingencies, is able to bear the substantial economic risks of an investment in the Investment for an indefinite period of time, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.  Sub has such knowledge and experience in financial, tax, and business matters so as to enable it to utilize the information made available to it in connection with the sale of the Investment to it by the Buyer in order to evaluate the merits and risks of an investment in the Investment and to make an informed investment decision with respect thereto.

6.                                       Sub is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act.

7.                                       Sub is organized in the State of Texas.  The address of Sub’s principal office set forth on the signature page hereof is true and correct.  The undersigned has no present intention of becoming organized or incorporated in any other state or jurisdiction.

8.                                       Sub is not acquiring the Investment as a result of, or subsequent to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or meeting, or any solicitation of a subscription by a Person not previously known to it in connection with investments in securities generally.

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9.                                       Sub is not relying on the Buyer with respect to the tax and other economic considerations of it relating to its acquisition of the Investment.  In regard to such considerations, Sub has relied on the advice of, or has consulted with, only its own advisors.

10.                                 Sub will not sell or otherwise transfer any of the Investment without registration under the Act or an exemption therefrom and fully understands and agree that Sub must bear the economic risk of its purchase for an indefinite period of time because, among other reasons, neither the Note, the Shares nor the Common Stock issuable upon conversion of the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned, or otherwise disposed of unless the Note, the Shares or such Common Stock are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

11.                                 Sub understands that it is not represented by Haynes and Boone, LLP and that Haynes and Boone, LLP represents the Buyer only.

Very truly yours,

WGI Sub, LLC

By:
Barry L. Weinman
Manager

Address:	17103 Preston Road
Suite 200
Dallas, Texas 75248

3

EXHIBIT H-3

Form of Key Employee Investment Representation Letter

4

May 30, 2008

Global Geophysical Services, Inc.

3535 Briarpark Drive, Suite 200

Houston, Texas 77042

Attn: Craig M. Murrin, Esq.

Ladies and Gentlemen:

Weinman Geoscience, Inc., a Texas corporation (the “Seller”), is party to that certain Asset Purchase Agreement, dated May 30, 2008, with Global Geophysical Services, Inc., a Delaware corporation (the “Buyer”), WGI Sub, LLC, a Texas limited liability company (“Sub”), and Barry L. Weinman and Jane L. Weinman, each an individual resident in Collin County, Texas (the “Purchase Agreement”), pursuant to which the Buyer is acquiring substantially all of the assets of the Seller.  Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.  In accordance with the terms of the Purchase Agreement, the Seller has or will assign certain ownership interests in Sub to the undersigned (the “Key Employee”).  As part of the Purchase Price for the Assets, the Seller and Sub are acquiring either the Notes and/or the Shares pursuant to the terms of the Purchase Agreement.  The Key Employee makes the following representations to the Buyer in order that the Buyer may rely on such representations in connection with the sale and issuance of the Notes and/or the Shares, and the issuance of any shares of Common Stock upon conversion of the Notes, (the Notes, the Shares and the shares of Common Stock issuable upon conversion of the Notes are collectively referred to herein as the “Investment”) to the Seller and Sub and indirectly to the Key Employee as a result of his/her ownership of membership interests or units of Sub:

1.                                       The Key Employee acknowledges that the Investment has not been registered with the Securities and Exchange Commission (the “SEC”) nor with the blue sky authority of any state, the Key Employee must bear the economic risk of the Investment indefinitely unless such securities are subsequently registered under the Securities Act of 1933, as amended (the “Act”), and the appropriate state blue sky laws or an exemption from such registration is available.  The Key Employee understands that neither the SEC nor the securities administrator of any state has made any finding or determination relating to the fairness of an investment in the Investment and that no such government agency has or will recommend or endorse the Investment.

2.                                       The Key Employee is acquiring the Investment for his/her own account for investment and not with a view to dividing the Investment with others or with a view to or in connection with an offering or any distribution, and that the Key Employee has no present intention of selling or otherwise disposing of the Investment.  It is the present intention of the Key Employee to receive and hold the Investment for his/her own account.  Any sale or exchange offer of any of the Investment will not be made in any manner that will violate the Act or any applicable blue sky law.  The Key Employee has no contract, understanding, agreement, or arrangement with any Person to sell or transfer to any such Persons, or to anyone, or to have any such person sell for the Key Employee any of the Investment and the Key Employee is not engaged, and does not plan to engage, within the foreseeable future, in any discussion with any Person relating to the sale or transfer of the Investment.  The Key Employee is not aware of any occurrence, event, or circumstance upon the happening of which he/she intends to transfer or sell the Investment, or any part thereof, and the Key Employee does not have any present intention to sell the Investment, or any part thereof, after the lapse of any particular period of time.

3.                                       The Key Employee acknowledges that he/she has been furnished all information that he/she has requested to the extent that he/she considers necessary and advisable in connection with the acquisition of the Investment and the transactions contemplated by the Purchase Agreement.  The Key Employee acknowledges that he/she has received and reviewed the following materials regarding the Buyer (collectively, the “Buyer Information”):

(a)                               the Confidential Preliminary Offering Circular, dated on or about November 9, 2007, prepared in connection with a proposed sale of senior notes due 2012 by the Buyer;

(b)                              the Buyer’s Form S-1 Registration Statement, including all amendments thereto, initially filed with the SEC on August 10, 2006; and

(c)                               the unaudited consolidated balance sheet and statements of income, of the Buyer as of and for the three months ended March 31, 2008 and the audited consolidated balance sheet and statements of income, cash flows and stockholders’ equity of the Buyer as of and for the years ended December 31, 2006 and 2007.

The Key Employee has carefully reviewed the Buyer Information and any other materials provided to him/her by the Buyer or its representatives.  The Key Employee understands that any financial projections provided by the Buyer are based on estimates and assumptions that are inherently uncertain and, though based on assumptions the Buyer believes to be reasonable, are subject to significant business, economic and competitive factors and contingencies, all of which are difficult to predict and most of which are beyond the control of the Buyer.  There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.  The Buyer does not intend to update any forecasts.  In addition, these projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections.  Neither the Buyer nor any of its affiliates or representatives assumes any responsibility for the accuracy or validity of the projections.  The Key Employee should rely on his/her assessment of the Investment as a whole, rather than these projections, in making a decision to invest in the Buyer.  The Buyer has not had the prospective financial information either examined or compiled by independent auditors.

4.                                       The Key Employee acknowledges that the Seller has acted as a the “Purchaser Representative” (as defined under Regulation 501(h) of the Act) for the Key Employee.  The Key Employee has consulted with the Seller and relied upon its advice in evaluating the merits and risks of an investment in the Investment, including an investment indirectly by their ownership of the membership interests or units of Sub.

5.                                       The Key Employee has had an opportunity to ask questions and to receive answers from the Buyer and/or the Seller regarding the business, properties, and financial condition of the Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Key Employee or to which the Key Employee had access.

6.                                       The Key Employee has adequate means of providing for his/her current needs and contingencies, is able to bear the substantial economic risks of an investment in the Investment for an indefinite period of time, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.  The Key Employee has such knowledge and experience in financial, tax, and business matters so as to enable him/her to utilize the information made available to

2

him/her in connection with the sale of the Investment to him/her by the Buyer in order to evaluate the merits and risks of an investment in the Investment and to make an informed investment decision with respect thereto.

7.                                       The Key Employee is sophisticated financially, and the Key Employee, together with the Seller and the Key Employee’s advisors, are capable of evaluating an investment in the Buyer.

8.                                       The Key Employee is a resident of the state listed on the signature page.  The Key Employee’s address as set forth on the signature page hereof is true and correct.  The Key Employee has no present intention of becoming domiciled in any other state or jurisdiction.

9.                                       The Key Employee is not acquiring the Investment as a result of, or subsequent to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or meeting, or any solicitation of a subscription by a Person not previously known to him/her in connection with investments in securities generally.

10.                                 The Key Employee is not relying on the Buyer with respect to the tax and other economic considerations of him/her relating to his/her acquisition of the Investment.  In regard to such considerations, the Key Employee has relied on the advice of, or has consulted with, only his/her own advisors.

11.                                 The Key Employee will not sell or otherwise transfer any of the Investment without registration under the Act or an exemption therefrom and fully understands and agree that the Key Employee must bear the economic risk of his/her purchase for an indefinite period of time because, among other reasons, neither the Note, the Shares nor the Common Stock issuable upon conversion of the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned, or otherwise disposed of unless the Note, the Shares or such Common Stock are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

12.                                 The Key Employee understands that he/she is not represented by Haynes and Boone, LLP and that Haynes and Boone, LLP represents the Buyer only.

Very truly yours,

Printed Name:

Signature:

Date:

Address:

3

SELLER’S DISCLOSURE SCHEDULES

TO

ASSET PURCHASE AGREEMENT

BY AND AMONG

GLOBAL GEOPHYSICAL SERVICES, INC.,

WEINMAN GEOSCIENCE, INC.,

WGI SUB, LLC,

BARRY L. WEINMAN,

and

JANE L. WEINMAN

Dated as of June 5, 2008

These Disclosure Schedules are furnished to the Buyer pursuant to and as part of the Asset Purchase Agreement, dated as of June 5, 2008, among the Buyer, the Seller, Sub and the Shareholders (the “Agreement”).  The Disclosure Schedules are arranged in sections corresponding to those contained in the Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty qualifies the referenced representation or warranty to the extent specified therein and such other representations and warranties contained in the Agreement (regardless of whether or not such representation or warranty contains a reference to such disclosure schedules) to the extent a matter in such section of the Disclosure Schedules is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Nothing in these Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein.  Unless this Agreement specifically implies otherwise, the inclusion of any item in a Schedule (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business, (c) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, unless such disclosure otherwise requires such determination, and (d) shall not constitute, or be deemed to be, an admission to any third party concerning such item.  Any disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document or documents.

4

Schedule 1.1A

Earnout EBITDA

“Earnout EBITDA” shall be defined as Income from Operations (“EBIT”) of the Weinman Crew, determined according with GAAP to the extent reasonably possible, plus or minus the following items, without duplication, to the extent they were used in calculating EBIT:

(a)                                  plus depreciation, amortization and other similar non-cash charges;

(b)                                 minus revenue for any cross charges for R&D or other services that are not recognized as revenue of the Buyer taken as a whole;

(c)                                  plus direct costs incurred in generating revenue excluded from Earnout EBITDA in item (b) above;

(d)                                 plus fees and expenses of accountants and attorneys associated with this Agreement and other transaction costs associated with the consummation of this Agreement;

(e)                                  plus allocation of expenses by Buyer to the Weinman Crew to the extent that such allocated expenses exceed five percent (5%) of the gross revenue of the Weinman Crew during the Earnout Period;

(f)                                    plus charges amortized or expenses relating to acquisitions by the Company completed after the date of this Agreement;

(g)                                 plus any non-cash accounting charges, minus any non-cash gains (except for revenue recognized as a result of the contemplated license of software to Landmark Graphics Corp.), including, but not limited to, non-cash changes in accounting policies;

(h)                                 minus the cost of the facilities occupied or used by the Weinman Crew, including (i) the actual rental costs payable to third parties in respect of premises occupied solely by the Weinman Crew and (ii) a pro-rata portion of Global’s actual cost per square foot of premises shared among the Weinman Crew and any of Global’s other operations;

(i)                                     plus income taxes, including without limitation, Texas Franchise or Margin Tax;

(j)                                     plus interest expense and all other related costs of borrowing, except for capital charges as defined in item (l) below;

(k)                                  plus any software maintenance charges expensed during the Earnout Period that relate to the ProMAX licenses acquired in the contemplated transaction with Landmark Graphics Corp, except that such addition to EBIT shall be reduced (but not below zero) by any revenue recognized as a result of the contemplated license;

(l)                                     minus a capital charge of 8% per annum for capital expenditures in excess of that specified in 3.4 (b) (“Excess Capital”). Charges for Excess Capital begin at the point in time when the Excess Capital is recorded and continue through the remainder of the Earnout Period; and

(m)                               minus a charge for the use of the Excess Capital expended for capital assets (“Assumed Depreciation”). Assumed Depreciation for a particular accounting period is calculated as total Excess Capital expended for capital assets divided by 60, starting with the date that the capital asset is placed in service.

Schedule 1.1B
Weinman Key Employees List

Employee	Address	City	State	Zip
Berroteran, Alfred	3217 Heathercrest	Garland	TX	75044
Campbell, Bruce S.	3824 Ranch Estates Dr.	Plano	TX	75074
Carter, Christopher G	7226 Bluefield Dr.	Dallas	TX	75248
Fleming, Julie	12014 Concho Bay Ct.	Houston	TX	77041
Hoover, Gary	6201 Sandydale	Dallas	TX	75248
McLain, William H	60945 Creekstone Lp	Bend	OR	97702
Nelan, Edmond S.	25 Trailridge Drive	Melissa	TX	75454
Ramirez, Oscar E	8119 Harvest Lane	Baytown	TX	77521
Salazar, Cambrey	26731 E. Arbor Dr.	Aurora	CO	80016
Sicking, Charles J	3700 Anatole Court	Plano	TX	75075
Smith, Richard C	717 January Drive	Plano	TX	75025
Sublette, Victoria R	1012 Great Basin Court	Allen	TX	75013
Treadgold, Galen E	2716 Prestonwood Dr.	Plano	TX	75093

Schedule 2.1(b)
Real Property & Leaseholds

1.                                         Leasehold interest in real property lease for office space located at 17103 Preston Road, Dallas, Texas 75248, Suites 200 and 130.

2.                                         Leasehold interest in real property lease for office space located at Two Allen Center, 1625 Smith Street, Suite 1020, Houston, Texas 77002.

3.                                         Leasehold interest in real property lease for office space located at World Trade Center II, 1625 Broadway, Suite 1150, Denver, Colorado, 80202.

Schedule 2.1(d)
Contracts

1.                                        Contracts with Clients

Client	Title of Agreement/Contract	Date of Agmt	Contract No.

Addax Petroleum Services, Ltd.	Master Services Contract	Sept. 8. 2005	APS-05-058-2-01

Addax Petroleum Services, Ltd.	Services Order	Aug. 2, 2007	APS-07-058-2-05

Addax Petroleum Services, Ltd.	Services Order	Aug. 7, 2007	APS-07-058-2-06

Addax Petroleum Services, Ltd.	Taq Taq 3D Processing & Fracture Predicting	2/18/2008

Amni International Petroleum Development Company, Ltd.	OML 112/117 2D Interpretation & AVO Project Analysis	5/23/2008

Arcadia Petroleum Limited	Offshore Namibia 2D Processing and Analysis	Jun. 25, 2007	(WGS contract)

Chesapeake Energy Corporation	Delaware Basin Velcoity and Pore Pressure Study	Nov. 2, 2007	(WGS contract)

Chesapeake Energy Corporation	SeaDrift	2/29/2008

ConocoPhillips Company	Seismic Data Processing Services Contract	Sept. 21, 2007	USOK-02-07

Devon Energy	China Block 42-05 Gather Conditioning For AVO, Pore Pressure & Shallow Hazard Work	Apr. 24, 2007	(WGS contract)

Devon Energy	King Hollow 3D - Phase 3, Processing and Azimuthal Analyis	Apr. 23, 2007	(WGS contract)

Edge Petroleum Corporation	Agreement for Geophysical Consulting and Seismic Data Processing	Jan. 12, 2006

EnCana Oil & Gas Co.	McMurray 3D - Barnett Shale	4/21/2008

EnCana Oil & Gas Co.	Gun Barrell 3D Seismic	4/1/2008

EnCana Oil & Gas Co.	PGS 3D/Flynn 3D Merge	2/18/2008

Ensight Energy III	Key Largo Project, SW Alabama Smackover Porosity Evaluation	June 27, 2008 (s/b 2007?)	(WGS contract)

Hunt Petroleum Corporation	Shelby County 2D Reprocessing	Jun. 28, 2007	(WGS contract)

IPR USA Corp.	Offshore Texas	Oct. 15, 2007	(WGS contract)

Kosmos Energy	LTO3 Morocco Boujdor 2D	3/19/2008

Madagascar Oil Limited	Madagascar Oil Limited Technical Support Contract	March 26,2008

Maersk Oil America Inc.	Geophysical Consulting and Seismic Data Processing	May 7, 2007

MI Energy, Inc.	Moliqing 3D Seisimc Interpretation	Apr. 24, 2007

Newfield Exploration Mid-Continent Inc.	King Hollow 3D, Processing and Azimuthal Analyis	Mar. 11, 2007	(WGS contract)

Ophir Energy Company	Equatorial Guinea Block R, 2D Reprocessing	Aug. 28, 2006	(WGS contract)

Ophir Energy Company	Broker & Advisory Services Block R, Equatorial Guinea	Nov. 1, 2007	WGS’ Broker Engagement Letter

Oranto	Cote d’Ivoire Blk CI-206	4/8/2008

Oranto	Sierra Leone	2/26/2008

Oranto	Eq. Guinea Block J	2/25/2008

PetroHawk	Terryville 3D Processing Lincoln Parish, LA	Nov. 21, 2006; Dec. 13, 2006; Jan. 12, 2007 update	(WGS contract)

Range Resources	Cross Creek 3D Processign and Analysis	Aug. 8, 2007	(WGS contract)

Repsol/YPF	Suriname 3D Reprocessing, Technical Description & Pricing	6-May-07	(WGS contract)

Rosetta Energy Partners	Sabine and San Augustine Co. 3D Processing and Inversion	Feb. 4, 2006	(WGS contract)

Samson Resources	Black Kettle 3D Processing, Roger Mills Co., OK	Feb. 27, 2006	(WGS contract)

Samson Resources	Hydro-3D Processing, Roger Mills Co., OK	Nov. 28, 2007	(WGS contract)

Samson Resources	Sabine County 2D Processing	4/9/2008

Sanchez Oil & Gas Corp. & Veritas DGC	Wharton County 3D Processing, Wharton Co., TX	Oct. 18, 2006; May 15, 2006 update	(WGS contract)

Stratum Energy Campany Ltd.	Romania Geological Analysis/Interpretation	4/16/2008

Stratum Energy Campany Ltd.	Turkey Onshore Field Analysis	3/25/2008

CGGVeritas	Wharton County 3D Processing, Wharton Co., TX	Oct. 18, 2006; Apr. 3, 2007 update	(WGS contract)

Texas American Resources	China Offshore 3D Processing - 210 km2 3D, Pre-Stack Depth Migration for Fault Shadow Block 03/27 - South China Sea	Nov. 5, 2007	(WGS contract)

Texas American Resources	3D Processing and AVO Analysis, Hardin Co., Texas	Nov. 2, 2007	(WGS contract)

TransAtlantic Petroleum USA	Tselfat 3D Processing Morocco	4/23/2008

TransAtlantic Petroleum USA	Romania 3D Azimuthal	3/5/2008

Ventex	Schendel 3D Kingdom	4/14/2008

2. Contracts with Vendors

VENDORS	Description of Expenditure
ATT	Monthly Phone Service
Airband	Internet Provider monthly payments
APC	Periodic purchases of UPS equipment
Brookfield Properties	Houston Office lease
CGG Veritas**	Monthly Software License Expense
Computer Tech	Periodic Computer Hardware Purchases
CBeyond	Internet Provider monthly payments
EqualLogic	Periodic Purchases of Computer Storage and maintenance
Foundry	Periodic Computer Hardware Purchases
Haliburton Energy Services/Landmark	Promax Software monthly maintenance
Hampson-Russell, a CGGVeritas Co.	Software monthly maintenance
Indel Davis	Periodic Purchases of computer tapes
Integra Telecom	Purchase of Denver office phone system
Larson Software	Software monthly maintenance
Liebert	Purchase of Denver AC systems
Linux Networx	Periodic Computer Hardware Purchases
Neuralog	Software monthly maintenance
Paradigm Geophysical	Monthly Software License
Parallel Geoscience Corp.	Periodic purchases of Computer Hardware
PC Connections	Periodic purchases of Computer Hardware
Q&E Design	Purchase Denver Office furniture
Rave	Periodic Computer Hardware Purchases
Sage	Software monthly maintenance
Schlumberger	Software monthly maintenance
Sides Electric	Electric Contractor as needed
Silvertree Properties	Dallas Office lease
SMT (Seismic Micro technology)	Software monthly maintenance
Sun	Periodic Computer Hardware Purchases
Techco Geophysical Systems, Ltd.	Software monthly maintenance
Time-Warner	Internet Provider monthly payments
Transwestern Broadreach Properties	Denver office lease
US Airport Parking	Monthly parking Denver
Keith Rutledge AC systems	Dallas Office AC equip maintenance as needed
Verari Systems	Periodic Computer Hardware Purchases
Wire to Wire	Wiring of new office - Denver

Software licenses	See schedule 2.1(k) for software license agreements

Schedule 2.1(e)
Vehicles

1.     Chrysler Pacifica — Vin # 2A4GM68476R613500

Schedule 2.1(f)

Equipment

Dallas Office

DALLAS LOCATION 17103 PRESTON RD - SUITES 200 & 130 DALLAS, TX 75248	DESCRIPTION	QTY
SUITE 200
RECEPTION AREA	Receptionist Desk with Return and Privacy Hutch	1
Ramona Napier	4 Drawer Lateral Filing Cabinet	1
Office Manager	2 Drawer Filing Cabinet	1
	2 Drawer Metal Filing Cabinet	1
	2 Drawer Plastic Filing Cabinet (Mobile)	2
	Reception Area Chairs	2
	Secretarial Chair Fabric	1
	Side Table	1
	Lamp Table	1
	Library Table	1
	Display Cabinet	1
	4 Drawer Credenza	1

WORK CENTER ONE	Boat Shaped Wooden Table	2
Open Area	Bookcase - 2 Shelf	1
	Mobile Printer Table	1
	Display Table	1
	Conference Room Chair	1

Chris Rehm	2 Piece Work Area (72” Table and Peninsula)	1
Work Center One	Conference Room Chair	1
	3 Drawer Hon Filing Cabinet	1

Adam Bednarczyk	3 Piece Work Area (72” Table, 48” Table, Peninsula)	1
Work Center One	Conference Room Chair	1
	3 Drawer Underdesk Hon Filing Cabinet	1
	2 Drawer Plastic Filing Cabinet (Mobile)	1

Charles Sicking	3 Piece Work Area (72” Table, 48” Table, Peninsula)	1
Work Center One	3 Drawer Underdesk Hon Filing Cabinet	1
	3 Shelf Metal Bookcase	1
	Fabric Desk Chair

DALLAS LOCATION 17103 PRESTON RD - SUITES 200 & 130 DALLAS, TX 75248	DESCRIPTION	QTY

Galen Treadgold	4 Piece Work Area	1
Work Center One	Fabric Task Chair	1

Victoria Sublette	4 Piece Work Area	1
Work Center One	3 Drawer Hon Filing Cabinet	1
	Conference Room Chair	1

Gary Hoover	3 Piece Work Area (72” Table, 48” Table, Peninsula)	1
Work Center One	Small Computer Table	1
	Fabric Task Chair
	Fabric Side Chair

Bruce Campbell	3 Piece Work Area (72” Table, 48” Table, Peninsula)	1
Work Center One	Side Chair – Fabric	1
	Conference Room Chair	2
	2 Drawer Metal Filing Cabinet	1

Vinny Bsoul	2 Piece Computer Desk	1
Office	Conference Room Chair	1
	Fabric Side Chair	1
	4 Drawer Metal Filing Cabinet	1
	Wall Hung Whiteboard	1

Richard Smith	Wooden Desk	1
Office	Conference Room Chair	1
	2 Shelf Wooden Bookcase	1
	Fabric Side Chair	1
	Wall Hung Whiteboard	1

Ken Myers	Executive Desk	1
Office	3 Shelf Bookshelf/Closing Doors on Bottom	1
	Conference Room Chair	1
	Fabrice Side Chair	1
	Mobile Large Whiteboard	1

Galen Treadgold	Executive Desk	1
Office	Wooden Work Table	1
	3 Shelf Bookcase	1
	2 Drawer Lateral Filing Cabinet	1

DALLAS LOCATION 17103 PRESTON RD - SUITES 200 & 130 DALLAS, TX 75248	DESCRIPTION	QTY
	Fabric Task Chair	1

Barry Weinman	Executive Desk	1
Office	4 Drawer Vertical Metal Filing Cabinet	1
	4 Drawer Lateral Filing Cabinet	1
	Executive Leather Desk Chair	1
	Fabric Side chair	1
	Executive Credenza	1
	Worktable	1
	5 Shelf Bookcase	1

Victoria Sublette	84” Five Shelf Wooden Bookcase	2
Office

Cheryl Regan	Computer Desk 3-1/2’	1
Data Mgmt Office	Conference Room Chair	1
Executive Assistant	Fabric Side Chair	1
to VP of Seismic	84” Wooden Bookcase	3
Processing	Work Area Table - 72”	1
	2 Drawer Plastic Filing Cabinet (Mobile)	1
	LTO/DLT Archival Cabinet	1
	Metal Filing Cabinet	1

Stu Nelan	Executive Desk – Wooden	1
Office	2 Drawer Wooden Filing Cabinet	1
	Fabric Desk Chair	1
	Fabric Side Chair	1
	Computer Table	1
	5 Shelf Bookcase	1

WORK CENTER TWO

Visiting Processor	Folding Work Table	1
Work Center Two	Round Work Table	1
	Fabric Side Chairs	2
	Conference Room Chair	1
Open Area	Folding Work Table	1
	3 Shelf Metal Bookcase	1
	3 Drawer Filing Cabinet	1

DALLAS LOCATION 17103 PRESTON RD - SUITES 200 & 130 DALLAS, TX 75248	DESCRIPTION	QTY

Chris Carter	3 Piece Work Area (72” Table, 48” Table, Peninsula)	1
Work Center Two	3 Drawer Hon Filing Cabinet	1
	Conference Room Chair	1

Mary Davis	3 Piece Work Area (72” Table, 48” Table, Peninsula)	1
Work Center Two	3 Drawer Hon Filing Cabinet	1
	Fabric Desk Chair	1
	Fabric Side chair	1

Alfred Berroteran	Wooden Desk	1
Office	5 Shelf Bookcase	1
	Conference Room Chair	1
	Map Racks	2
	Light Table	1
	Light Table Chair	1
	Wall Hung Whiteboard	1

WORK CENTER THREE	3 Piece Work Area (72” Table, 48” Table, Peninsula)	3
Madagascar Consultants	Map Racks	3
	Six Shelf Bookshelf	1
	Folding Work Tables	3
	Fabric Desk Chairs	2
	Conference Room Chairs	2
	3 Drawer Hon Filing Cabinets	2
	2 Drawer Plastic Filing Cabinet (Mobile)	2
	Large Mobile Whiteboard	1

	Storage Area
	5 Shelf Bookcase	1
	Folding Utility Table	1

Visitor Office	Wooden Desk	1
	Two Drawer Filing Cabinet	1
	Conference Room Chair	1
	Fabric Side Chair	1

DALLAS LOCATION 17103 PRESTON RD - SUITES 200 & 130 DALLAS, TX 75248	DESCRIPTION	QTY
	Large Folding Work Table	1

SMALL CONF. ROOM	10’ Boat Shaped Conference Table	1
	Conference Room Chairs	5

LARGE CONF. ROOM	24x60 Rectangle Training Table	6
	24x54 Trapezoid Training Table	2
	24x48 Semi-Circle Training Table	4
	Conference Room Chair	14
	Large Mobile Whiteboard	1
	Phone Table	1
	Pull Down Screen	1

KITCHEN	Dinette Table	1
	Dinette Chairs	4
	Large Folding Serving Table	1
	Refrigerator	1
	Coffee Pot	2
	Microwave	1
	Water Cooler	1
	Large Garbage Can	1

STORAGE ROOM	Supplies Cabinet	1
	4 Shelf Storage Rack	6
	2 Shelf Storage Rack	5
	4 Drawer Metal Filing Cabinet	1
	5 Drawer Wood Finish Cabinet	1
	Dolly	2`
	Step Stool	1

COMPUTER ROOM	Large Folding Utility Table	3
	Fabric Task Chair	1

DALLAS LOCATION 17103 PRESTON RD - SUITES 200 & 130 DALLAS, TX 75248	DESCRIPTION	QTY

SUITE 130

COMPUTER ROOM	Computer Table	1
	Small Folding Utility Table	2
	Large Folding Utility Table	1
	Fabric Side chair	1
	Conference Room Chair	1
	Step Ladder	1
	Large Fan	1

2008 (STE. 200) ON ORDER	DESCRIPTION	QTY

Designated for Richard Smith	3 Piece Work Area (72” Table, 48” Table, Peninsula)
Office	3 Drawer Hon Filing Cabinet
4 Drawer Metal Filing Cabinet

Designated for Visitor Office	3 Piece Work Area (72” Table, 48” Table, Peninsula)
Work Center Two	3 Drawer Hon Filing Cabinet

Designated for Vinny Bsoul	2 Piece Work Area (72” Table, 30” Table)
Office	3 Drawer Hon Filing Cabinet

Designated for Alfred Berroteran	3 Piece Work Area (72” Table, 48” Table, Peninsula)
Office	3 Drawer Hon Filing Cabinet

4 Drawer Metal Filing Cabinet

Designated for Conference Rooms	Conference Room Chairs	10
(Large and Small Conf. Rms.)

Schedule 2.1(f)

Equipment

Houston Office

HOUSTON LOCATION 1200 SMITH ST.- SUITES 102 HOUSTON, TX 77002	DESCRIPTION	QTY

RECEPTION AREA	Reception Desk - U-shaped wood with keyboard tray	1
	Six Shelf Wooden Bookcases	2
	Four Drawer Hon Metal Lateral Filing Cabinet – Putty	1
	Chair Black Leather/Lisbon II	2

WORK CENTER	Work Tables - Woodgrain Finish 6L’x2.5’W	2
	Four Shelf Durable Plastic Shelving Units	4
	Drafting Table - Adjustable Top	1

	3 Piece Work Area (72” Table, 48” Table, Peninsula)	3
	High Back Lumbar Desk Chairs	4

CONFERENCE ROOM	Toshiba TSP S30 Tabletop Projector	1
	Quartet Eraser Board - 4’W x 3’H	1
	Mahogany 36x72 Race Track Conference Table	1
	Mid-Back Conference Chairs	6
	Pull Down Screen	1

KITCHEN	Krups Coffee Maker	1
	Refrigerator	1

Schedule 2.1(h)
Authorizations

1.             None

Schedule 2.1(i)
Intellectual Property

Weinman Beta Tools

WG Azimuth/Factor Picking

WG Azimuth/Factor Smoothing

WG Azimuth/Factor Output

WG Interval Ellipticity

WG Migration Analysis Stack

WG Migration Stack Analysis

WG Angle of Incidence*

WG Offset Equals Depth*

WG Apply Hydro/Geo Notches

WG Geo/Hydro Ampl Match

WG Apply Amplitude Match

WG Apply Amplitude

WG Ensemble Edge

WG Header CDPXY

WG Partial PSTM Sum

WG Amplitude Histogram

WG Histogram Amplitude Equalization

Harmonic Noise Filtering

WG Harmonic Noise Filter

WG Harmonic Separation

WG 2-Ensemble Header Math

Convert Hybrid Gather To Cross-Spread

WG Database HYB-to-XSD Copy

WG Hybrid to Cross Spread Clone Tool

Cross-Spread Gather Tools

WG Cross-Spread Database Corridor*

WG Cross-Spread Database ID*

WG Cross-Spread Output QC

WG Cross-Spread Build Database

CPW Pad Cross-Spread Gather

WG Cross-Spread Data QC

WG Cross-Spread Time Slices

WG Cross-Spread Pass Fan Filter

WG Cross-Spread Reject Fan Filter

WG Cross-Spread Header Load

WG Cross-Spread Database Statistics*

COP Hybrid Gather Tools (these probably don’t count here)

HFVI/HFVS Tools

WG Vibroseis Correlation (HFVS)

Weinman Inline Tools

WG Inline Header Stack

WG Inline Header Histogram

WG Inline Trace Select

Weinman SEPlib Data Input/Output

SEPlib Data Input

SEPlib Data Output

SEP3d Data Output

Weinman Time Slice Processing

WG Seismic-to-Time Slice

WG Time Slice-to-Seismic

Techco Software (under license)

MAST

SC Decon

Weinman 2D SRME

WG SRME Regularization

WG SRME

WG SRME Un-Regularization

WG Match Filter

WG Adaptime Subtraction

Weinman Noise Attenuation

WG 3D Pass Fan Filter

WG 3D Reject Fan Filter

WG Adaptive subtraction

WG Diversity Weighting

WG Event generation

WG Median Filter

WG Median Filter 2

WG Monochromatic Noise Attn

WG Short Time Fourier Transform (from BP-Amoco USP)

WG TFD Noise Rejection (from BP-Amoco USP)

WG User-Defined Freq. Filter

WG 3D Horizon Demultiple

WG 3D Trace Mix

WG Horizon Flattening

Weinman Velocity

WG 3-Term NMO

WG Azimuthal NMO

WG Eta Analysis

WG Guided Autopick 3-Term VA

WG Velocity Table Merge*

WG Velocity Table Output*

Weinman Time Migration Modules

WG Est. Time Mig. CPU*

WG Migration Subsets*

WG Polygon Determination*

WG 2D Fold-Offset Equal.*

WG 3D Fold-Offset Equal.*

WG 2D Traveltime Gen

WG Traveltime Modification

WG 2D Poststack Time Mig

WG 2D Prestack Time Mig

WG 3D Traveltime Gen

WG Traveltime Modification

WG 3D Poststack Time Mig

WG 3D Prestack Time Mig

WG Migration Analysis Stack

WG Migration Cleanup All*

Weinman Depth Migration Modules

WG 2D Depth TT Gen

WG 3D Depth TT Gen

WG Depth TT Output

WG 2D Prestack Depth Mig

WG 3D Prestack Depth Mig

WG PSDM Traveltime Cleanup*

WG Migration Cleanup All*

Weinman Other Modules

WG A/B Synthetic

WG Add Random Header Value

WG Add Random Noise

WG Amplitude Analysis

WG Arbitrary Line Select

WG Area Selection

WG ASCII Card Read*

WG CDP Database Interpolation*

WG CDP Database Smoothing*

WG Corners List*

WG Database Halo Determination*

WG Database to Table*

WG Dataset Statistics*

WG Disk Data Input

WG Ensemble Combine

WG Ensemble Difference

WG Ensemble Sort

WG FB_PICK Snap

WG File TVS

WG ..geo File Compress*

WG Header Clip

WG Header Ensemble Math

WG Header Flag

WG Header Histogram

WG Header Min/Max

WG High Resolution Macro

WG Interactive CDPXY*

WG Marine 3D/2D Header Match

WG Python Script

WG RARS Scaling

WG Scale Prestack

WG Spike Identify

WG Static Binning*

WG Surf-Con Hand Statics*

WG Table to CDP DB Angle Int/Smooth*

WG Trace Blend

WG Trace Print

WG Trace Scatter

WG Trace Selection

WG Unsorted Stack (with parallelization)

WG Vib Corr by Spectral Div

Other Tools in Development

Top-Down Depth PSDM Traveltime Generation

AMO

Angle Gather

Autopick 2-Term VA

Dataset Statistics*

Marine 3D/2D Header Match

NAVSEIS

Supergather Combine

Supergather Reduction

3D Radon

Patent Applications:

Seismic Data Processing Method and System for Migration of Seismic Signals Incorporation Azimuthal Variations in Velocity, Serial No. 11619518

Method and System for Determining Azimuth Parameters for Seismic Data Processing, Serial No. 11842339

Other Intellectual Property:

Trade name of “Weinman GeoScience”

Logo of “	”

Internet Website “www.weinmangeoscience.com”

Internet Domain Name “weinmangeoscience.com”

Schedule 2.1(n)
Causes of Action

1.               None

Schedule 2.1(p)
Backlog

See attached schedule

Schedule 2.1(q)
Leased Equipment

1.               None

Schedule 2.2(c)

Accounts Receivable and Earned but Unbilled Revenue

1. Accounts Receivable at May 31, 2008:

Addax Petroleum Services, Ltd.	83,800.00
Chesapeake	31,472.90
Comstock Resources	11.58
Conoco-Phillips Alaska	42.90
Conoco-Phillips Houston	311,221.74
Devon Energy	70,897.46
Encana	129,193.03
Global Geophysical	80,520.63
Kosmos Energy	31,850.00
Madagascar Oil S.A.	137,943.50
Matador	11.13
Maxus Energy Corporation	121.33
Oranto Petroleum International Ltd.	1,970.00
Petrohawk	2,797.65
Samson	23,717.86
Sanchez	10,400.00
Stratum Energy	16,575.00
Taq Taq Operating Company Limited	41,050.00
Texas American Resources	45,553.66
Trans Atlantic	81,076.76
Ventex	26,482.04
Veritas	14,922.50
TOTAL	1,141,631.67

2. Earned but Unbilled Revenue at May 31, 2008:

ConocoPhillips - Prairie Dog	200,000
Global - ONGC - EDA	24,000
Samson - Sabine County 2D	20,000

Total Accrued but Not Billed Revenue	244,000

Schedule 2.2(d)
Excluded Assets

1.                                       All rights to commissions and or fees earned under a contract dated Nov 1, 2007 with Ophir Energy PLC, West Perth, Australia  relating to services rendered by seller for: Broker and Advisory Services Block R, Equatorial Guinea to the extent that the commissions and or fees result from work done on the contract before the Effective Date.

2.                                     All rock mineral specimens in Weinman’s Houston and Dallas offices are owned by Geo Interiors and are for display purposes only.

Schedule 2.3
Assumed Liabilities

1.                                       Lease/purchase payment on Hampson-Russell refraction statics software. Quarterly payments of $ 4,221.75.

2.                                       Property taxes payable for 2008. Amount not determinable at date of close

3.                                       Deferred revenue/customer deposit in the amount of $ 292,210.00 from Oranto Petroleum in connection with Cote D’lvoire Contract

4.                                       Amount payable to Verari Systems for (6) Foundry 10G-XFP-SR Transceivers (Dallas & Denver) in the amount of $5,814.00 due approximately 06/26/08

5.                                       Amount payable to Liebert for Denver 1.5 ton AC unit in the amount of $6,786.36 + shipping due approximately 06/15/08

6.                                       Amount payable to Verari Systems for Dallas 66 node cluster in the amount of $245,469.15 due approximately 06/15/08

7.                                       Amount payable Q&E design for Denver office furniture in the amount of $35,356.16 due approximately 07/01/08

8.                                       Amount payable to Transwestern for Denver office build out estimated in the amount of $68,421.78 due approximately 07/01/08

9.                                       Pending Landmark — Weinman technology exchange for Promax Licenses and Prepaid Maintenance.  Estimated net cash expenditure of $684,616.00. Projected to be completed in June 2008

10.                                 Amount payable to Integra Telecom for Denver phone system in the amount of $6,114.97 due approximately 06/15/08

11.                                 Amount payable to Wire to Wire for Denver Office Equip & Labor in the amount of $ 10,594.49 + sales tax.  One half is to be paid upon their return of signed contract to WGS.  Balance is due when work is completed

12.                                 Amount payable to Liebert for Denver UPS Equipment in the amount of $53,200.00 + tax & shipping due approximately 06/15/08

13.                                 Amount payable to Verari Systems for Denver 66 node cluster estimated in the amount of $356,503.00 due approximately 06/15/08

14.           Accrued vacation and personal days not taken at 05/30/08:

Employee	Accrued Vacation & Personal Days not taken at 5/30/08	Dollar Value of Accrued Vacation & Personal Days at 05/30/08

BEDNARCZYK, ADAM	10.83	4,175.00
BERROTERAN, ALFRED	6.33	2,835.38
BSOUL, VINNY	0.25	61.15
CAMPBELL, BRUCE	8.83	3,954.62
CARTER, CHRIS	7.75	2,503.85
DAVIS, MARY	6.83	2,207.69
FLEMING, JULIE	0.83	307.69
HOOVER, GARY	8.83	4,892.31
KNIGHT, GLENDA	6.29	1,016.35
KULINSKI, DAN	5.21	1,850.96
MAHER, JOHN	9.83	6,353.85
McLAIN, BILL	8.83	4,770.00
MYERS, KEN	4.75	1,425.00
NAPIER, RAMONA	—	—
NELAN, E. STUART	6.83	3,153.85
RAMIREZ, OSCAR	2.83	1,255.38
REGAN, CHERYL	5.75	1,220.77
REHM, CHRIS	7.75	1,967.31
SALAZAR, CAMBREY	3.33	1,230.77
SICA, NICOLE	—	—
SICKING, CHARLES	10.33	6,676.92
SMITH, RICHARD	9.83	4,402.31
SUBLETTE, VICTORIA	—	—
TREADGOLD, GALEN	8.83	7,202.56
WEINMAN, BARRY	10.83	10,000.00
WEINMAN, JANE	10.83	4,166.67

Totals	162.58	77,630.39

15.  Amount payable to Liebert for Denver CD Rom in the amount of $ 2,767.85.

16.  Amount payable to Liebert for Denver CB Plug in the amount of $ 225.98.

17.  Amount payable to Liebert for Denver 22 Ton AC unit in the amount of $ 42,318.84.

Schedule 3.3

Employment Agreements

Employee	Address	City	State	Zip
McLain, William H	60945 Creekstone Lp Bend, OR 97702	Bend	OR	97702
Nelan, Edmond S.	25 Trailridge Drive Melissa, TX 75454	Melissa	TX	75454
Sicking, Charles J	3700 Anatole Court Plano, TX 75075	Plano	TX	75075
Sublette, Victoria R	1012 Great Basin Court Allen, TX 75013	Allen	TX	75013
Treadgold, Galen E	2716 Prestonwood Dr. Plano, TX 75093	Plano	TX	75093
Weinman, Barry L	5024 Silver Lake Drive Plano, TX 75093	Plano	TX	75093
Weinman, Jane L	5024 Silver Lake Drive Plano, TX 75093	Plano	TX	75093

Schedule 3.4(a)
Capital Expenditures

Weinman Projected Capital/Expansion Projects

Dallas	$890,358.42
Equallogic disk storage	$203,222.00
Desktop Anti-virus Renewals	$480.00
Purchase Sonicwall 1260 Pro for Time Warner	$1,500.00
130 AC Upgrades	$30,200.00
UPS Electrical upgrades	$12,500.00
130 UPS Power Upgrades	$44,000.00
Purchase Equallogics Support for 2008	$50,000.00
Purchase LNXI Cluster Support for 2008	$69,000.00
Purchase Verari 66-node cluster and servers	$370,250.00
IP SAN Expansion	$12,300.00
3494 Library Expansion	$29,050.00
Dallas Local taxes	$67,856.42

Denver	$1,065,078.55
Purchase Liebert 22 ton AC and 1.5 Ton AC unit	$50,000.00
Purchase Liebert 80 KVA UPS & PDU	$55,000.00
Tape Storage Room	$70,800.00
Cluster storage	$250,000.00
Purchase Verari 66-node cluster	$356,503.00
Purchase RHat licenses for 66 nodes	$5,500.00
Office Computers and System Installation	$29,000.00
Office Furniture	$96,000.00
Denver local taxes	$70,742.23
Office buildout expense overage	$68,421.00
Denver lease deposit	$13,112.32

Dallas, Denver, Houston Software Capital Expansion	$684,616.00
20 Promax licenses and 5 Field Promax licenses	$684,616.00

Houston Office Expansion (To be determined)	$1,359,947.03

Total Projected Capital/Expansion Expenditures	$4,000,000.00

Less Capital Expenditures Reimbursed to Seller at Close	$(611,385.65)

Remaining Capital/Expansion Amounts Available Pursuant to 3.4(b) of the Purchase Agreement	$3,388,614.35

SCHEDULE 3.6

PURCHASE PRICE ALLOCATION

Buyer and Seller agree that the Purchase Price shall be allocated among the Assets for federal income tax and accounting purposes using the residual method in accordance with Code Section 1060 and the Treasury Regulations thereunder as follows.  The class references are in accordance with Treasury Regulation §§ 1.338-6 and 1.1060-1.

Project Assets:	Asset Class:	Allocation based on FMV (determined as follows):
Cash and Cash Equivalents	Class I	$400,000
Marketable Securities	Class II	$0
Accounts Receivable	Class III	$0
Inventory	Class IV	FMV = The book value reflected for such inventory on Seller’s balance sheet as of the Effective Date
Furniture, Fixtures and Equipment	Class V	FMV = The net book value of such furniture, fixtures and equipment as reflected on Seller’s balance sheet as of the Effective Date.
Contracts, Licenses, Patents and other Intangible Assets described in Section 197 of the Code except Goodwill/Going Concern.	Class VI	Seller and Buyer shall agree on the FMV of such Contracts, Licenses, Patents and other Intangible Assets.
Agreement to not Compete	Class VI	$200,000
Goodwill/Going Concern	Class VII	FMV = The Purchase Price reduced by the allocation of the Purchase Price to all other Classes
		Total Purchase Price

Note 1:   In accordance with Code Section 1060, using the residual method, the Purchase Price is first allocated to any Class I assets transferred by Seller.  Any remaining Purchase Price is then allocated among the Class II assets in proportion to their fair market values on the Closing Date, then, in turn, to Class III, Class IV, Class V, and Class VI assets in the same manner.  Any remaining Purchase Price is considered goodwill or going concern value and allocated to Class VII.  If there are no assets in a particular class, that class is ignored and the next class is considered.  The amount of the Purchase Price allocated to an asset, other than a Class VII asset, cannot exceed its fair market value on the date of sale.

Note 2:  The payment of IPO stock or the Notes, plus the cash portion of the Earnout Payment, will increase the allocation to Class VII as paid in accordance with the residual method under Treasury Regulations Section 1.1060-1(b)(8).

Note 3:  The amount of the Purchase Price allocated to the Agreement to not Compete will be a portion of the $10,000,000 initial payment.

Note 4: To the extent the Seller and Buyer can not agree on the FMV of the assets listed in Class VI, then either party may elect to follow the dispute resolution procedure as set forth in Section 3.6.

Schedule 5.13
Third-Party Consents

As of the Closing Date, Seller has not obtained authorization, consent, approval, permit or licenses of, of the following Contracts to which it is a party:

Third Party to Contract	Description of Contract/Service
Sage	License Agreement and software monthly maintenance
Schlumberger	License Agreement and software monthly maintenance
SMT	License Agreement and software monthly maintenance
Brookfield Properties	Houston Office Lease
Transwestern Broadreach Properties	Denver Office Lease

Schedule 5.4
Exceptions to Ownership of Assets and Encumbrances

1.             None

Schedule 5.5(a)
Exceptions to Seller Intellectual Property

1.             None

Schedule 5.5(d)
Intellectual Property Limitations of Use

1.             None

Schedule 5.5(f)
Exceptions to Intellectual Property Licenses

1.             Pending agreement with Landmark for Software Exchange and License Agreement, Landmark Number 2008-CONT-010800. It describes Weinman’s Technology swap for Landmark’s Promax licenses.  The Agreement will not be entered into before closing.

Schedule 5.8(a)
Hazardous Materials- Investigation or Inquiry

1.             None

Schedule 5.8(c)
Hazardous Materials — Use, Treatment, Storage or Disposal

1.             None

Schedule 5.11

Seller MAEs

1.             Hired Daniel Kulinski for Denver office on 5/26/08.

2.             Hired Christopher Maher for Denver office on 01/25/08.

3.             Increases in employee salaries since 12/31/07 are as follows:

Employee	Salary Increase Since 12/31/07
Bednarczyk, Adam	$4,200
Bsoul, Firas A	$3,600
Campbell, Bruce S.	$3,600
Carter, Christopher G	$4,800
Davis, Mary W	$1,500
Fleming, Julie	$6,000
Hoover, Gary	$2,400
McLain, William H	$3,600
Myers, Kenneth E	$6,000
Napier, Ramona	$2,400
Regan, Cheryl L	$9,600	new job description
Rehm, Chris G	$6,000
Smith, Richard C	$3,600

Schedule 5.12(c)
Seller Benefit Plans

1.             Group Disability Income Insurance-Long Term: Provided by Metropolitan Life insurance Company Group Policy Number KM05599407-G

2.             Group Basic Term Life & Accidental Death and Dismemberment Insurance: Provided by Metropolitan Life insurance Company Group Policy Number KM05599407-G

3.             Group Dental Plan: Provided by Metropolitan Life insurance Company Group Policy Number KM05599407-G

4.             Group Managed Health Care and Prescription Drug Program: Provided by Metropolitan Life insurance Company Group Policy Number KM05599407-G

5.             Weinman GeoScience, Inc. 401K Plan, plan # 03588 managed by: Fidelity Investments

Schedule 5.14

Financial Statements

See Financial Statements attached.

Schedule 7.3
Weinman Employees List

Employee	Address	City	State	Zip	Global Options $25	Global Options $30
Bednarczyk, Adam	2310 Westwind Dr.	Carrollton	TX	75006	2,500	2,500
Berroteran, Alfred	3217 Heathercrest	Garland	TX	75044	3,500	3,500
Bsoul, Firas A	2021 Elmsted Dr.	Allen	TX	75013	1,500	1,500
Campbell, Bruce S.	3824 Ranch Estates Dr.	Plano	TX	75074	3,000	3,000
Carter, Christopher G	7226 Bluefield Dr.	Dallas	TX	75248	2,000	2,000
Davis, Mary W	2604 Mossvine Dr.	Carrollton	TX	75007	2,000	2,000
Fleming, Julie	12014 Concho Bay Ct.	Houston	TX	77041	2,500	2,500
Hoover, Gary	6201 Sandydale	Dallas	TX	75248	3,500	3,500
Knight, Glenda J	3913 Bosque Drive	Plano	TX	75074	1,000	1,000
Maher, Christopher J	2906 W. Long Circle#C	Littleton	CO	80120	3,500	3,500
McLain, William H	60945 Creekstone Lp	Bend	OR	97702	3,500	3,500
Myers, Kenneth E	1509 Danish Drive	Grand Prairie	TX	75050	1,500	1,500
Napier, Ramona	3508 Robin Rd.	Plano	TX	75075	1,000	1,000
Nelan, Edmond S.	25 Trailridge Drive	Melissa	TX	75454	3,500	3,500
Ramirez, Oscar E	8119 Harvest Lane	Baytown	TX	77521	3,000	3,000
Regan, Cheryl L	1513 Thames Dr.	Plano	TX	75075	1,500	1,500
Rehm, Chris G	18201 Roehampton Dr. Apt.#424	Dallas	TX	75252	1,500	1,500
Salazar, Cambrey	26731 E. Arbor Dr.	Aurora	CO	80016	3,000	3,000
Sica, Nicole R	19019 Preston Rd.#416	Dallas	TX	75252	500	500
Sicking, Charles J	3700 Anatole Court	Plano	TX	75075	8,000	8,000
Smith, Richard C	717 January Drive	Plano	TX	75025	3,000	3,000
Sublette, Victoria R	1012 Great Basin Court	Allen	TX	75013	10,000	10,000
Treadgold, Galen E	2716 Prestonwood Dr.	Plano	TX	75093	10,000	10,000
Weinman, Barry L	5024 Silver Lake Drive	Plano	TX	75093	12,000	12,000
Weinman, Jane L	5024 Silver Lake Drive	Plano	TX	75093	3,000	3,000
Kulinski, Daniel	3700 E. 122nd Ave.	Thornton	CO	80241	1,500	1,500
			Totals		91,500	91,500